EXECUTION VERSION

Genmab A/S
and
Genmab Finance LLC
as Issuers
and the Guarantors party hereto from time to time
7.250% Senior Notes due 2033
INDENTURE
Dated as of December 3, 2025
Wilmington Trust, National Association
as Trustee

TABLE OF CONTENTS
Page
SECTION 1.01    Definitions    1
SECTION 1.02    Other Definitions    33
SECTION 1.03    Rules of Construction    34
SECTION 1.04    No Incorporation by Reference of Trust Indenture Act    35
SECTION 1.05    Danish Terms    35
ARTICLE II

THE NOTES
SECTION 2.01    Amount of Notes    36
SECTION 2.02    Form and Dating    36
SECTION 2.03    Execution and Authentication    36
SECTION 2.04    Registrar and Paying Agent    37
SECTION 2.05    Paying Agent to Hold Money in Trust    37
SECTION 2.06    Holder Lists    38
SECTION 2.07    Transfer and Exchange    38
SECTION 2.08    Replacement Notes    38
SECTION 2.09    Outstanding Notes    39
SECTION 2.10    Cancellation    39
SECTION 2.11    Defaulted Interest    39
SECTION 2.12    CUSIP Numbers and ISINs    39
SECTION 2.13    Calculation of Principal Amount of Notes    39
SECTION 2.14    Additional Amounts    40
ARTICLE III

REDEMPTION AND SECURITY IN SEGREGATED ACCOUNTS
SECTION 3.01    Redemption    42
SECTION 3.02    Applicability of Article    42
SECTION 3.03    Notices to Trustee    42
SECTION 3.04    Selection of Notes to Be Redeemed    42
SECTION 3.05    Notice of Optional Redemption    42
SECTION 3.06    Effect of Notice of Redemption    43
SECTION 3.07    Deposit of Redemption Price    43
SECTION 3.08    Notes Redeemed in Part    44
SECTION 3.09    Special Mandatory Redemption    44
SECTION 3.10    Segregated Accounts    44
ARTICLE IV

COVENANTS
SECTION 4.01    Payment of Notes    45
SECTION 4.02    Reports and Other Information; Conference Calls    45
SECTION 4.03    Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock    46
SECTION 4.04    Limitation on Restricted Payments    53
SECTION 4.05    Dividend and Other Payment Restrictions Affecting Subsidiaries    58
SECTION 4.06    Asset Sales    59
i

SECTION 4.07    Transactions with Affiliates    62
SECTION 4.08    Change of Control    64
SECTION 4.09    Compliance Certificate    65
SECTION 4.10    Further Instruments and Acts    65
SECTION 4.11    Future Guarantors    65
SECTION 4.12    Liens    65
SECTION 4.13    [Reserved.]    66
SECTION 4.14    Maintenance of Office or Agency    66
SECTION 4.15    Covenant Suspension    66
ARTICLE V

SUCCESSOR COMPANY
SECTION 5.01    When an Issuer and a Guarantor May Merge or Transfer Assets    67
ARTICLE VI

DEFAULTS AND REMEDIES
SECTION 6.01    Events of Default    69
SECTION 6.02    Acceleration    70
SECTION 6.03    Other Remedies    71
SECTION 6.04    Waiver of Past Defaults    71
SECTION 6.05    Control by Majority    71
SECTION 6.06    Limitation on Suits    71
SECTION 6.07    Rights of the Holders to Receive Payment    71
SECTION 6.08    Collection Suit by Trustee    72
SECTION 6.09    Trustee May File Proofs of Claim    72
SECTION 6.10    Priorities    72
SECTION 6.11    Undertaking for Costs    72
SECTION 6.12    Waiver of Stay or Extension Laws    72
SECTION 6.13    Net Short Holders    73
ARTICLE VII

TRUSTEE
SECTION 7.01    Duties of Trustee    74
SECTION 7.02    Rights of Trustee    75
SECTION 7.03    Individual Rights of Trustee    76
SECTION 7.04    Trustee’s Disclaimer    76
SECTION 7.05    Notice of Defaults    77
SECTION 7.06    Compensation and Indemnity    77
SECTION 7.07    Replacement of Trustee    78
SECTION 7.08    Successor Trustee by Merger    78
SECTION 7.09    Eligibility; Disqualification    78
SECTION 7.10    Preferential Collection of Claims Against the Issuers    79
ARTICLE VIII

DISCHARGE OF INDENTURE; DEFEASANCE
SECTION 8.01    Discharge of Liability on Notes; Defeasance    79
SECTION 8.02    Conditions to Defeasance    80

SECTION 8.03    Application of Trust Money    81
SECTION 8.04    Repayment to Issuers    81
SECTION 8.05    Indemnity for U.S. Government Obligations    81
SECTION 8.06    Reinstatement    81
ARTICLE IX

AMENDMENTS AND WAIVERS
SECTION 9.01    Without Consent of the Holders    81
SECTION 9.02    With Consent of the Holders    82
SECTION 9.03    Revocation and Effect of Consents and Waivers    83
SECTION 9.04    Notation on or Exchange of Notes    83
SECTION 9.05    Trustee to Sign Amendments    83
SECTION 9.06    Additional Voting Terms; Calculation of Principal Amount    83
ARTICLE X

[INTENTIONALLY OMITTED]
ARTICLE XI

[INTENTIONALLY OMITTED]
ARTICLE XII

GUARANTEE
SECTION 12.01    Guarantee    84
SECTION 12.02    Limitation on Liability    85
SECTION 12.03    Release of Guarantors    85
SECTION 12.04    Successors and Assigns    86
SECTION 12.05    No Waiver    86
SECTION 12.06    Modification    86
SECTION 12.07    Execution of Supplemental Indenture for Future Guarantors    86
SECTION 12.08    Non-Impairment    86
SECTION 12.09    Limitations on Obligations of Dutch Guarantors    86
SECTION 12.10    Works Council Advice Condition for Dutch Guarantors    87
ARTICLE XIII

MISCELLANEOUS
SECTION 13.01    Notices    87
SECTION 13.02    Certificate and Opinion as to Conditions Precedent    88
SECTION 13.03    Statements Required in Certificate or Opinion    88
SECTION 13.04    When Notes Disregarded    88
SECTION 13.05    Rules by Trustee, Paying Agent and Registrar    89
SECTION 13.06    Legal Holidays    89
SECTION 13.07    GOVERNING LAW; JURISDICTION; SERVICE OF PROCESS    89
SECTION 13.08    Waiver of Jury Trial    89
SECTION 13.09    No Recourse Against Others    89
SECTION 13.10    Successors    89
SECTION 13.11    Multiple Originals    89
SECTION 13.12    Table of Contents; Headings    90

SECTION 13.13    Indenture Controls    90
SECTION 13.14    Severability    90
SECTION 13.15    USA PATRIOT Act    90

Appendix A	Provisions Relating to Initial Notes and Additional Notes
Schedule I	Agreed Guarantee Principles

EXHIBIT INDEX

Exhibit A	Form of Note
Exhibit B	Form of Supplemental Indenture

INDENTURE, dated as of December 3, 2025, by and among the Issuers (as defined below), the Guarantors (as defined below) and Wilmington Trust, National Association, as trustee (the “Trustee”), registrar and paying agent.
Each party agrees as follows for the benefit of each other and for the equal and ratable benefit of the holders of (i) $1,000,000,000 aggregate principal amount of the Issuers’ 7.250% Senior Notes due 2033 issued on the date hereof (the “Initial Notes”) and (ii) Additional Notes issued from time to time.
ARTICLE I

DEFINITIONS AND INCORPORATION BY REFERENCE
SECTION 1.01Definitions.
“Acquired Indebtedness” means, with respect to any specified Person:
(1)Indebtedness of any other Person existing at the time such other Person is merged, consolidated or amalgamated with or into or became a Restricted Subsidiary of such specified Person, and
(2)Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.
Acquired Indebtedness will be deemed to have been Incurred, with respect to clause (1) of the preceding sentence, on the date such other Person merges with or into or becomes a Restricted Subsidiary of such specified Person and, with respect to clause (2) of the preceding sentence, on the date of consummation of such acquisition of such assets.
“Acquisition” means the proposed acquisition by the Purchaser of all of the issued and outstanding equity interests of Merus pursuant to the Acquisition Agreement.
“Acquisition Agreement” means the Transaction Agreement, dated as of September 29, 2025 (as amended, restated, supplemented or otherwise modified from time to time), by and among the Company, the Purchaser and Merus.
“Acquisition Date” means the date of the consummation of the Acquisition.
“Acquisition Documents” means the Acquisition Agreement and any other agreements or instruments contemplated thereby, in each case, as amended, restated, supplemented or otherwise modified from time to time.
“Additional Notes” means the Notes issued under the terms of this Indenture subsequent to the Issue Date.
“Additional Refinancing Amount” means, in connection with the Incurrence of any Refinancing Indebtedness, the aggregate principal amount of additional Indebtedness, Disqualified Stock or Preferred Stock Incurred to pay accrued and unpaid interest, premiums (including tender premiums), expenses, underwriting discounts, commissions, defeasance costs and fees in respect thereof.
“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.
“Agreed Guarantee Principles” means the agreed guarantee principles set forth in Schedule I.
“Applicable Premium” means, with respect to any Note on any applicable redemption date, as determined by the Company, the greater of:
(3)1% of the then outstanding principal amount of the Note; and

(4)the excess, if any, of:
(a)the present value at such redemption date of (i) the redemption price of the Note, at December 15, 2028 (such redemption price being set forth in Paragraph 5 of the Note) plus (ii) all required interest payments due on the Note through December 15, 2028 (excluding accrued but unpaid interest), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over
(b)the then outstanding principal amount of the Note.
“Asset Sale” means:
(1)the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of Sale/Leaseback Transactions) of the Company or any Restricted Subsidiary (other than Unrestricted Margin Stock) outside the ordinary course of business (each referred to in this definition as a “disposition”); or
(2)the issuance or sale of Equity Interests (other than (y) Unrestricted Margin Stock or (x) directors’ qualifying shares and shares issued to foreign nationals or other third parties to the extent required by applicable law) of any Restricted Subsidiary (other than to the Company or another Restricted Subsidiary) (whether in a single transaction or a series of related transactions), in each case other than:
(a)a disposition of Cash Equivalents or Marketable Securities or surplus, obsolete, damaged or worn out equipment or other property in the ordinary course of business;
(b)the disposition of all or substantially all of the assets of the Company or any Guarantor in a manner permitted pursuant to Section 5.01 or any disposition that constitutes a Change of Control;
(c)any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under Section 4.04;
(d)any disposition of assets of the Company or any Restricted Subsidiary or issuance or sale of Equity Interests of any Restricted Subsidiary, which assets or Equity Interests so disposed or issued in any single transaction or series of related transactions have an aggregate Fair Market Value of less than $25 million;
(e)any disposition of property or assets, or the issuance of securities, by the Company or a Restricted Subsidiary to the Company or a Restricted Subsidiary;
(f)any exchange of assets (including a combination of assets and Cash Equivalents) for assets related to a Similar Business of comparable or greater market value or usefulness to the business of the Company and its Restricted Subsidiaries as a whole, as determined in good faith by the Company;
(g)foreclosure or any similar action with respect to any property or other asset of the Company or any of the Restricted Subsidiaries;
(h)any disposition of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary, other than Unrestricted Subsidiaries the primary assets of which are cash and Cash Equivalents;
(i)the lease, assignment or sublease of any real or personal property in the ordinary course of business;
(j)any sale of inventory or other assets in the ordinary course of business;
(k)any grant of any license (or any similar disposition in connection with a joint development or co-commercialization agreement) of Patents, trademarks, know-how or any other Intellectual Property, in each case, in the ordinary course of business;
(l)any swap of assets, or lease, assignment or sublease of any real or personal property, in exchange for services (including in connection with any outsourcing arrangements) of comparable or greater value or usefulness to the business of the Company and its Restricted Subsidiaries as a whole, as determined in good faith by the Company;
(m)any disposition (including by capital contribution) of Permitted Receivables Facility Assets including pursuant to Qualified Receivables Facilities;
(n)any exchange or swap of assets (other than cash and Permitted Investments) for other assets (other than cash and Permitted Investments) of comparable or greater value or usefulness to the business of the Company and its Subsidiaries as a whole, as determined in good faith by the Company;
(o)dispositions in connection with Permitted Liens;
(p)any disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Company or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition;
(q)dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;
(r)any surrender, expiration or waiver of contract rights or the settlement, release, recovery on or surrender of contract, tort or other claims of any kind;
(s)dispositions by the Company or any of the Restricted Subsidiaries to charitable foundations, not-for-profits or other similar organizations with an aggregate Fair Market Value not to exceed $10 million in any calendar year;
(t)dispositions of inventory or dispositions or abandonment of Intellectual Property of the Company or a Restricted Subsidiary, or dispositions of assets acquired by the Company or a Restricted Subsidiary in a Permitted Investment, in any such case that are determined in good faith by the management of the Company to be no longer economically practicable to maintain or useful or necessary in the operation of the business of the Company or any of its Restricted Subsidiaries;
(u)dispositions of property subject to any casualty event;
(v)dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements among the joint venture parties set forth in joint venture or similar agreements or arrangements; or
(w)the unwinding of any Hedging Agreement.
“Attributable Debt” means, as of any date of determination, as to Sale/Leaseback Transactions, the total obligation (discounted to present value at the rate of interest implicit in the lease included in such transaction) of the lessee for rental payments (other than amounts required to be paid on account of property Taxes, maintenance, repairs, insurance, assessments, utilities, operating and labor costs and other items which do not constitute payments for property rights) during the remaining portion of the term (including extensions which are at the sole option of the lessor) of the lease included in such transaction.
“Attributable Receivables Indebtedness” means the principal amount of Indebtedness (other than any Indebtedness subordinated in right of payment owing by a Receivables Entity to a Receivables Seller or a Receivables Seller to another Receivables Seller in connection with the transfer, sale and/or pledge of Permitted Receivables Facility Assets) which (i) if a Qualified Receivables Facility is structured as a secured lending agreement or other similar agreement, constitutes the principal amount of such Indebtedness or (ii) if a Qualified Receivables Facility is structured as a purchase agreement or other similar agreement, would be outstanding at such time under such Qualified Receivables Facility if the same were structured as a secured lending agreement rather than a purchase agreement or such other similar agreement.
“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as amended, as now or hereafter in effect.

“Bankruptcy Law” means the Bankruptcy Code and any similar federal, state or foreign law for the relief of debtors as now or hereafter in effect.
“Board of Directors” means, as to any Person, the board of directors or managers, as applicable, of such Person or any direct or indirect parent of such Person (or, if such Person is a partnership, the board of directors or other governing body of the general partner of such Person) or any duly authorized committee thereof.
“Business Day” means any day other than a Saturday, Sunday or other day that is a federal holiday or any day on which banking institutions or trust companies are authorized or required by law to close in New York City or the place of payment.
“Capital Markets Indebtedness” means any Indebtedness consisting of bonds, debentures, notes or other similar debt securities issued in (a) a public offering registered under the Securities Act or (b) a private placement to institutional investors that is resold in accordance with Rule 144A or Regulation S of the Securities Act, whether or not it includes registration rights entitling the holders of such debt securities to registration thereof with the SEC, in each case having an aggregate principal amount outstanding greater than $50 million. The term “Capital Markets Indebtedness” shall not include the Notes (including, for the avoidance of doubt, any Additional Notes) and, for the avoidance of doubt, shall not be construed to include any Indebtedness under the Initial Credit Agreement or similar Indebtedness, Capitalized Lease Obligation or recourse transfer of any financial asset or any other type of Indebtedness incurred in a manner not customarily viewed as a “securities offering.”
“Capital Stock” means:
(1)in the case of a corporation, corporate stock or shares;
(2)in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;
(3)in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and
(4)any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.
“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease or a financing lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with IFRS; provided that any obligations in respect of leases which are of a type that would have been previously categorized as operating leases prior to the adoption of IFRS 16 shall not be categorized as Capitalized Lease Obligations for purposes of this Indenture.
“Cash Equivalents” means:
(5)U.S. dollars, pounds sterling, euros or the national currency of any member state in the European Union or such local currencies held from time to time in the ordinary course of business;
(6)direct obligations of the United States, the United Kingdom, Norway, Switzerland or any member of the European Union or any agency thereof, or obligations guaranteed by the United States, the United Kingdom, Norway, Switzerland or any member of the European Union or any agency thereof, in each case with maturities not exceeding two years from the date of acquisition thereof;
(7)time deposit accounts, certificates of deposit, money market deposits, banker’s acceptances and other bank deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company having capital, surplus and undivided profits in excess of $250 million and whose long-term debt, or whose parent holding company’s long-term debt, is rated at least A by S&P or A2 by Moody’s (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Section 3(a)(62) of the Exchange Act));

(8)repurchase obligations with a term of not more than 180 days for underlying securities of the types described in clause (2) above entered into with a bank meeting the qualifications described in clause (3) above;
(9)commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) with a rating at the time as of which any investment therein is made of P-1 (or higher) according to Moody’s, or A-1 (or higher) according to S&P (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Section 3(a)(62) of the Exchange Act));
(10)securities with maturities of two years or less from the date of acquisition, issued or fully guaranteed by any State, commonwealth or territory of the United States, or by any political subdivision or taxing authority thereof, and rated at least A by S&P or A by Moody’s (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Section 3(a)(62) of the Exchange Act));
(11)shares of mutual funds whose investment guidelines restrict 95% of such funds’ investments to those satisfying the provisions of clauses (2) through (6) above;
(12)money market funds that (i) comply with the criteria set forth in Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P or Aaa by Moody’s and (iii) have portfolio assets of at least $1,000 million;
(13)time deposit accounts, certificates of deposit, money market deposits, banker’s acceptances and other bank deposits in an aggregate face amount not in excess of 0.5% of Total Assets; and
(14)instruments equivalent to those referred to in clauses (2) through (9) above denominated in any foreign currency comparable in credit quality and tenor to those referred to above and commonly used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by the Company or any Restricted Subsidiary organized in such jurisdiction.
“cash management services” means cash management services for collections, treasury management services (including controlled disbursement, overdraft, automated clearing house fund transfer services, return items and interstate depository network services), any demand deposit, payroll, trust or operating account relationships, commercial credit cards, merchant card, purchase or debit cards, non-card e-payables services, and other cash management services, including electronic funds transfer services, lockbox services, stop payment services and wire transfer services.
“Change of Control” means the occurrence of any of the following:
(15)the sale, lease or transfer (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all the assets of the Company and its Subsidiaries, taken as a whole, to any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) other than to the Company or any of its Subsidiaries; or
(16)the Company becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), in a single transaction or in a related series of transactions, by way of merger, consolidation, amalgamation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), of more than 50% of the total voting power of the Voting Stock of the Company, in each case, other than an acquisition where the holders of the Voting Stock of the Company as of immediately prior to such acquisition hold 50% or more of the Voting Stock of the ultimate parent of the Company or successor thereto immediately after such acquisition (provided no holder of the Voting Stock of the Company as of immediately prior to such acquisition owns, directly or indirectly, more than 50% of the voting power of the Voting Stock of the Company immediately after such acquisition (other than any Person who previously acquired Equity Interests of the Company in a transaction constituting a Change of Control as to which a Change of Control Offer was consummated)), in which case, upon the consummation of any such transaction, “Change of Control” shall thereafter include any Change of Control of such ultimate parent of the Company or successor thereto.

“Code” means the Internal Revenue Code of 1986, as amended.
“Company” means Genmab A/S, a public limited liability company (Aktieselskab) organized under the laws of Denmark.
“consolidated” means, with respect to any Person, such Person consolidated with its Restricted Subsidiaries, and shall not include any Unrestricted Subsidiary, but the interest of such Person in an Unrestricted Subsidiary will be accounted for as an Investment.
“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:
(17)net interest expense of such Person for such period on a consolidated basis, including (a) the amortization of debt discounts, (b) the amortization of all fees (including fees with respect to Hedging Agreements) payable in connection with the Incurrence of Indebtedness to the extent included in interest expense, (c) the portion of any payments or accruals with respect to Capitalized Lease Obligations allocable to interest expense and (d) net payments and receipts (if any) pursuant to interest rate Hedging Obligations, and excluding unrealized mark-to-market gains and losses attributable to such Hedging Obligations, amortization of deferred financing fees and expensing of any bridge or other financing fees; plus
(18)capitalized interest of such Person, whether paid or accrued; plus
(19)commissions, discounts, yield and other fees and charges incurred for such period, including any losses on sales of receivables and related assets, in connection with any receivables financing of such Person or any of its Restricted Subsidiaries that are payable to Persons other than the Company and its Restricted Subsidiaries.
“Consolidated Net Income” means, with respect to any Person for any period, the aggregate Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, in accordance with IFRS; provided, however, that, without duplication:
(20)any net after-Tax extraordinary, nonrecurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses or charges shall be excluded;
(21)effects of purchase (or asset acquisition method) accounting adjustments (including the effects of such adjustments pushed down to such Person and such Subsidiaries) in amounts required or permitted by IFRS, resulting from the application of purchase (or asset acquisition method) accounting in relation to any consummated acquisition or the amortization or write-off of any amounts thereof, net of Taxes, shall be excluded;
(22)the cumulative effect of a change in accounting principles (which shall in no case include any change in the comprehensive basis of accounting) during such period shall be excluded;
(23)(a) any net after-Tax income or loss from disposed, abandoned, transferred, closed or discontinued operations, provided that, notwithstanding anything to the contrary herein or in any classification under IFRS of any person, business, assets or operations in respect of which a definitive agreement for the disposition, abandonment, transfer, closure or discontinuation of operations thereof has been entered into as discontinued operations, at the Company’s option, no pro forma effect shall be given to any discontinued operations (and the income or loss attributable to any such person, business, assets or operations shall not be excluded for any purposes hereunder) until such disposition, abandonment, transfer, closure or discontinuation of operations shall have been consummated, (b) any net after-Tax gain or loss on disposal of disposed, abandoned, transferred, closed or discontinued operations and (c) any net after-Tax gains or losses (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by the Company) shall be excluded;
(24)any net after-Tax gains or losses, or any subsequent charges or expenses (less all fees and expenses or charges relating thereto), attributable to the early extinguishment of Indebtedness, Hedging Obligations or other derivative instruments shall be excluded;
(25)the Net Income for such period of any Person that is not a Subsidiary of such Person, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting (other than a

Guarantor), shall be included only to the extent of the amount of dividends or distributions or other payments actually paid in cash or Cash Equivalents (or to the extent converted into cash or Cash Equivalents) to the referent Person or a Restricted Subsidiary thereof in respect of such period;
(26)solely for the purpose of calculating the Cumulative Credit, the Net Income for such period of any Subsidiary of such Person shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such subsidiary or its equityholders, unless such restrictions with respect to the payment of dividends or similar distributions have been legally waived; provided that the Consolidated Net Income of such Person shall be increased by the amount of dividends or other distributions or other payments actually paid in cash (or converted into cash) by any such Subsidiary to such Person or a Subsidiary of such Person (subject to the provisions of this clause (7)), to the extent not already included therein;
(27)any impairment charge or asset write-off with respect to long-term assets and amortization of intangibles, in each case pursuant to IFRS, shall be excluded;
(28)any non-cash expense realized or resulting from stock option plans, employee benefit plans or post-employment benefit plans, or grants or sales to employees, officers or directors of stock, stock appreciation or similar rights, stock options, restricted stock, Preferred Stock or other rights shall be excluded;
(29)any (a) non-cash compensation charges or (b) non-cash costs or expenses realized in connection with or resulting from stock appreciation or similar rights, stock options or other rights of officers, directors and employees, in each case of such Person or any of its Subsidiaries, shall be excluded;
(30)accruals and reserves that are established or adjusted within 12 months after the Initial Tender Offer Closing Date (excluding any such accruals or reserves to the extent that they represent an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) and that are so required to be established or adjusted in accordance with IFRS or as a result of adoption or modification of accounting policies shall be excluded;
(31)the Net Income of any person and its Subsidiaries shall be calculated by deducting the income attributable to, or adding the losses attributable to, the minority equity interests of third parties in any non-Wholly Owned Subsidiary;
(32)any unrealized gains and losses related to currency remeasurements of Indebtedness, and any unrealized net loss or gain resulting from hedging transactions for interest rates, commodities or currency exchange risk, shall be excluded;
(33)to the extent covered by insurance and actually reimbursed, or, so long as such Person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (a) not denied by the applicable carrier in writing within 180 days and (b) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), expenses with respect to liability or casualty events or business interruption shall be excluded; and
(34)non-cash charges for deferred Tax asset valuation allowances shall be excluded (except to the extent reversing a previously recognized increase to Consolidated Net Income).
Consolidated Net Income presented in a currency other than U.S. dollars will be converted to U.S. dollars based on the average exchange rate for such currency during, and applied to, each fiscal quarter or each fiscal month (at the Company’s option) in the period for which Consolidated Net Income is being calculated.
“Consolidated Total Indebtedness” means, as of any date of determination, the sum of (in each case, without duplication and determined on a consolidated basis on such date) (a) all Indebtedness of the type set forth in clauses (1), (2), (5) (solely to the extent related to any Indebtedness specified in such clauses (1) and (2) of the definition of “Indebtedness”) and (6) of the definition of “Indebtedness” of the Company and its Restricted Subsidiaries plus, solely for purposes of calculating the Consolidated Total Net Leverage Ratio under clause (B) of the first proviso of Section 4.03(a) and for purposes of Section 4.03(b)(xvi), (b) the aggregate amount of (i) all outstanding Disqualified Stock of the Company and its Restricted Subsidiaries and (ii) all Preferred Stock of the

Company’s Restricted Subsidiaries (other than the U.S. Co-Issuer and any Guarantor), with the amount of such Disqualified Stock and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences and maximum fixed repurchase prices on such date, in each case, determined in accordance with IFRS; provided that the amount of any Indebtedness with respect to which the applicable obligors have entered into currency hedging arrangements shall be calculated giving effect to such currency hedging arrangements; provided, further, that Consolidated Total Indebtedness will include any convertible Indebtedness of the Company and its Restricted Subsidiaries to the extent of the aggregate principal amount thereof. For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock or Preferred Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock as if such Disqualified Stock or Preferred Stock were purchased on any date on which Consolidated Total Indebtedness shall be required to be determined pursuant to this Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock or Preferred Stock, such fair market value shall be determined in accordance with the definition of “Fair Market Value”.
“Consolidated Total Net Leverage Ratio” means, at any date, the ratio of (i) the principal amount of Consolidated Total Indebtedness as of such date of calculation (determined on a consolidated basis) less the Unrestricted Cash Amount as of such date of determination to (ii) EBITDA of the Company for the four full fiscal quarters for which financial statements are available immediately preceding such date, calculated on a Pro Forma Basis.
“Corporate Trust Office” means the designated office of the Trustee in the United States of America at which at any time its corporate trust business shall be administered, or such other address as the Trustee may designate from time to time by notice to the holders and the Issuers, or the designated corporate trust office of any successor Trustee (or such other address as such successor Trustee may designate from time to time by notice to the holders and the Issuers).
“Credit Agreement” means (i) the Initial Credit Agreement, as replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified in whole or in part from time to time, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof (except to the extent any such refinancing, replacement or restructuring is designated by the Company to not be included in the definition of “Credit Agreement”) and (ii) whether or not any credit agreement referred to in clause (i) remains outstanding, if designated by the Company to be included in the definition of “Credit Agreement,” one or more (A) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, securitization or receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, waived, extended, restructured, repaid, renewed, refinanced, restated, replaced (whether or not upon termination, and whether with the original lenders or otherwise) or refunded in whole or in part from time to time.
“Credit Agreement Documents” means the collective reference to any Credit Agreement, any notes issued pursuant thereto and the guarantees thereof, and the collateral documents (including, without limitation, intercreditor agreements) relating thereto, as amended, supplemented, restated, renewed, refunded, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refinanced or otherwise modified, in whole or in part, from time to time.
“Cumulative Credit” means the sum of (without duplication):
(35)(a) $400 million plus (b) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the first day of the fiscal quarter in which the Issue Date occurs to the end of the Company’s most recently ended fiscal quarter for which financial statements are available at the time of measurement; provided that the amount calculated pursuant to this clause (b) shall in no event be less than $0, plus
(36)100% of the aggregate net proceeds, including cash and the Fair Market Value of property other than cash, received by the Company after the Issue Date (other than net proceeds to the extent such net proceeds have been used to Incur Indebtedness, Disqualified Stock or Preferred Stock pursuant to Section 4.03(b)(xiii)) from the issue or sale of Equity Interests of the Company (excluding Refunding Capital Stock, Designated Preferred Stock, Excluded Contributions and Disqualified Stock), including Equity Interests issued upon exercise of warrants or options (other than an issuance or sale to a Restricted Subsidiary), plus
(37)100% of the aggregate amount of contributions to the capital of the Company received in cash and the Fair Market Value of property other than cash received by the Company after the Issue Date (other than Excluded Contributions, Refunding Capital Stock, Designated Preferred Stock and Disqualified Stock and other than contributions to the extent such contributions have been used to incur Indebtedness, Disqualified Stock or Preferred Stock pursuant to Section 4.03(b)(xiii)), plus
(38)100% of the principal amount of any Indebtedness, or the liquidation preference or maximum fixed repurchase price, as the case may be, of any Disqualified Stock of the Company or any Restricted Subsidiary issued after the Issue Date (other than Indebtedness or Disqualified Stock issued to a Restricted Subsidiary) which has been converted into or exchanged for Equity Interests in the Company (other than Disqualified Stock), plus
(39)100% of the aggregate amount received by the Company or any Restricted Subsidiary in cash and the Fair Market Value of property other than cash received by the Company or any Restricted Subsidiary (and 100% of the amount of the reduction in the amount of any guarantee by the Company or any Restricted Subsidiary to the extent the provision of such guarantee constituted a Restricted Payment) from:
(A)the sale or other disposition (other than to the Company or a Restricted Subsidiary) of Restricted Investments made in reliance on the Cumulative Credit by the Company and its Restricted Subsidiaries and from repurchases and redemptions of such Restricted Investments from the Company and its Restricted Subsidiaries by any Person (other than the Company or any Restricted Subsidiary) and from repayments of loans or advances, and releases of guarantees, which constituted Restricted Investments made in reliance on the Cumulative Credit,
(B)the sale (other than to the Company or a Restricted Subsidiary) of the Capital Stock of an Unrestricted Subsidiary, or
(C)a distribution or dividend from an Unrestricted Subsidiary, in the case of each of subclauses (A), (B), and (C), other than to the extent the ability of the Company and its Restricted Subsidiaries to make Restricted Payments or Permitted Investments is otherwise increased by the receipt of such amount of cash or property or the release of such guarantee, plus
(40)in the event any Unrestricted Subsidiary has been redesignated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into the Company or a Restricted Subsidiary, the Fair Market Value of the Investment of the Company or the Restricted Subsidiaries in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable) (which, if the Fair Market Value of such Investment or assets shall exceed $75 million, shall be determined by the Board of Directors of the Company) other than to the extent the ability of the Company and its Restricted Subsidiaries to make Restricted Payments or Permitted Investments is otherwise increased as a result of such redesignation or other transaction, plus
(41)the aggregate amount of any Declined Excess Proceeds.
“Custodian” means any receiver, trustee, assignee, liquidator, custodian, monitor or similar official under any Bankruptcy Law.
“Danish Capital Markets Act” means the consolidated act no. 652 of 10 June 2025 on capital markets (in Danish: kapitalmarkedsloven) as amended and/or supplemented from time to time.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.
“Depository” means The Depository Trust Company, its nominees and their respective successors.
“Derivative Instrument” with respect to a Person, means any contract, instrument or other right to receive payment or delivery of cash or other assets to which such Person or any Affiliate of such Person that is acting in concert with such Person in connection with such Person’s investment in the Notes (other than a Regulated Bank or Screened Affiliate) is a party (whether or not requiring further performance by such Person), the value and/or cash flows of which (or any material portion thereof) are materially affected by the value and/or performance of the Notes and/or the creditworthiness of any Issuer and/or any one or more of the Guarantors (the “Performance References”). For the avoidance of doubt, the term “Derivative Instrument” shall not include the Notes.
“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Company or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate of the Company, setting forth such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent disposition of such non-cash consideration.
“Designated Preferred Stock” means Preferred Stock of the Company or any direct or indirect parent entity of the Company (in each case, other than Disqualified Stock), that is issued for cash (other than to the Company, any direct or indirect parent entity of the Company or any of their Subsidiaries or an employee stock ownership plan or trust established by the Company, any direct or indirect parent entity of the Company or any of their Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate, on the issuance date thereof.
“Disqualified Stock” means, with respect to any Person, any Equity Interests of such Person that, by its terms (or by the terms of any security into which it is convertible or for which it is redeemable or exchangeable), or upon the happening of any event:
(42)matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise,
(43)is convertible or exchangeable for Indebtedness or Disqualified Stock of such Person or any of its Restricted Subsidiaries, or
(44)is redeemable at the option of the holder thereof, in whole or in part, in each case prior to the date that is 91 days after the earlier of the maturity date of the Notes and the date the Notes are no longer outstanding and other than as a result of a change of control or asset sale; provided, however, that only the portion of Equity Interests that so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, however, that if such Equity Interests are issued to any employee or to any plan for the benefit of employees of the Company or its Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Stock solely because they may be required to be repurchased by such Person in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided, further, that any class of Equity Interests of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Equity Interests that are not Disqualified Stock shall not be deemed to be Disqualified Stock.
“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person and its Restricted Subsidiaries for such period plus:
(45)the sum of, without duplication, in each case, to the extent deducted in calculating or otherwise reducing Consolidated Net Income of such Person for such period:
(a)provision for Taxes based on income, profits or capital of such Person and its Restricted Subsidiaries for such period, without duplication, including, without limitation, state franchise and similar Taxes, and foreign withholding Taxes; plus

(b)(x) Consolidated Interest Expense of such Person and its Restricted Subsidiaries for such period and (y) all cash dividend payments (excluding items eliminated in consolidation) on any series of preferred stock of any Restricted Subsidiary of such Person or any Disqualified Stock of such Person and its Restricted Subsidiaries; plus
(c)depreciation, amortization (including amortization of intangibles, deferred financing fees and actuarial gains and losses related to pensions and other post-employment benefits, but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash charges or expenses (excluding any such non-cash charge or expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period; plus
(d)any costs or expenses incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of such Person or net cash proceeds of an issuance of Equity Interests of such Person (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation of the Cumulative Credit; plus
(e)any non-cash losses related to non-operational hedging, including, without limitation, resulting from hedging transactions for interest rate or currency exchange risks associated with the Notes, the Secured Notes or the Initial Credit Agreement; plus
(f)one-time, non-recurring expenses with respect to milestone payments, upfront payments or other similar payments made in connection with any drug or pharmaceutical product research and development, collaboration arrangements or acquisition or option of any rights in respect of any drug or pharmaceutical product (and any related property or assets) to the extent such expenses would have been capitalized but for a change in accounting policies or procedures; plus
(g)one-time, non-recurring acquired in process research and development expenses in connection with the acquisition by such Person or any of its Subsidiaries of any assets to the extent such expenses would have been capitalized but for a change in accounting policies or procedures; plus
(h)adjustments relating to purchase (or asset acquisition method) accounting; plus
(i)costs paid and expenses incurred in connection with litigation settlements; plus
(j)unrealized mark-to-market losses on equity and securities investments; plus
(k)the amount of “run-rate” cost savings, operating expense reductions and cost synergies related to the Transactions or any other acquisition, disposition, restructuring, preopening, opening, closure, integration, cost saving initiative or other initiative, in each case, that are projected by a Financial Officer of such Person in good faith to result from actions taken, committed to be taken or expected to be taken no later than 24 months after the Initial Tender Offer Closing Date, the consummation of such other transaction or the initiation of such initiative, as applicable, which amounts are expected to have a continuing impact and are factually supportable and are determined by such Financial Officer in good faith and calculated on a pro forma basis as though such amounts had been realized on the first day of such period, net of the amount of actual benefits realized during such period from such actions; provided that the amounts added back pursuant to this clause (1)(k) shall not exceed 25% of EBITDA for such period (as calculated before giving effect to this clause (1)(k)); plus
(l)costs and expenses incurred in connection with the Transactions and costs and expenses incurred in connection with the consummation of any transaction (or any transaction proposed and not consummated), including any issuance or offering of Equity Interests or debt securities, any dispositions, any recapitalization, merger, consolidation or amalgamation, any Incurrence, refinancing, amendment or modification of Indebtedness or any similar transaction and/or any Investment, including acquisitions; plus
(m)the amount of costs relating to signing, retention and completion bonuses, severance, relocation expenses, recruiting expenses, costs and expenses incurred in connection with any strategic or new initiatives, transition costs, consolidation, integration and closing costs for facilities, information technology infrastructure and legal entities, business optimization expenses and new systems design and implementation costs; plus
(n)cash receipts (or netting arrangements resulting in reduced cash expenditures) not representing EBITDA of such Person or Consolidated Net Income of such Person in such period to the extent non-cash gains relating to such income were deducted in the calculation of EBITDA of such Person or Consolidated Net Income of such Person in a previous period and not added back; plus
(o)all charges, costs, expenses, accruals or reserves in connection with the rollover, acceleration or payout of Equity Interests held by officers or employees of such Person and its Subsidiaries and all losses, charges and expenses related to payments made to holders of options or other derivative Equity Interests in the common Equity Interests of such Person in connection with, or as a result of, any distribution being made to holders of Equity Interests in such Person or any direct or indirect parent thereof, which payments are being made to compensate such option holders as though they were equity holders at the time of, and entitled to share in, such distribution; plus
(p)the amount of any expenses paid on behalf of any member of the Board of Directors of such Person or reimbursable to such member of the Board of Directors of such Person; plus
(q)losses or discounts on any sale of Permitted Receivables Facility Assets and Permitted Receivables Related Assets in connection with any Qualified Receivables Facility; plus
(r)the amount of any contingent payments in connection with the licensing of Intellectual Property or other assets; plus
(s)other adjustments consistent with Article 11 of Regulation S-X (other than “management adjustments” referred to therein); minus
(46)the sum of, without duplication, in each case, to the extent added back in or otherwise increasing Consolidated Net Income of such Person for such period:
(a)non-cash items increasing such Consolidated Net Income for such period (excluding the recognition of deferred revenue or any non-cash items that represent the reversal of any accrual of, or reserve for, anticipated cash charges in any prior period that reduced EBITDA in an earlier period and any items for which cash was received in any prior period); plus
(b)any non-cash gains related to non-operational hedging, including, without limitation, resulting from hedging transactions for interest rate or currency exchange risks associated with the Notes or the Initial Credit Agreement; plus
(c)unrealized mark-to-market gains on equity and securities investments; plus
(d)interest income (to the extent not netted against interest expense in the calculation of Consolidated Interest Expense); plus
(e)income tax credits and refunds (to the extent not netted from Tax expense), in each case on a consolidated basis and determined in accordance with IFRS.
Notwithstanding the preceding, the provision for Taxes based on the income or profits of, the Consolidated Interest Expense of, the depreciation and amortization and other non-cash expenses or non-cash items of and the restructuring charges or expenses of, a Restricted Subsidiary (other than any Wholly Owned Subsidiary) of a Person will be added to (or subtracted from, in the case of non-cash items described in clause (2) above) Consolidated Net Income of such Person to compute EBITDA of such Person (A) in the same proportion that the Net Income of such Restricted Subsidiary was added to compute such Consolidated Net Income of such Person, and (B) only to the extent that a corresponding amount of the Net Income of such Restricted Subsidiary would be permitted at the date of determination to be dividended or distributed to the Company by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders. Unless otherwise specified, any reference herein to “EBITDA” means the EBITDA of the Company and its Restricted Subsidiaries on a consolidated basis.
Notwithstanding anything to the contrary herein, EBITDA shall be deemed to be $511 million for the fiscal quarter ended September 30, 2025, $409 million for the fiscal quarter ended June 30, 2025, $230 million for the fiscal quarter ended March 31, 2025, and $364 million for the fiscal quarter ended December 31, 2024.
“Equal Priority Indebtedness” means: (1) with respect to the Issuers, the Notes and any Indebtedness that ranks pari passu in right of payment with the Notes, including Indebtedness Incurred under the Secured Notes and the New Senior Secured Credit Facilities; and (2) with respect to any Guarantor, its Guarantee and any Indebtedness that ranks pari passu in right of payment with such Guarantor’s Guarantee, including such Guarantor’s guarantee of Indebtedness Incurred under the Secured Notes and the New Senior Secured Credit Facilities.
“Equity Interests” of any Person shall mean any and all shares, interests, rights to purchase or otherwise acquire, warrants, options, participations or other equivalents of or interests in (however designated) equity or ownership of such Person, including any preferred stock (including any preferred equity certificates (and any other similar instruments)), any limited or general partnership interest and any limited liability company membership interest, and any securities or other rights or interests convertible into or exchangeable for any of the foregoing, but excluding any Indebtedness convertible into or exchangeable for such Equity Interests.
“Equity Offering” means any public or private sale after the Issue Date of common Capital Stock or Preferred Stock of the Company or any direct or indirect parent entity of the Company (in each case, other than Disqualified Stock), other than:
(1)public offerings with respect to the Company’s or any of its direct or indirect parent entities’ Capital Stock registered on Form F-4, S-4 or Form S-8;
(2)issuances to any Subsidiary of the Company or any direct or indirect parent entity of the Company; and
(3)any such public or private sale that constitutes an Excluded Contribution.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.
“Excluded Contributions” means the Cash Equivalents or other assets (valued at their Fair Market Value) received by the Company after the Issue Date from:
(4)contributions to its common equity capital, and
(5)the sale (other than to a Subsidiary of the Company or to any Subsidiary management equity plan or stock option plan or any other management or employee benefit plan or agreement) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Company, in each case designated as Excluded Contributions pursuant to an Officer’s Certificate.
“Excluded Subsidiary” means:
(a)each Immaterial Subsidiary,
(b)each Subsidiary that is not a Wholly Owned Subsidiary (but only for so long as such Subsidiary remains a non-Wholly Owned Subsidiary),
(c)each Insurance Subsidiary,
(d)any Foreign Subsidiary the provision of the Guarantee by which could reasonably be expected to result in a violation or breach of, or conflict with, fiduciary duties of such Foreign Subsidiary’s officers, directors or managers, but only if such Foreign Subsidiary and the Company shall have used reasonable efforts to overcome any such obstacle to the provision of such Guarantee,

(e)any Subsidiary that is (i) prohibited from guaranteeing the Notes by any applicable law or (ii) would require consent, approval, license or authorization of a Governmental Authority to guarantee the Notes Obligations (unless such consent, approval, license or authorization has been received),
(f)any Subsidiary that is prohibited by any applicable contractual requirement not prohibited under this Indenture from guaranteeing the Notes on the Issue Date or at the time such Subsidiary becomes a Subsidiary (not created in contemplation of the acquisition by the Company of such Subsidiary) from guaranteeing the Notes (and only for so long as such restriction or any replacement or renewal thereof is in effect),
(g)any Receivables Entity,
(h)any Unrestricted Subsidiary,
(i)subject to the Agreed Guarantee Principles, any other Subsidiary with respect to which the Company has reasonably determined that the cost or other consequences (including Tax consequences) of providing a Guarantee of the Notes Obligations are likely to be excessive in relation to the value afforded thereby; and
(j)solely with respect to Notes Obligations of any Issuer or Guarantor that is resident for tax purposes in the United States or some or all of whose payments under the Notes, the Guarantees or this Indenture, as applicable, are from sources within the United States for U.S. federal income tax purposes: (i) any Foreign Subsidiary that is a “controlled foreign corporation” within the meaning of Section 957(a) of the Code (a “CFC”) or (ii) any Subsidiary that is not a Foreign Subsidiary that owns no material assets (directly or through subsidiaries) other than Equity Interests (or Equity Interests and indebtedness) of one or more Foreign Subsidiaries that are CFCs or Equity Interests of other such Subsidiaries that are not Foreign Subsidiaries;
provided that, as of the Issue Date, each Subsidiary of the Company other than those incorporated or organized in Denmark, the Netherlands or the United States or any state thereof will be an Excluded Subsidiary pursuant to clause (i) above; provided further that, notwithstanding the foregoing, neither the Company nor any Subsidiary that is a borrower or guarantor in respect of the Initial Credit Agreement shall be an Excluded Subsidiary.
“Existing Credit Agreement” means that certain Facility Agreement, dated as of October 24, 2024 (as amended, restated, supplemented or otherwise modified from time to time), among the Company, the lenders party thereto, Danske Bank A/S, as agent, and the other parties referred to therein (including any refinancing, renewal, replacement, amendment, amendment and restatement or extension thereof prior to the Initial Tender Offer Closing Date).
“Fair Market Value” means, with respect to any asset or property, the price that could be negotiated in an arms’-length transaction between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction, as determined in good faith by the Company.
“Financial Officer” of any Person shall mean the chief financial officer, principal accounting officer, senior vice president of finance, treasurer, controller or other director or executive responsible for the financial affairs of such Person.
“Fixed Charge Coverage Ratio” means, for any period, the ratio of EBITDA of the Company for such period to the Fixed Charges of the Company for such period, calculated on a Pro Forma Basis.
“Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of: (1) Consolidated Interest Expense (excluding amortization or write-off of deferred financing costs) of such Person and its Restricted Subsidiaries for such period and (2) all cash dividend payments (excluding items eliminated in consolidation) on any series of Preferred Stock or Disqualified Stock of such Person and its Restricted Subsidiaries.
“Foreign Subsidiary” means a Restricted Subsidiary not organized or existing under the laws of the United States of America or any state thereof or the District of Columbia.
“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and

statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.
“Governmental Authority” means any federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory or legislative body (including but not limited to the Financial Conduct Authority, the Prudential Regulation Authority, and any supra-national bodies such as the European Union or the European Central Bank).
“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations. The amount of any guarantee shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such person in good faith.
“Guarantee” means any guarantee of the obligations of the Issuers under this Indenture and the Notes by any Guarantor in accordance with the provisions of this Indenture.
“Guarantor” means (x) each Subsidiary of the Company that provides a Guarantee as of the Issue Date and (y) any Subsidiary of the Company that thereafter provides a Guarantee; provided that upon the release or discharge of such Person from its Guarantee in accordance with this Indenture, such Person shall cease to be a Guarantor.
“Hedging Agreement” shall mean any agreement with respect to any swap, forward, future or derivative transaction, or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value, or credit spread transaction, repurchase transaction, reserve repurchase transaction, securities lending transaction, weather index transaction, spot contracts, fixed price physical delivery contracts, or any similar transaction or any combination of these transactions, in each case of the foregoing, whether or not exchange traded; provided, that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or any of the Restricted Subsidiaries shall be a Hedging Agreement.
“Hedging Obligations” means obligations in respect of any Hedging Agreement.
“holder” or “noteholder” means the Person in whose name a Note is registered on the Registrar’s books.
“IFRS” shall mean the International Financial Reporting Standards (formerly International Accounting Standards) as in effect from time to time; provided, however, that the Issuers may elect, and notify the Trustee and the noteholders of such election, that IFRS shall mean GAAP (a “GAAP Election”); provided, however, that following such election all computations based on IFRS and IFRS concepts contained in this Indenture will be computed in conformity with GAAP and GAAP concepts. Thereafter, the Issuers shall apply GAAP and make all computations under this Indenture based on GAAP. Notwithstanding anything to the contrary in this Indenture, solely making an election (without any other action) referred to in this definition will not be treated as an Incurrence of Indebtedness.
“Immaterial Subsidiary” means any Subsidiary of the Company that, as of the last day of the fiscal quarter of the Company most recently ended, (a) did not have assets with a value in excess of 5.0% of Total Assets or revenues (excluding intercompany revenues) representing in excess of 5.0% of total revenues (excluding intercompany revenues) of the Company and its Restricted Subsidiaries on a consolidated basis as of such date and (b) taken together with all such Subsidiaries as of such date, did not have assets with a value in excess of 10.0% of Total Assets or revenues (excluding intercompany revenues) representing in excess of 10.0% of total revenues (excluding intercompany revenues) of the Company and its Restricted Subsidiaries on a consolidated basis as of such date.

“Incur” means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, amalgamation, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary.
“Indebtedness” of any Person means, without duplication, (1) all obligations of such Person for borrowed money, (2) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments (except any such obligation issued in the ordinary course of business with a maturity date of no more than six months in a transaction intended to extend payment terms of trade payables or similar obligations to trade creditors Incurred in the ordinary course of business), (3) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person (except any such obligation that constitutes a trade payable or similar obligation to a trade creditor Incurred in the ordinary course of business), (4) all obligations of such Person issued or assumed as the deferred purchase price of property or services (except any such balance that (a) constitutes a trade payable or similar obligation to a trade creditor Incurred in the ordinary course of business, (b) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with IFRS and (c) liabilities accrued in the ordinary course of business) which purchase price is due more than six months after the date of placing the property in service or taking delivery and title thereto, (5) all guarantees by such Person of Indebtedness of others, (6) all Capitalized Lease Obligations of such Person, (7) Hedging Obligations, to the extent the foregoing would appear on a balance sheet of such Person as a liability, (8) the principal component of all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit, (9) the principal component of all obligations of such Person in respect of bankers’ acceptances, (10) [reserved], (11) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person (other than Liens on Equity Interests of Unrestricted Subsidiaries securing Indebtedness of such Unrestricted Subsidiaries), whether or not the Indebtedness secured thereby has been assumed and (12) all Attributable Receivables Indebtedness with respect to Qualified Receivables Facilities. The amount of Indebtedness of any Person for purposes of clause (11) above shall (unless such Indebtedness has been assumed by such Person or is otherwise recourse to such Person) be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the Fair Market Value of the property encumbered thereby. Notwithstanding anything in this Indenture to the contrary, and to the extent applicable following a GAAP Election, (x) Indebtedness shall not include, and shall be calculated without giving effect to, the effects of Financial Accounting Standards Board Accounting Standards Codification 825 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness and (y) obligations under the Acquisition Documents shall not be deemed Indebtedness under this Indenture.
“Indenture” means this Indenture as amended, supplemented or otherwise modified from time to time.
“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant, in each case of nationally recognized standing, that is, in the good faith determination of the Company, qualified to perform the task for which it has been engaged.
“Initial Credit Agreement” means the Credit Agreement governing the New Senior Secured Credit Facilities, to be entered into on the Initial Tender Offer Closing Date in connection with the Acquisition, among the Company and the U.S. Co-Issuer, as co-borrowers, the other Subsidiaries of the Company party thereto as guarantors, Morgan Stanley Senior Funding, Inc., as administrative agent, the Initial Credit Agreement Collateral Agent and the lenders or other parties party thereto from time to time, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.
“Initial Credit Agreement Collateral Agent” means Morgan Stanley Senior Funding, Inc., as collateral agent for the other Initial Credit Agreement Secured Parties, together with its successors and permitted assigns under the Initial Credit Agreement.
“Initial Credit Agreement Obligations” has the meaning assigned to the term “Obligations” under the Initial Credit Agreement or any similar term.

“Initial Credit Agreement Secured Parties” means the holders of Initial Credit Agreement Obligations and the Initial Credit Agreement Collateral Agent.
“Initial Tender Offer” means the Offer (as defined in the Acquisition Agreement as in effect on November 18, 2025).
“Initial Tender Offer Closing Date” means the date on which the Initial Tender Offer is consummated pursuant to the terms of the Acquisition Agreement.
“Insurance Subsidiary” means any Subsidiary that is a so-called “captive” insurance company or insurance “cell.”
“Intellectual Property” means all U.S. and non-U.S. intellectual property, whether based on statutory or common law rights, if applicable, including: (i) copyrights, registrations and applications for registration thereof, (ii) trademarks, service marks, trade names, brand names, domain names, trade dress and registrations and applications of registrations thereof, and other identifiers of source or goodwill, (iii) patents and patent applications, in any jurisdiction in the world, including all provisionals, divisionals, continuations, continuations-in-part, reissues, reexaminations, renewals and extensions of any of the foregoing, and all rights to claim priority of any of the foregoing (“Patents”), (iv) trade secrets and rights in confidential information, including rights in software, ideas, designs, concepts, compilations of information, methods, techniques, procedures, processes and other know-how, whether or not patentable and (v) any rights in databases.
“Investment Grade Rating” means a rating equal to or higher than “Baa3” (or the equivalent) by Moody’s or “BBB-” (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency in the event that either Moody’s and/or S&P has not then rated the Notes.
“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers and commission, travel and similar advances to officers, employees and consultants made in the ordinary course of business and any assets or securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and any prepayments and other credits to suppliers made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person. For purposes of the definition of “Unrestricted Subsidiary” and Section 4.04:
(1)“Investments” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have an “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to:
(a)its “Investment” in such Subsidiary at the time of such redesignation less
(b)the portion (proportionate to its equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and
(2)any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer.
“Issue Date” means the date on which the Initial Notes are issued.
“Issuers” means the Company and the U.S. Co-Issuer, until a Successor Company replaces the Company or the U.S. Co-Issuer, as applicable, in accordance with Section 5.01, and, thereafter, means the Company or the U.S. Co-Issuer, as applicable, and such Successor Company.
“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or similar encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement or any lease in the nature thereof); provided that in no event shall an operating lease or an agreement to sell be deemed to constitute a Lien.

“Limited Condition Acquisition” means any acquisition, including by means of a merger, amalgamation or consolidation, by the Company or one or more of its Restricted Subsidiaries, the consummation of which is not conditioned upon the availability of, or on obtaining, third party financing or in connection with which any fee or expense would be payable by the Company or its Subsidiaries to the seller or target in the event financing to consummate the acquisition is not obtained as contemplated by the definitive acquisition agreement.
“Long Derivative Instrument” means a Derivative Instrument (i) the value of which generally increases, and/or the payment or delivery obligations under which generally decrease, with positive changes to the Performance References and/or (ii) the value of which generally decreases, and/or the payment or delivery obligations under which generally increase, with negative changes to the Performance References.
“Margin Stock” means “margin stock” as such term is defined in Regulation U.
“Marketable Securities” means securities of a type consistent with the Company’s marketable securities portfolio as described in Note 4.4 of the Financial Statements for the Genmab Group included in the Offering Memorandum.
“Material Intellectual Property” shall mean Intellectual Property that is material to the business of the Company and the Restricted Subsidiaries taken as a whole.
“Material Subsidiary” means each Wholly Owned Subsidiary that is not an Immaterial Subsidiary.
“Merus” means Merus N.V., a public limited liability company organized under the laws of the Netherlands, and any successors thereto.
“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.
“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with IFRS and before any reduction in respect of Preferred Stock dividends.
“Net Proceeds” means the aggregate cash proceeds received by the Company or any Restricted Subsidiary in respect of any Asset Sale (including, without limitation, any cash received in respect of or upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding the assumption by the acquiring Person of Indebtedness relating to the disposed assets or other consideration received in any other non-cash form), net of the direct costs relating to such Asset Sale or the sale or disposition of such Designated Non-cash Consideration (including, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions), and any relocation expenses Incurred as a result thereof, Taxes paid or payable as a result thereof (after taking into account any available Tax credits or deductions and any Tax sharing arrangements related solely to such disposition), amounts required to be applied to the repayment of principal, premium (if any) and interest on Equal Priority Indebtedness secured by a Lien on the assets subject to such Asset Sale required (other than pursuant to Section 4.06(b)) to be paid as a result of such transaction, and any deduction of appropriate amounts to be provided by the Company and its Restricted Subsidiaries as a reserve in accordance with IFRS against any liabilities associated with the asset disposed of in such transaction and retained by the Company and its Restricted Subsidiaries after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.
“Net Short” means, with respect to a holder or beneficial owner, as of a date of determination, either (i) the value of its Short Derivative Instruments exceeds the sum of the (x) the value of its Notes plus (y) the value of its Long Derivative Instruments as of such date of determination or (ii) it is reasonably expected that such would have been the case were a “Failure to Pay” or “Bankruptcy Credit Event” (each as defined in the 2014 ISDA Credit Derivatives Definitions) to have occurred with respect to any Issuer or any Guarantor immediately prior to such date of determination.

“New Senior Secured Credit Facilities” means the senior secured credit facilities to be established by the Company and certain of its Subsidiaries pursuant to the Initial Credit Agreement, having the terms described in the Offering Memorandum as such terms may be modified prior to the entry into the Initial Credit Agreement.
“Notes” means the (i) Initial Notes and (ii) the Additional Notes issued from time to time.
“Notes Documents” means this Indenture, the Notes and the Guarantees.
“Notes Obligations” means Obligations in respect of the Notes (including, if applicable, the Applicable Premium), this Indenture and the Guarantees.
“Obligations” means any principal, interest, premium, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any Indebtedness (including interest, fees and expenses accruing after commencement of a bankruptcy or reorganization proceeding, whether or not a claim for interest, fees or expenses is allowed or allowable in such proceeding).
“Offering Memorandum” means the offering memorandum dated November 18, 2025, relating to the issuance of the Initial Notes and the Secured Notes.
“Officer” means, with respect to any Person, as applicable, the chief executive officer, president, senior vice president, vice president, chief financial officer, treasurer or controller of such Person and, in the case of any Guarantor incorporated or organized outside of the United States, any duly appointed authorized signatory or any director or managing member of such person that has been designated in writing by the Company as being so authorized. Any document delivered pursuant to this Indenture or the Notes that is signed by an Officer of any Issuer or Guarantor shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Person and such Officer shall be conclusively presumed to have acted on behalf of such Person.
“Officer’s Certificate” means, with respect to any Person, a certificate signed on behalf of such Person by an Officer of such Person.
“Opinion of Counsel” means, with respect to any Person, a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to such Person.
“Patents” has the meaning assigned to such term in the definition of “Intellectual Property”.
“Permitted Investments” means:
(3)any Investment in the Company or any Restricted Subsidiary;
(4)any Investment in Cash Equivalents or Marketable Securities;
(5)any Investment by the Company or any Restricted Subsidiary in a Person if as a result of such Investment (a) such Person becomes a Restricted Subsidiary, or (b) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary;
(6)any Investment in securities or other assets not constituting Cash Equivalents and received in connection with an Asset Sale made pursuant to Section 4.06 or any other disposition of assets not constituting an Asset Sale;
(7)any Investment of the Company or any of its Subsidiaries existing on, or made pursuant to binding commitments existing on, the Issue Date, or of Merus and its Subsidiaries existing on, or made pursuant to binding commitments existing on, the Initial Tender Offer Closing Date, or in each case, any extension, modification or renewal of any such Investment; provided that the amount of any such Investment may be increased (x) as required by the terms of such Investment as in existence on the Issue Date or Initial Tender Offer Closing Date, as applicable, or (y) as otherwise permitted under this Indenture;

(8)loans and advances to officers, directors, employees or consultants of the Company or any of its Subsidiaries (i) in the ordinary course of business in an aggregate outstanding amount (valued at the time of the making thereof, and without giving effect to any write-downs or write-offs thereof) not to exceed $40 million at the time of Incurrence, (ii) in respect of payroll payments and expenses in the ordinary course of business and (iii) in connection with such Person’s purchase of Equity Interests of the Company or any direct or indirect parent entity of the Company;
(9)any Investment acquired by the Company or any Restricted Subsidiary (a) in exchange for any other Investment or accounts receivable held by the Company or such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the Company of such other Investment or accounts receivable, or (b) as a result of a foreclosure by the Company or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;
(10)Hedging Obligations permitted under Section 4.03(b)(x);
(11)any customary upfront milestone, marketing or other funding payment consistent with past and/or industry practice to another Person in connection with obtaining a right to receive royalty or other payments in the future;
(12)additional Investments by the Company or any Restricted Subsidiary having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (10) that are at that time outstanding, not to exceed the sum of (x) the greater of $800 million and 6.4% of Total Assets as of the date of such Investment plus (y) an amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received in respect of any such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (10) is made in any Person that is not the Company or a Restricted Subsidiary at the date of the making of such Investment and such Person becomes the Company or a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (3) above and shall cease to have been made pursuant to this clause (10) for so long as such Person continues to be the Company or a Restricted Subsidiary;
(13)loans and advances to officers, directors or employees for business-related travel expenses, moving expenses and other similar expenses, in each case Incurred in the ordinary course of business or consistent with past practice;
(14)Investments the payment for which consists of Equity Interests of the Company or any direct or indirect parent entity of the Company (in each case, other than Disqualified Stock); provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (3) of the definition of “Cumulative Credit”;
(15)any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with Section 4.07(b) (except transactions described in clauses (ii), (iv), (vi), (ix)(B), (xv) and (xvi) of Section 4.07(b));
(16)guarantees issued in accordance with Section 4.03 and Section 4.11, including, without limitation, any guarantee or other obligation issued or incurred under any Credit Agreement in connection with any letter of credit issued for the account of the Company or any of its Subsidiaries (including with respect to the issuance of, or payments in respect of drawings under, such letters of credit);
(17)Investments consisting of or to finance purchases and acquisitions of inventory, supplies, materials, services or equipment or purchases of contract rights or licenses or leases of Intellectual Property;
(18)exclusive licenses from a Restricted Subsidiary that is not the U.S. Co-Issuer or a Guarantor to any Issuer or Guarantor of rights to a drug or other pharmaceutical products, diagnostics, delivery technologies, medical devices or biotechnology businesses;
(19)Investments consisting of transfers of Permitted Receivables Facility Assets or arising as a result of Qualified Receivables Facilities;
(20)Investments of a Restricted Subsidiary acquired after the Issue Date or of an entity merged into, amalgamated with, or consolidated with the Company or a Restricted Subsidiary in a transaction that is not prohibited by Section 5.01 after the Issue Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;
(21)Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers;
(22)advances in the form of a prepayment of expenses, so long as such expenses are being paid in accordance with customary trade terms of the Company or the Restricted Subsidiaries;
(23)any Investment in any Subsidiary of the Company or any joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business;
(24)Investments consisting of the licensing or contribution of Intellectual Property pursuant to joint marketing or other similar arrangements with other Persons;
(25)additional Investments in joint ventures and Unrestricted Subsidiaries not to exceed the sum of (A) the greater of $400 million and 3.2% of Total Assets when made, plus (B) an aggregate amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received in respect of any such Investment (with the Fair Market Value of each Investment being measured at the time such Investment is made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (23) is made in any Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (3) above and shall cease to have been made pursuant to this clause (23) for so long as such Person continues to be a Restricted Subsidiary;
(26)any Investment in fixed income or other assets by any Insurance Subsidiary consistent with customary practices of portfolio management;
(27)the purchase by the Company or any Restricted Subsidiary of any call option (or similar instrument) to purchase Equity Interests (other than Disqualified Stock) of the Company entered into contemporaneously and otherwise in connection with the issuance of convertible or exchangeable debt securities otherwise permitted to be issued under this Indenture;
(28)any Investment in Insurance Subsidiaries (a) that are required by law or applicable regulators, (b) (i) in an aggregate amount for all such Investments not to exceed the greater of $60 million and 0.5% of Total Assets when made plus (ii) an aggregate amount equal to any cash returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received in respect of any such Investment (excluding any returns in excess of the amount originally invested) pursuant to clause (b)(i) to the extent such amounts do not increase the Cumulative Credit or (c) constituting letters of credit permitted under Section 4.03(b)(xxix);
(29)[reserved]; and
(30)Investments in a Similar Business having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (28) that are at that time outstanding, not to exceed the sum of (A) the greater of $360 million and 2.9% of Total Assets as of the date of such Investment, plus (B) an aggregate amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received in respect of any such Investment (with the Fair Market Value of each Investment being measured at the time such Investment is made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (28) is made in any Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (3) above and shall cease to have been made pursuant to this clause (28) for so long as such Person continues to be a Restricted Subsidiary.
“Permitted Liens” means, with respect to any Person:
(31)pledges or deposits and other Liens granted by such Person under workmens’ compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds, performance and return of money bonds, or deposits as security for contested Taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;
(32)Liens imposed by law, such as landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction or other like Liens securing obligations that are not overdue by more than 30 days or that are being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;
(33)Liens for Taxes, assessments or other governmental charges not yet overdue by more than 30 days or that are being contested in good faith by appropriate proceedings and for which the applicable Person has set aside on its books adequate reserves therefor in accordance with IFRS;
(34)Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit, bankers’ acceptances or similar obligations issued pursuant to the request of and for the account of such Person in the ordinary course of its business;
(35)minor survey exceptions, minor encumbrances, trackage rights, special assessments, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, servicing agreements, development agreements, site plan agreements and other similar encumbrances incurred in the ordinary course of business or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;
(36)(A) Liens on assets of a Subsidiary that is not a Guarantor securing Indebtedness of a Subsidiary that is not a Guarantor permitted to be Incurred pursuant to Section 4.03;
(A)(x) Liens securing Indebtedness Incurred pursuant to Section 4.03(b)(i) and (y) Liens securing Indebtedness permitted to be Incurred under this Indenture if, as of the date such Indebtedness is Incurred, the Secured Net Leverage Ratio, calculated on a Pro Forma Basis giving effect to such Indebtedness and the application of the net proceeds therefrom, does not exceed 3.15 to 1.00 or is no greater than the Secured Net Leverage Ratio immediately prior to such Incurrence; and
(B)Liens securing Obligations in respect of Indebtedness permitted to be Incurred pursuant to Section 4.03(b)(iv) or 4.03(b)(xiv) (to the extent such guarantees are issued in respect of any Indebtedness secured or permitted to be secured by a Permitted Lien);
(37)Liens existing (x) on the assets or property of the Company or any of its Subsidiaries on the Issue Date or (y) on the assets or property of Merus or any of its Subsidiaries on the Initial Tender Offer Closing Date;
(38)Liens on assets, property or Equity Interests of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by the Company or any Restricted Subsidiary (other than pursuant to after-acquired property clauses in effect with respect to such Lien at the time of acquisition on property of the type that would have been subject to such Lien notwithstanding the occurrence of such acquisition);
(39)Liens on assets or property at the time the Company or a Restricted Subsidiary acquired the assets or property, including any acquisition by means of a merger, amalgamation or consolidation with or into the Company or any Restricted Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that the Liens may not extend to any other property owned by the Company or any Restricted Subsidiary (other than pursuant to after-acquired property clauses in effect with respect to such Lien at the time of acquisition on property of the type that would have been subject to such Lien notwithstanding the occurrence of such acquisition);

(40)Liens securing Indebtedness or other obligations of the Company or a Restricted Subsidiary owing to the Company or another Restricted Subsidiary permitted to be Incurred in accordance with Section 4.03;
(41)Liens securing Hedging Obligations not Incurred in violation of this Indenture; provided that, with respect to Hedging Obligations relating to Indebtedness, such Lien extends only to the property, if any, securing such Indebtedness, property securing other Indebtedness or cash and Cash Equivalents;
(42)Liens on inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of documentary letters of credit, bank guarantees or bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;
(43)leases and subleases of real property that do not materially interfere with the ordinary conduct of the business of the Company or any of the Restricted Subsidiaries;
(44)Liens arising from precautionary Uniform Commercial Code financing statement filings regarding operating leases or other obligations not constituting Indebtedness;
(45)Liens in favor of any Issuer or Guarantor;
(46)Liens in respect of Qualified Receivables Facilities entered into in reliance on Section 4.03(b)(xvii) that extend only to Permitted Receivables Facility Assets, Permitted Receivables Related Assets or the Equity Interests of any Receivables Entity;
(47)pledges and deposits and other Liens made in the ordinary course of business to secure liability to insurance carriers;
(48)Liens on the Equity Interests of Unrestricted Subsidiaries;
(49)leases or subleases, and licenses or sublicenses (including with respect to Intellectual Property) granted to others in the ordinary course of business not interfering in any material respect with the business of the Company and its Subsidiaries, taken as a whole;
(50)Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in clauses (6)(B), (6)(C), (7), (8), (9), (25), (36), (37) and (38) of this definition; provided, however, that (x) such new Lien shall be limited to all or part of the same property (including any after acquired property to the extent it would have been subject to the original Lien) that secured the original Lien (plus improvements on and accessions to such property, proceeds and products thereof, customary security deposits and any other assets pursuant to the after-acquired property clauses to the extent such assets secured (or would have secured) the Indebtedness being refinanced, refunded, extended, renewed or replaced), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount (or accreted value, if applicable) or, if greater, committed amount (but only to the extent the undrawn portion of such commitment was deemed to be secured Indebtedness on such date in accordance with Section 4.03(c)(3)) of the applicable Indebtedness described under clauses (6)(B), (6)(C), (7), (8), (9), (25), (36), (37) and (38) at the time the original Lien became a Permitted Lien under this Indenture and (B) any Additional Refinancing Amount with respect thereto;
(51)Liens on equipment of the Company or any Restricted Subsidiary granted in the ordinary course of business to the Company’s or such Restricted Subsidiary’s client at which such equipment is located;
(52)judgment and attachment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;
(53)Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale or purchase of goods entered into in the ordinary course of business;
(54)Liens Incurred to secure cash management services or to implement cash pooling arrangements in the ordinary course of business;

(55)other Liens securing obligations the outstanding principal amount of which does not, taken together with the principal amount of all other obligations secured by Liens incurred under this clause (25) (or by any Liens incurred under clause (20) hereof with respect to any refinancing, refunding, extension, renewal or replacement of any obligations secured by any Lien referred to in this clause (25)) that are at that time outstanding, exceed the greater of $750 million and 6.0% of Total Assets at the time of Incurrence;
(56)in the case of (a) any Subsidiary of the Company that is not a Wholly Owned Subsidiary or (b) the Equity Interests in any Person that is not a Subsidiary of the Company, any encumbrance or restriction (including put and call arrangements) with respect to Equity Interests in such Subsidiary or such other Person set forth in the organization documents of such Subsidiary or such other Person or any related joint venture, shareholders’ or similar agreement;
(57)Liens on any amounts or property held by a trustee (i) in the funds and accounts under an indenture securing any revenue bonds issued for the benefit of the Company or any Restricted Subsidiary, (ii) under any indenture or other debt agreement issued in escrow pursuant to customary escrow arrangements pending the release thereof, or (iii) under any indenture or other debt agreement pursuant to customary discharge, redemption or defeasance provisions;
(58)Liens (i) arising by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depository or financial institution, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business (iii) encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to brokerage accounts incurred in the ordinary course of business and not for speculative purposes or (iv) arising from the general terms and conditions (algemene bankvoorwaarden) of any member of the Dutch Bankers’ Association (Nederlandse Vereniging van Banken) or any foreign equivalent thereof;
(59)Liens (i) in favor of credit card companies pursuant to agreements therewith and (ii) in favor of customers;
(60)Liens disclosed by the title insurance policies delivered pursuant to any Credit Agreement and any replacement, extension or renewal of any such Lien; provided that such replacement, extension or renewal Lien shall not cover any property other than the property that was subject to such Lien prior to such replacement, extension or renewal; provided, further, that the Indebtedness and other obligations secured by such replacement, extension or renewal Lien are permitted under this Indenture;
(61)Liens that are contractual rights of set-off relating to purchase orders and other agreements entered into with customers, suppliers or service providers of the Company or any Restricted Subsidiary in the ordinary course of business;
(62)in the case of real property that constitutes a leasehold interest, any Lien to which the fee simple interest (or any superior leasehold interest) is subject;
(63)agreements to subordinate any interest of the Company or any Restricted Subsidiary in any accounts receivable or other prices arising from inventory consigned by the Company or any such Restricted Subsidiary pursuant to an agreement entered into in the ordinary course of business;
(64)Liens on securities that are the subject of repurchase agreements constituting Cash Equivalents under clause (4) of the definition thereof;
(65)Liens securing insurance premium financing arrangements; provided that such Liens are limited to the applicable unearned insurance premiums;
(66)Liens on assets of a Subsidiary that is not a Guarantor securing obligations the outstanding principal amount of which does not, taken together with the principal amount of all other obligations secured by Liens incurred under this clause (36) (or by any Liens incurred under clause (20) hereof with respect to any refinancing, refunding, extension, renewal or replacement of any obligations secured by any Lien referred to in this clause (36)) that are at that time outstanding, exceed the greater of $300 million and 2.4% of Total Assets at the time of Incurrence;
(67)Liens securing the Secured Notes issued on the Issue Date;
(68)Liens to secure Indebtedness permitted under Section 4.03(b)(xxix); and

(69)Liens arising in connection with any joint and several liability and any netting or set-off arrangement arising (i) in each case by operation of law as a result of the existence, establishment or expansion of an affiliated, consolidated, combined, unitary or similar group for tax purposes to the extent such group consists solely in respect of the Issuers, any Guarantors and any Restricted Subsidiaries thereof or (ii) under a declaration of joint and several liability (hoofdelijke aansprakelijkheid) as referred to in Section 2:403 of the Dutch Civil Code.
Notwithstanding the foregoing, the definition of “Permitted Liens” is not intended to broaden the interpretation or otherwise expand the scope of Section 4.12.
“Permitted Receivables Facility Assets” means (i) Receivables Assets (whether now existing or arising in the future) of the Company and its Subsidiaries which are transferred, sold and/or pledged to a Receivables Entity or a bank, other financial institution or a commercial paper conduit or other conduit facility established and maintained by a bank or other financial institution, pursuant to a Qualified Receivables Facility and any related Permitted Receivables Related Assets which are also so transferred, sold and/or pledged to such Receivables Entity, bank, other financial institution or commercial paper conduit or other conduit facility, and all proceeds thereof and (ii) loans to the Company and its Subsidiaries secured by Receivables Assets (whether now existing or arising in the future) and any Permitted Receivables Related Assets of the Company and its Subsidiaries which are made pursuant to a Qualified Receivables Facility.
“Permitted Receivables Facility Documents” shall mean each of the documents and agreements entered into in connection with any Qualified Receivables Facility, including all documents and agreements relating to the issuance, funding and/or purchase of certificates and purchased interests or the incurrence of loans, as applicable, in each case as such documents and agreements may be amended, modified, supplemented, refinanced or replaced from time to time so long as the relevant Qualified Receivables Facility would still meet the requirements of the definition thereof after giving effect to such amendment, modification, supplement, refinancing or replacement.
“Permitted Receivables Related Assets” shall mean any assets that are customarily transferred, sold and/or pledged or in respect of which security interests are customarily granted in connection with asset securitization transactions involving receivables similar to Receivables Assets and any collections or proceeds of any of the foregoing (including, without limitation, lock-boxes, deposit accounts, records in respect of Receivables Assets and collections in respect of Receivables Assets).
“Person” means any individual, corporation, company, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.
“Preferred Stock” means any Equity Interest with a preferential right of payment of dividends or upon liquidation, dissolution, or winding up.
“Pro Forma Basis” means, for purposes of calculating the Consolidated Total Net Leverage Ratio, Secured Net Leverage Ratio or Fixed Charge Coverage Ratio (each, a “Ratio”), calculating such Ratios with the following adjustments:
(i)In the event that the Company or any Restricted Subsidiary Incurs, repays, repurchases or redeems any Indebtedness (other than, solely for purposes of calculating the Fixed Charge Coverage Ratio, in the case of any Qualified Receivables Facility, in which case interest expense attributable thereto shall be computed based upon the average daily balance of such Qualified Receivables Facility during the applicable period) or issues, repurchases or redeems any Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the applicable Ratio is being calculated but prior to the event for which the calculation of the applicable Ratio is made (the date of such event, the “Ratio Calculation Date”), then the applicable Ratio shall be calculated giving pro forma effect to such Incurrence, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period; provided that the Company may elect pursuant to an Officer’s Certificate delivered to the Trustee to treat all or any portion of the commitment under any Indebtedness as being Incurred at such time, in which case any subsequent Incurrence of Indebtedness under such commitment shall not be deemed, for purposes of this calculation, to be an Incurrence at such subsequent time.

(ii)Investments (or series of related Investments) in excess of $25 million, acquisitions, dispositions, mergers, amalgamations and consolidations that the Company or any Restricted Subsidiary has determined to make and/or made during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Ratio Calculation Date (each, for purposes of this definition, a “pro forma event”) shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations and consolidations (and the change of any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period shall have made any Investment, acquisition, disposition, merger, amalgamation or consolidation that would have required adjustment pursuant to this definition, then the applicable Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation or amalgamation had occurred at the beginning of the applicable four-quarter period. If since the beginning of such period any Restricted Subsidiary is designated an Unrestricted Subsidiary or any Unrestricted Subsidiary is designated a Restricted Subsidiary, then the applicable Ratio shall be calculated giving pro forma effect thereto for such period as if such designation had occurred at the beginning of the applicable four-quarter period.
(iii)For purposes of this definition, whenever pro forma effect is to be given to any pro forma event, the pro forma calculations shall be made in good faith by a Financial Officer of the Company. Additionally, for purposes of this definition, any amount in a currency other than U.S. dollars will be converted to U.S. dollars based on the average exchange rate for such currency for the most recent twelve-month period immediately prior to the date of determination in a manner consistent with that used in calculating EBITDA for the applicable period.
(iv)Solely for purposes of calculating the Fixed Charge Coverage Ratio, if any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Ratio Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligation has a remaining term in excess of 12 months). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a Financial Officer of the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with IFRS. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a Eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Company may designate.
Notwithstanding anything to the contrary herein, the Acquisition shall not be given pro forma effect (but, for the avoidance of doubt, Indebtedness Incurred in connection therewith shall be given pro forma effect).
“Purchaser” means Genmab Holding II B.V., a private limited liability company organized under the laws of the Netherlands and a wholly owned subsidiary of the Company.
“Qualified Receivables Facility” shall mean a receivables financing or factoring facility that is designated as a “Qualified Receivables Facility” (as provided below), providing for the transfer, sale and/or pledge by the Company and/or one or more other Receivables Sellers of Permitted Receivables Facility Assets (thereby providing financing to the Company and/or the Receivables Sellers) to (i) a Receivables Entity (either directly or through another Receivables Seller), which in turn shall transfer, sell and/or pledge interests in the respective Permitted Receivables Facility Assets to third-party lenders or investors pursuant to the Permitted Receivables Facility Documents in return for cash or (ii) a bank or other financial institution, which shall finance, directly or indirectly, the Permitted Receivables Facility Assets, so long as, in the case of each of clause (i) and clause (ii), no portion of the Indebtedness or any other obligations (contingent or otherwise) under such receivables facility or facilities (x) is guaranteed by the Company or any Subsidiary (excluding guarantees of obligations pursuant to Standard Securitization Undertakings), (y) is recourse to or obligates the Company or any other Subsidiary in any way (other than pursuant to Standard Securitization Undertakings) or (z) subjects any property or asset (other than Permitted Receivables Facility Assets, Permitted Receivables Related Assets or the Equity Interests of any Receivables Entity) of the Company or any other Subsidiary (other than a Receivables Entity), directly or indirectly, contingently or otherwise, to the satisfaction thereof (other than pursuant to Standard Securitization Undertakings). Any such designation shall be evidenced by delivering to the Trustee a certificate signed by a Financial Officer of the Company certifying that, to such officer’s knowledge and belief after consultation with counsel, such designation complied with the foregoing conditions.
“Rating Agency” means (1) each of Moody’s and S&P and (2) if Moody’s or S&P ceases to rate the Notes, another “nationally recognized statistical rating organization” as such term is defined in Section 3(a)(62) of the Exchange Act selected by the Company as a replacement agency for S&P or Moody’s, as the case may be.
“Receivables Assets” shall mean any right to payment created by or arising from royalties, sales of goods, lease of goods or the rendition of services rendered no matter how evidenced whether or not earned by performance (whether constituting accounts, general intangibles, chattel paper or otherwise).
“Receivables Entity” shall mean any direct or indirect Wholly Owned Subsidiary of the Company that engages in no activities other than in connection with the financing of accounts receivable of the Receivables Sellers and that is designated (as provided below) as a “Receivables Entity” (a) with which neither the Company nor any of its Subsidiaries has any contract, agreement, arrangement or understanding (other than pursuant to the Permitted Receivables Facility Documents (including with respect to fees payable in the ordinary course of business in connection with the servicing of accounts receivable and related assets)) on terms less favorable to the Company or such Subsidiary than those that might be obtained at the time from persons that are not Affiliates of the Company (as determined by the Company in good faith) and (b) to which neither the Company nor any other Subsidiary has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results (other than pursuant to Standard Securitization Undertakings). Any such designation shall be evidenced by delivering to the Trustee an officer’s certificate of the Company certifying that, to such officer’s knowledge and belief after consultation with counsel, such designation complied with the foregoing conditions.
“Receivables Seller” shall mean the Company or those Subsidiaries that are from time to time party to the Permitted Receivables Facility Documents (other than any Receivables Entity).
“Regulated Bank” means (a) a commercial bank with a consolidated combined capital and surplus of at least $5 billion that is (i) a U.S. depository institution the deposits of which are insured by the Federal Deposit Insurance Corporation, (ii) a corporation organized under section 25A of the U.S. Federal Reserve Act of 1913, (iii) a branch, agency or commercial lending company of a foreign bank operating pursuant to approval by and under the supervision of the Board of Governors under 12 CFR part 211, (iv) a non-U.S. branch of a foreign bank managed and controlled by a U.S. branch referred to in clause (iii) or (v) any other U.S. or non-U.S. depository institution or any branch, agency or similar office thereof supervised by a bank regulatory authority in any jurisdiction or (b) any Affiliate of a Person set forth in clause (a) above to the extent that (1) all of the Capital Stock of such Affiliate is directly or indirectly owned by either (I) such Person set forth in clause (a) above or (II) a parent entity that also owns, directly or indirectly, all of the Capital Stock of such Person set forth in clause (a) and (2) such Affiliate is a securities broker or dealer registered with the SEC under Section 15 of the Exchange Act.
“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as amended, or any successor regulation.
“Restricted Investment” means an Investment other than a Permitted Investment.
“Restricted Margin Stock” means Margin Stock owned by the Company or any Restricted Subsidiary the value of which (determined in accordance with clause (2)(i) of the definition of “indirectly secured” set forth in Regulation U) represents not more than 25% of the value of the assets of the Company and its Restricted Subsidiaries (determined in accordance with clause (2)(i) of the definition of “indirectly secured” set forth in Regulation U).
“Restricted Subsidiary” means, with respect to any Person, any Subsidiary of such Person other than an Unrestricted Subsidiary of such Person. Unless otherwise indicated in this Indenture, all references to Restricted Subsidiaries shall mean Restricted Subsidiaries of the Company (including the U.S. Co-Issuer).

“S&P” means S&P Global Ratings and any successor to its rating agency business.
“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired by the Company or a Restricted Subsidiary whereby the Company or such Restricted Subsidiary transfers such property to a Person and the Company or such Restricted Subsidiary leases it from such Person, other than leases between the Company and a Restricted Subsidiary or between Restricted Subsidiaries.
“Screened Affiliate” means any Affiliate of a holder (i) that makes investment decisions independently from such holder and any other Affiliate of such holder that is not a Screened Affiliate, (ii) that has in place customary information screens between it and such holder and any other Affiliate of such holder that is not a Screened Affiliate and such screens prohibit the sharing of information with respect to the Issuers or its Subsidiaries, (iii) whose investment policies are not directed by such holder or any other Affiliate of such holder that is acting in concert with such holder in connection with its investment in the Notes and (iv) whose investment decisions are not influenced by the investment decisions of such holder or any other Affiliate of such holder that is acting in concert with such holders in connection with its investment in the Notes.
“SEC” means the Securities and Exchange Commission.
“Secured Indebtedness” means any Consolidated Total Indebtedness secured by a Lien on all or any portion of the assets of the Company or any of its Restricted Subsidiaries.
“Secured Net Leverage Ratio” means, at any date, the ratio of (i) the principal amount of Secured Indebtedness as of such date of calculation (determined on a consolidated basis) less the Unrestricted Cash Amount as of such date of determination to (ii) EBITDA of the Company for the four full fiscal quarters for which financial statements are available immediately preceding such date, calculated on a Pro Forma Basis.
“Secured Notes” means the 6.250% senior secured notes due 2032 issued by the Issuers pursuant to an indenture (the “Secured Notes Indenture”) dated the Issue Date among the Issuers, the guarantors party thereto from time to time and Wilmington Trust, National Association, as trustee and collateral agent.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.
“Segregated Accounts” means the Segregated Deposit Account and the Segregated Securities Accounts.
“Segregated Deposit Account” means the segregated deposit account established by the Company at Goldman Sachs Bank USA for the benefit of the holders of the Notes pursuant to Section 3.10.
“Segregated Securities Accounts” means (a) the segregated securities account established by the Company at Goldman Sachs & Co. LLC and (b) the segregated securities account established by the Company in connection with Morgan Stanley Institutional Liquidity Funds, with SS&C Global Investor and Distribution Solutions, Inc., as transfer agent, and State Street Bank and Trust Company, as custodian, in each case, for the benefit of the holders of the Notes pursuant to Section 3.10.
“Short Derivative Instrument” means a Derivative Instrument (i) the value of which generally decreases, and/or the payment or delivery obligations under which generally increase, with positive changes to the Performance References and/or (ii) the value of which generally increases, and/or the payment or delivery obligations under which generally decrease, with negative changes to the Performance References.
“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC (or any successor provisions).
“Similar Business” means any business the majority of whose revenues are derived from (i) business or activities conducted by the Company and its Subsidiaries on the Issue Date or the Initial Tender Offer Closing Date, (ii) any business that is a natural outgrowth or reasonable extension, development or expansion of any business or activities conducted by the Company and its Subsidiaries on the Issue Date or the Initial Tender Offer Closing Date or any business similar, reasonably related, incidental, complementary or ancillary to any of the foregoing or (iii) any business that in the Company’s good faith business judgment constitutes a reasonable diversification of businesses conducted by the Company and its Subsidiaries.
“Special Mandatory Redemption Date” means the date of redemption provided in the notice delivered by the Issuers pursuant to Section 3.09(b), which date shall be no later than the third Business Day following the Special Mandatory Redemption Trigger Date.
“Special Mandatory Redemption Price” means 100% of the issue price of the Notes, plus accrued and unpaid interest from the Issue Date, or the most recent date to which interest has been paid or provided for, to, but excluding, the Special Mandatory Redemption Date.
“Special Mandatory Redemption Trigger Date” means October 5, 2026, if the Initial Tender Offer has not been consummated on or before such date, or, if earlier, the date on which the Acquisition Agreement terminates or is terminated in accordance with its terms.
“Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and guarantees of performance entered into by the Company or any of its Subsidiaries in connection with a Qualified Receivables Facility which the Company has determined in good faith to be reasonably customary in the commercial paper, term securitization or structured lending market.
“Stated Maturity” means, with respect to any Note, the date specified in such Note as the fixed date on which the final payment of principal of such Note is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such Note at the option of the holder thereof upon the happening of any contingency beyond the control of the Company unless such contingency has occurred).
“Subordinated Indebtedness” means (a) with respect to an Issuer, any Indebtedness of such Issuer which is by its terms subordinated in right of payment to the Notes, and (b) with respect to any Guarantor, any Indebtedness of such Guarantor which is by its terms subordinated in right of payment to its Guarantee; provided, however, that no guarantee of Indebtedness which Indebtedness does not itself constitute Subordinated Indebtedness shall constitute Subordinated Indebtedness.
“Subsidiary” means, with respect to any Person, (1) any corporation, association or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, and (2) any partnership, joint venture or limited liability company of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (y) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity. Unless the context otherwise requires, a “Subsidiary” refers to a Subsidiary of the Company.
“Taxes” means any and all present or future taxes, duties, levies, imposts, assessments, deductions, withholdings or other similar charges imposed by any Governmental Authority, whether computed on a separate, consolidated, unitary, combined or other basis and any interest, fines, penalties or additions to tax with respect to the foregoing.
“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. Sections 77aaa-77bbbb) as in effect on the Issue Date.

“Total Assets” means the total consolidated assets of the Company and its Restricted Subsidiaries, as shown on the most recent balance sheet of the Company, calculated on a pro forma basis after giving effect to any subsequent acquisition or disposition of a Person or business.
“Transactions” means (a) the issuance and sale of the Notes and Secured Notes pursuant to the Offering Memorandum, (b) the Incurrence of Indebtedness under the Initial Credit Agreement and other transactions to occur pursuant to or in connection with the Initial Credit Agreement on the Initial Tender Offer Closing Date, (c) the consummation of the Acquisition and the other transactions to occur pursuant to or in connection with the Acquisition Agreement on or prior to the Acquisition Date and (d) the payment of all fees and expenses to be paid and owing in connection with the foregoing.
“Treasury Rate” means the average during the most recent week that has ended at least two Business Days prior to the applicable redemption date (or in the case of a satisfaction and discharge, two Business Days prior to the deposit of funds with the Trustee or any paying agent) of the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the Federal Reserve Statistical Release H.15 (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to December 15, 2028; provided, however, that if the period from such redemption date to December 15, 2028 is less than one year, the weekly average yield on actively traded United States Treasury securities adjusted to a constant maturity of one year will be used.
“Trust Officer” means any officer within the corporate trust department of the Trustee, including any director, vice president, assistant vice president, associate or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject, in each case, who shall have direct responsibility for the administration of this Indenture.
“Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in any applicable state.
“Unrestricted Cash” shall mean cash and Cash Equivalents of the Company or any of its Subsidiaries that would not appear as “restricted” on a consolidated balance sheet of the Company or any of its Subsidiaries or appears as “restricted” only as a result of having been pledged in support of any Obligations in respect of Equal Priority Indebtedness.
“Unrestricted Cash Amount” means, on any date, the lesser of (i) $500 million and (ii) the aggregate amount of Unrestricted Cash on such date.
“Unrestricted Margin Stock” shall mean any Margin Stock owned by the Company or any Restricted Subsidiary that is not Restricted Margin Stock.
“Unrestricted Subsidiary” means:
(1)any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Company in the manner provided below; and
(2)any Subsidiary of an Unrestricted Subsidiary.
The Company may designate any of its Subsidiaries, including any newly acquired or newly formed Subsidiary of the Company, to be an Unrestricted Subsidiary unless at the time of such designation such Subsidiary or any of its Subsidiaries (x) owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, the Company or any Restricted Subsidiary that is not a Subsidiary of the Subsidiary to be so designated or (y) owns or exclusively licenses Material Intellectual Property, in each case of clauses (x) and (y) at the time of such designation; provided, however, that the Subsidiary to be so designated and its Subsidiaries do not at the time of designation have and do not thereafter Incur any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any of the Restricted Subsidiaries other than Permitted Liens described in clause (18) of the definition thereof unless otherwise permitted under Section 4.04; provided, further, however that either (a) the

Subsidiary to be so designated has total consolidated assets of $1,000 or less or (b) if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under Section 4.04.
The Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:
(x)    the Company could Incur $1.00 of additional Indebtedness pursuant to Section 4.03(a), calculated on a Pro Forma Basis giving effect to such designation, and
(y)    no Event of Default shall have occurred and be continuing.
Any such designation by the Company shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors of the Company, giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.
“U.S. Co-Issuer” means Genmab Finance LLC, a Delaware limited liability company and wholly owned subsidiary of the Company.
“U.S. Government Obligations” means securities that are:
(3)direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged, or
(4)obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in each case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depository receipt.
“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.
“Weighted Average Life to Maturity” means, when applied to any Indebtedness or Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing (1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment, by (2) the sum of all such payments.
“Wholly Owned Restricted Subsidiary” means any Wholly Owned Subsidiary that is a Restricted Subsidiary.
“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or shares required pursuant to applicable law) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.
SECTION 1.02Other Definitions.

Term	Section
$	Section 1.03(g)
Additional Amounts	Section 2.14
Affiliate Transaction	Section 4.07(a)

Term	Section
Agent Members	Appendix A
Applicable Law	Section 13.15
Asset Sale Offer	Section 4.06(b)(iii)
Authentication Order	Section 2.03
Change in Tax Law	Exhibit A
Change of Control Offer	Section 4.08(a)
Clearstream	Appendix A
Court Determination	Section 6.13(b)
covenant defeasance option	Section 8.01(b)
Covenant Satisfaction Officer’s Certificate	Section 6.13(b)
Covenant Suspension Event	Section 4.15
Declined Excess Proceeds	Section 4.06(b)(iii)
defeasance trust	Section 8.02(a)(i)
Definitive Note	Appendix A
Designated Commitment	Section 4.03(c)(3)
Directing Holder	Section 6.13(a)
Documentary Taxes	Section 2.14(12)
DTC	Exhibit A
Dutch Guarantor	Section 13.07
Euroclear	Appendix A
Event of Default	Section 6.01
Excess Proceeds	Section 4.06(b)(iii)
Global Notes	Appendix A
Global Notes Legend	Appendix A
Guaranteed Obligations	Section 12.01(a)
including	Section 1.03(d)
Initial Notes	Preamble
Interest Payment Date	Exhibit A
legal defeasance option	Section 8.01(b)
Litigation	Section 6.13(b)
New Guarantor	Exhibit B
Noteholder Direction	Section 6.13(a)
Notes Custodian	Appendix A
Notice of Default	Section 6.01(i)
Offer Period	Section 4.06(d)
Paying Agent	Section 2.04(a)
Permitted Jurisdictions	Section 5.01(a)(i)
Position Representation	Section 6.13(a)
protected purchaser	Section 2.08
QIB	Appendix A
Record Date	Exhibit A
Refinancing Indebtedness	Section 4.03(b)(xv)
Refunding Capital Stock	Section 4.04(b)(ii)(A)
Registrar	Section 2.04(a)

Term	Section
Regulation S	Appendix A
Regulation S Global Notes	Appendix A
Regulation S Notes	Appendix A
Regulation S Permanent Global Note	Appendix A
Regulation S Temporary Global Note	Appendix A
Relevant Taxing Jurisdiction	Section 2.14
RESALE RESTRICTION TERMINATION DATE	Exhibit A
Restricted Notes Legend	Appendix A
Restricted Payments	Section 4.04(a)(iv)
Restricted Period	Appendix A
Retired Capital Stock	Section 4.04(b)(ii)(A)
Reversion Date	Section 4.15
Rule 144A	Appendix A
Rule 144A Global Notes	Appendix A
Rule 144A Notes	Appendix A
Specified Deposit Account Collateral	Section 3.10(b)
Specified Deposit Account Control Agreement	Section 3.10(c)
Specified Securities Account Collateral	Section 3.10(b)
Successor Company	Section 5.01(a)(i)
Successor Person	Section 5.01(b)(i)
Supplemental Indenture	Exhibit B
Suspended Covenants	Section 4.15
Suspension Period	Section 4.15
Transfer Restricted Definitive Notes	Appendix A
Transfer Restricted Global Notes	Appendix A
Transfer Restricted Notes	Appendix A
Trustee	Preamble
U.S. dollars	Section 1.03(g)
Unrestricted Definitive Notes	Appendix A
Unrestricted Global Notes	Appendix A
Verification Covenant	Section 6.13(a)
Verification Covenant Officer’s Certificate	Section 6.13(b)

SECTION 1.03Rules of Construction. Unless the context otherwise requires:
(a)a term has the meaning assigned to it;
(b)an accounting term not otherwise defined has the meaning assigned to it in accordance with IFRS;
(c)“or” is not exclusive;
(d)“including” means including without limitation;
(e)words in the singular include the plural and words in the plural include the singular;

(f)unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with IFRS;
(g)“$” and “U.S. dollars” each refer to United States dollars, or such other money of the United States of America that at the time of payment is legal tender for payment of public and private debts;
(h)all references to Articles, Sections, Schedules, Exhibits and Appendices shall be construed to refer to Articles and Sections of, and Exhibits, Schedules and Appendices to, this Indenture;
(i)unsecured Indebtedness shall not be deemed to be subordinate or junior in payment priority to secured Indebtedness merely by virtue of its nature as unsecured Indebtedness;
(j)the principal amount of any non-interest bearing or other discount security at any date shall be the principal amount thereof that would be shown on a balance sheet of the issuer dated such date prepared in accordance with IFRS;
(k)the principal amount of any Preferred Stock shall be (i) the maximum liquidation value of such Preferred Stock or (ii) the maximum mandatory redemption or mandatory repurchase price with respect to such Preferred Stock, whichever is greater; and
(l)any reference in this Indenture to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).
SECTION 1.04No Incorporation by Reference of Trust Indenture Act. This Indenture is not qualified under the TIA, and the TIA shall not apply to or in any way govern the terms of this Indenture. As a result, no provisions of the TIA are incorporated into this Indenture unless expressly incorporated pursuant to this Indenture.
SECTION 1.05Danish Terms. In this Indenture, where it relates to a person incorporated in Denmark or other applicable term, a reference to:
(a)a “general assignment” with any creditor includes a rekonstruktion or konkursbehandling under Danish law;
(b)a “receiver”, “liquidator”, “assignee”, “custodian”, “monitor”, “trustee” or “similar official” includes a rekonstruktør, a kurator or likvidator under Danish law;
(c)“gross negligence” means grov uagtsomhed under Danish law;
(d)“willful misconduct” means forsæt under Danish law;
(e)a “guarantee” includes any garanti or kaution under Danish law which is independent from the debt to which it relates and means, for the purpose of a guarantee granted by a guarantor incorporated in Denmark, a first demand guarantee (in Danish: anfordringsgaranti) and not a surety;
(f)“merger” includes any fusion under Danish law;
(g)“insolvency” shall be construed in accordance with section 17(2) of the Danish Bankruptcy Act (in Danish: konkursloven), as amended, restated or supplemented from time to time;
(h)a “winding up”, “liquidation” in relation to an entity or “dissolution” includes a likvidation, opløsning på grundlag af betalingserklæring or tvangsopløsning ved likvidationsbehandling under Danish law; and
(i)in relation to any security document or other security rights or security assets governed by Danish law or located in Denmark, such collateral shall be granted by the relevant security provider to the Trustee as agent and representative (in Danish: fuldmægtig og repræsentant) for the holders of the Notes in accordance with Section 18(1), cf. Section 1(2), of the Danish Capital Markets Act.

ARTICLE II

THE NOTES
SECTION 2.01Amount of Notes. The aggregate principal amount of Notes which may be authenticated and delivered under this Indenture on the Issue Date is $1,000,000,000.
The Issuers may from time to time after the Acquisition Date issue Additional Notes under this Indenture in an unlimited principal amount, so long as (i) the Incurrence of the Indebtedness represented by such Additional Notes is at such time permitted by Section 4.03 and (ii) such Additional Notes are issued in compliance with the other applicable provisions of this Indenture. With respect to any Additional Notes issued after the Issue Date (except for Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes pursuant to Section 2.07, 2.08, 3.08, 4.06(e), 4.08(c) or Appendix A), there shall be (a) established in or pursuant to a resolution of the Boards of Directors of the Issuers and (b) (i) set forth or determined in the manner provided in an Officer’s Certificate of the Issuers or (ii) established in one or more indentures supplemental hereto, prior to the issuance of such Additional Notes:
(1)the aggregate principal amount of such Additional Notes which may be authenticated and delivered under this Indenture;
(2)the issue price and issuance date of such Additional Notes, including the date from which interest on such Additional Notes shall accrue; and
(3)if applicable, that such Additional Notes shall be issuable in whole or in part in the form of one or more Global Notes and, in such case, the respective depositaries for such Global Notes, the form of any legend or legends which shall be borne by such Global Notes in addition to or in lieu of those set forth in Exhibit A hereto and any circumstances in addition to or in lieu of those set forth in Section 2.2 of Appendix A in which any such Global Note may be exchanged in whole or in part for Additional Notes registered, or any transfer of such Global Note in whole or in part may be registered, in the name or names of Persons other than the depository for such Global Note or a nominee thereof.
If any of the terms of any Additional Notes are established by action taken pursuant to a resolution of the Boards of Directors of the Issuers, a copy of an appropriate record of such action shall be certified by the Secretary or any Assistant Secretary of each Issuer and delivered to the Trustee at or prior to the delivery of the Officer’s Certificate of the Issuers or an indenture supplemental hereto setting forth the terms of the Additional Notes.
The Initial Notes and any Additional Notes will be treated as a single class of securities for all purposes under this Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase; provided that if the Additional Notes are not fungible with the Initial Notes for U.S. federal income tax purposes, the Additional Notes will have a separate CUSIP number, if applicable. Unless the context otherwise requires, for all purposes of this Indenture, references to the Notes include any Additional Notes actually issued.
SECTION 2.02Form and Dating. Provisions relating to the Initial Notes and any Additional Notes are set forth in Appendix A, which is hereby incorporated in and expressly made a part of this Indenture. The (i) Initial Notes and the Trustee’s certificate of authentication and (ii) any Additional Notes (if issued as Transfer Restricted Notes) and the Trustee’s certificate of authentication shall each be substantially in the form of Exhibit A hereto, which is hereby incorporated in and expressly made a part of this Indenture. The Notes may have notations, legends or endorsements required by law, stock exchange rule, agreements to which any Issuer or Guarantor is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Issuers). Each Note shall be dated the date of its authentication. The Notes shall be issuable only in fully registered form, without coupons, in minimum denominations of $200,000 and any integral multiple of $1,000 in excess thereof.
SECTION 2.03Execution and Authentication. The Trustee shall authenticate and make available for delivery upon a written order of the Issuers signed by an Officer of each Issuer (an “Authentication Order”) (a) Initial Notes for original issue on the date hereof in an aggregate principal amount of $1,000,000,000 and (b) subject to the terms of this Indenture, Additional Notes in an aggregate principal amount to be determined at the time of issuance and specified therein. Such Authentication Order shall specify the amount of separate Note certificates to be authenticated, the principal amount of each of the Notes to be authenticated, the date on which the original issue of Notes is to be authenticated, whether the Notes are to be Initial Notes or Additional Notes, the registered holder of each of the Notes and delivery instructions. Notwithstanding anything to the contrary in this

Indenture or Appendix A, any issuance of Additional Notes after the Issue Date shall be in a principal amount of at least $200,000 and integral multiples of $1,000 in excess thereof.
The Notes (in global or definitive form) shall be signed by each of the Issuers. An Officer of each Issuer shall sign the Notes for such Issuer by manual or electronic signature.
If an Officer of an Issuer whose signature is on a Note no longer holds that office at the time the Trustee authenticates the Note, the Note shall be valid nevertheless.
A Note shall not be valid until an authorized signatory of the Trustee (or an authenticating agent as described immediately below) manually signs the certificate of authentication on the Note. The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.
The Trustee may appoint one or more authenticating agents reasonably acceptable to the Issuers to authenticate the Notes. Any such appointment shall be evidenced by an instrument signed by a Trust Officer, a copy of which shall be furnished to the Issuers. Unless limited by the terms of such appointment, an authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as any Registrar, Paying Agent or agent for service of notices and demands.
SECTION 2.04Registrar and Paying Agent.
(a)The Issuers shall maintain (i) an office or agency where Notes may be presented for registration of transfer or for exchange (the “Registrar”) and (ii) an office or agency where Notes may be presented for payment (the “Paying Agent”). The Registrar shall keep a register of the Notes and of their transfer and exchange. The Issuers may have one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrars. The term “Paying Agent” includes the Paying Agent and any additional paying agents. The Issuers initially appoint the Trustee as Registrar, Paying Agent and the Notes Custodian with respect to the Global Notes.
(b)Upon written request from the Issuers, the Registrar shall provide the Issuers with a copy of the then-current register for the Notes.
(c)The Issuers may enter into an appropriate agency agreement with any Registrar or Paying Agent not a party to this Indenture. The agreement shall implement the provisions of this Indenture that relate to such agent. The Issuers shall notify the Trustee in writing of the name and address of any such agent. If the Issuers fail to maintain a Registrar or Paying Agent, the Trustee shall act as such and shall be entitled to appropriate compensation therefor pursuant to Section 7.06. The Company or any of its Subsidiaries (including the U.S. Co-Issuer) may act as Paying Agent or Registrar.
(d)The Issuers may remove any Registrar or Paying Agent upon written notice to such Registrar or Paying Agent and to the Trustee; provided, however, that no such removal shall become effective until (i) if applicable, acceptance of an appointment by a successor Registrar or Paying Agent, as the case may be, as evidenced by an appropriate agreement entered into by the Issuers and such successor Registrar or Paying Agent, as the case may be, and delivered to the Trustee or (ii) notification to the Trustee that the Trustee shall serve as Registrar or Paying Agent until the appointment of a successor in accordance with clause (i) above. The Registrar or Paying Agent may resign at any time upon written notice to the Issuers and the Trustee; provided, however, that the Trustee may resign as Paying Agent or Registrar only if the Trustee also resigns as Trustee in accordance with Section 7.07.
SECTION 2.05Paying Agent to Hold Money in Trust. Prior to 10:00 a.m., New York City time, on each due date of the principal of and interest on any Note, the Issuers shall deposit with the Paying Agent (or, if the Company or a Subsidiary thereof is the Paying Agent, shall have segregated and held in trust) a sum sufficient to pay such principal and interest when so becoming due. The Paying Agent shall hold in trust for the benefit of holders or the Trustee all money held by a Paying Agent for the payment of principal of and interest on the Notes, and shall notify the Trustee in writing of any default by the Issuers in making any such payment. If the Company or a Subsidiary thereof acts as Paying Agent, it shall segregate the money held by it as Paying Agent and hold it in trust for the benefit of the Persons entitled thereto. The Issuers at any time may require a Paying Agent to pay all money held by it to the Trustee and to account for any funds disbursed by such Paying Agent. Upon complying with this Section 2.05, a Paying Agent shall have no further liability for the money delivered to the Trustee.
SECTION 2.06Holder Lists. The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of holders. If the Trustee is not the Registrar, the Issuers shall furnish, or cause the Registrar to furnish, to the Trustee, in writing at least five Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of holders.
SECTION 2.07Transfer and Exchange. The Notes shall be issued in registered form and shall be transferable only upon the surrender of a Note for registration of transfer and in compliance with Appendix A. When a Note is presented to the Registrar with a request to register a transfer, the Registrar shall register the transfer as requested if its requirements (including, among other things, the furnishing of appropriate endorsements and transfer documents) therefor are met. When Notes are presented to the Registrar with a request to exchange them for an equal principal amount of Notes of other denominations, the Registrar shall make the exchange as requested if the same requirements are met. To permit registration of transfers and exchanges, the Issuers shall execute and the Trustee shall authenticate Notes at the Registrar’s request. The Issuers may require payment of a sum sufficient to pay all taxes, assessments or other governmental charges payable on transfer that are required by law in connection with any transfer or exchange pursuant to this Section 2.07. The Issuers shall not be required to make, and the Registrar need not register, transfers or exchanges of any Notes selected for redemption (except, in the case of Notes to be redeemed in part, the portion thereof not to be redeemed) or of any Notes for a period of 15 days before the mailing of a notice of redemption of Notes to be redeemed.
Prior to the due presentation for registration of transfer of any Note, the Issuers, the Guarantors, the Trustee, the Paying Agent and the Registrar may deem and treat the Person in whose name a Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest, if any, on such Note and for all other purposes whatsoever, whether or not such Note is overdue, and none of the Issuers, the Guarantors, the Trustee, the Paying Agent or the Registrar shall be affected by notice to the contrary.
Any holder of a beneficial interest in a Global Note shall, by acceptance of such beneficial interest, agree that transfers of beneficial interests in such Global Note may be effected only through a book-entry system maintained by (a) the holder of such Global Note (or its agent) or (b) any holder of a beneficial interest in such Global Note, and that ownership of a beneficial interest in such Global Note shall be required to be reflected in a book entry.
All Notes issued upon any transfer or exchange pursuant to the terms of this Indenture shall evidence the same debt and shall be entitled to the same benefits under this Indenture as the Notes surrendered upon such transfer or exchange.
The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Depository participants or beneficial owners of interests in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.
None of the Trustee, Registrar or Paying Agent shall have any responsibility for any actions taken or not taken by the Depository.
SECTION 2.08Replacement Notes. If a mutilated Note is surrendered to the Registrar or if the holder of a Note claims that the Note has been lost, destroyed or wrongfully taken, the Issuers shall issue and the Trustee shall authenticate a replacement Note if the requirements of Section 8-405 of the Uniform Commercial Code are met, such that the holder (a) satisfies the Issuers and the Trustee within a reasonable time after such holder has notice of such loss, destruction or wrongful taking and the Registrar does not register a transfer prior to receiving such notification, (b) makes such request to the Issuers and the Trustee prior to the Note being acquired by a protected purchaser as defined in Section 8-303 of the Uniform Commercial Code (a “protected purchaser”) and (c) satisfies any other reasonable requirements of the Issuers and the Trustee. Such holder shall furnish an indemnity bond sufficient in the judgment of the Trustee, with respect to the Trustee, and each Issuer, with respect to such Issuer, to protect the Issuers, the Trustee, the Paying Agent and the Registrar, as applicable, from any loss or liability that any of them may suffer if a Note is replaced and subsequently presented or claimed for payment. The Issuers and the Trustee may charge the holder for their expenses in replacing a Note (including without limitation, attorneys’ fees and disbursements in replacing such Note). In the event any such mutilated, lost, destroyed or wrongfully taken Note has become or is about to become due and payable, the Issuers in its discretion may pay such Note instead of issuing a new Note in replacement thereof.
Every replacement Note is an additional obligation of the Issuers.

The provisions of this Section 2.08 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, lost, destroyed or wrongfully taken Notes.
SECTION 2.09Outstanding Notes. Notes outstanding at any time are all Notes authenticated by the Trustee except for those canceled by it, those paid pursuant to Section 2.08, those delivered to it for cancellation and those described in this Section 2.09 as not outstanding. Subject to Section 13.04, a Note does not cease to be outstanding because an Issuer or an Affiliate of any Issuer holds the Note.
If a Note is replaced pursuant to Section 2.08 (other than a mutilated Note surrendered for replacement), it ceases to be outstanding unless the Trustee and the Issuers receive proof satisfactory to them that the replaced Note is held by a protected purchaser. A mutilated Note ceases to be outstanding upon surrender of such Note and replacement thereof pursuant to Section 2.08.
If a Paying Agent segregates and holds in trust, in accordance with this Indenture, on a redemption date or maturity date money sufficient to pay all principal and interest payable on that date with respect to the Notes (or portions thereof) to be redeemed or maturing, as the case may be, and no Paying Agent is prohibited from paying such money to the holders on that date pursuant to the terms of this Indenture, then on and after that date such Notes (or portions thereof) cease to be outstanding and interest on them ceases to accrue.
SECTION 2.10Cancellation. The Issuers at any time may deliver Notes to the Trustee for cancellation. The Registrar and each Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment or cancellation and shall dispose of canceled Notes in accordance with its customary procedures. The Issuers may not issue new Notes to replace Notes they have redeemed, paid or delivered to the Trustee for cancellation. The Trustee shall not authenticate Notes in place of canceled Notes other than pursuant to the terms of this Indenture.
SECTION 2.11Defaulted Interest. If the Issuers default in a payment of interest on the Notes, the Issuers shall pay the defaulted interest then borne by the Notes (plus interest on such defaulted interest to the extent lawful) in any lawful manner. The Issuers may pay the defaulted interest to the Persons who are holders on a subsequent special record date. The Issuers shall fix or cause to be fixed any such special record date and payment date to the reasonable satisfaction of the Trustee and shall promptly mail or cause to be mailed to each affected holder a notice that states the special record date, the payment date and the amount of defaulted interest to be paid.
SECTION 2.12CUSIP Numbers and ISINs. The Issuers in issuing the Notes may use CUSIP numbers and ISINs, and the Trustee shall use any such CUSIP numbers and ISINs in notices of redemption as a convenience to holders; provided, however, that any such notice may state that no representation is made as to the correctness of such numbers, either as printed on the Notes or as contained in any notice of a redemption that reliance may be placed only on the other identification numbers printed on the Notes and that any such redemption shall not be affected by any defect in or omission of such numbers. The Issuers shall promptly advise the Trustee in writing of any change in any such CUSIP numbers and ISINs.
SECTION 2.13Calculation of Principal Amount of Notes. The aggregate principal amount of the Notes, at any date of determination, shall be the principal amount of the Notes at such date of determination. With respect to any matter requiring consent, waiver, approval or other action of the holders of a specified percentage of the principal amount of all the Notes, such percentage shall be calculated, on the relevant date of determination, by dividing (a) the principal amount, as of such date of determination, of Notes, the holders of which have so consented, by (b) the aggregate principal amount, as of such date of determination, of the Notes then outstanding, in each case, as determined in accordance with the preceding sentence, and Section 13.04 of this Indenture. Any calculation of the Applicable Premium made pursuant to this Section 2.13 shall be made by the Company and delivered to the Trustee pursuant to an Officer’s Certificate.
SECTION 2.14Additional Amounts. All payments made by or on behalf of any Issuer or Guarantor under or with respect to the Notes or any Guarantee will be made free and clear of and without withholding or deduction for or on account of any present or future Taxes unless required by law or the official interpretation or administration thereof. If any such withholding or deduction is required by any applicable withholding agent for or on account of Taxes imposed by (i) Denmark, (ii) any jurisdiction from or through which such payment is made by or on behalf of any Issuer or Guarantor (including, without limitation, the jurisdiction of any paying agent) or (iii) any other jurisdiction in which any Issuer or Guarantor is incorporated, organized, resident or engaged in business for Tax purposes (each of (i), (ii), (iii) and any political subdivision of any of the foregoing, a “Relevant Taxing Jurisdiction”), in respect of any payment made under or with respect to the Notes or under any Guarantee (including payments of principal, redemption price, interest or premium (if any)), subject to the limitations described below, such Issuer or such Guarantor, as the case may be, will pay (together with such payments) such additional amounts (“Additional Amounts”) as may be necessary so that the net amount received by each beneficial owner of Notes after such withholding or deduction (including any withholding or deduction attributable to such Additional Amounts) will equal the amount the beneficial owner would have received if such Taxes had not been withheld or deducted; provided, however, that no Additional Amounts will be payable with respect to:
(1)any Tax, to the extent such Tax would not have been imposed, withheld, deducted or levied but for any actual or deemed present or former connection between the holder or the beneficial owner (or between a fiduciary, settlor, beneficiary, member or shareholder or other equity owner of, or a person having a power over, such holder or beneficial owner, if such holder or beneficial owner is an estate, a trust, a limited liability company, a partnership, a corporation or other entity) of such Notes and the Relevant Taxing Jurisdiction (including, without limitation, being or having been a citizen, national or resident of, or incorporated or carrying on a business in or having or having had a permanent establishment in the Relevant Taxing Jurisdiction) other than a connection arising solely from the acquisition, ownership, holding or disposition of the Notes, the enforcement of rights under the Notes or any Guarantee or the receipt of payments under or in respect of the Notes or any Guarantee;
(2)any Tax, to the extent such Tax would not have been imposed, withheld, deducted or levied but for the failure of the holder or beneficial owner of the Notes to comply with any reasonable written request of the Issuers or Guarantors addressed to the holder or beneficial owner and made at least 30 days before any such withholding or deduction would be payable, to satisfy any certification, identification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connection with the Relevant Taxing Jurisdiction of such holder or beneficial owner, which are required by applicable law, treaty, regulation or official administrative guidance of the applicable Relevant Taxing Jurisdiction as a precondition to exemption from, or reduction in the rate of deduction or withholding of, all or part of such Tax (including, without limitation, a certification that the holder or beneficial owner is not resident in the Relevant Taxing Jurisdiction) but in each case, only to the extent such holder or beneficial owner is legally eligible to provide such certification or other documentation;
(3)any Tax that would not have been imposed, withheld, deducted or levied if the presentation of Notes (where Notes are in the form of certificated Notes and presentation is required) for payment had occurred within 30 days after the date such payment became due and payable, or was duly provided for and notice thereof given to holders, whichever is later (except to the extent that the holder or beneficial owner would have been entitled to such Additional Amounts had the Note been presented within such 30-day period);
(4)any estate, inheritance, gift, transfer, capital gains, personal property, wealth, value added, sales or similar Tax;
(5)any Tax that could have been avoided by the presentation of Notes (where Notes are in the form of certificated Notes and presentation is required) for payment to another reasonably available paying agent;
(6)any Tax payable other than by deduction or withholding from payments under, or with respect to, the Notes or the Guarantee;
(7)any Taxes which are imposed, withheld, deducted or levied with respect to, or payable by, a holder that is not the beneficial owner of the Note, or a portion of the Note, or that is a fiduciary, partnership, limited liability company or other similar entity, but only to the extent that a beneficial owner, a beneficiary or settlor with respect to such fiduciary or member of such partnership, limited liability company or similar entity would not have been entitled to the payment of an Additional Amount had such beneficial owner, settlor, beneficiary or member received directly its beneficial or distributive share of the payment;
(8)any withholding Taxes imposed by the United States in respect of a beneficial owner that (i) is or was with respect to the United States a personal holding company, a passive foreign investment company, a controlled foreign corporation, a foreign private foundation or other foreign tax-exempt organization or a corporation that has accumulated earnings to avoid U.S. federal income tax, (ii) is a “10-percent shareholder” within the meaning of Section 871(h)(3)(B) of the Code (or any amended or successor version), of the Company, or (iii) is a bank that is receiving payments on an extension of credit made pursuant to a loan agreement entered into the ordinary course of its trade or business within the meaning of Section 881(c)(3) of the Code (or any amended or successor version);

(9)any Taxes imposed, withheld, levied or deducted pursuant to Sections 1471 through 1474 of the Code as of the Issue Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations promulgated thereunder or official interpretations thereof, any agreement entered into pursuant to current Section 1471(b) of the Code as of the Issue Date (or any amended or successor version described above), or any intergovernmental agreements, treaties, conventions or similar agreements (and any related laws or other official rules or administrative guidance) implementing the foregoing in any jurisdiction;
(10)any Taxes imposed, withheld, levied or deducted pursuant to the Dutch Conditional Withholding Tax Act 2021 (Wet bronbelasting 2021), together with the related ordinances, regulations and guidelines, in each case as in effect as of the date of the Offering Memorandum;
(11)any Danish withholding Tax imposed as a consequence of Indebtedness under the Notes to the holder or beneficial owner of the Notes being considered “controlled debt” for the purpose of section 2 (1)(d) of the Danish Corporation Tax Act; or
(12)any combination of clauses (1) through (11) above.
The applicable withholding agent will (i) make any required withholding or deduction and (ii) timely remit the full amount deducted or withheld to the relevant taxing authority in accordance with applicable law. Upon request, any Issuer or Guarantor, as applicable, will use reasonable efforts to obtain certified copies of Tax receipts evidencing the payment of Taxes so deducted or withheld from each Relevant Taxing Jurisdiction imposing such Taxes and will provide such certified copies to the Trustee. If certified copies of such Tax receipts are not reasonably obtainable, upon request, the Issuers or such Guarantor, as applicable, shall provide the Trustee with other evidence of payment reasonably satisfactory to the Trustee. Such certified copies or other evidence shall be made available to holders upon request.
Whenever in this Indenture or the Notes there is mentioned, in any context, the payment of amounts based upon the principal amount of the Notes or of principal, premium (if any) or interest or of any other amount payable under or with respect to any of the Notes or any Guarantee, such mention shall be deemed to include the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.
The Issuers will pay any present or future stamp, issue, registration, court or documentary Taxes, or any other excise, property or similar Taxes, that arise in any jurisdiction from the execution, issuance, delivery, registration or enforcement of the Notes, any Guarantee, this Indenture or any other document or instrument referred to therein, or the receipt of any payments with respect to the Notes or the Guarantees (“Documentary Taxes”). For the avoidance of doubt, the obligation provided in this paragraph shall not include any Documentary Taxes resulting from the transfer of Notes in the ordinary course.
The obligation to pay Additional Amounts and Documentary Taxes under the terms and conditions described above will survive any termination, defeasance or discharge of this Indenture, and will apply mutatis mutandis to any successor to any Issuer or Guarantor and to any jurisdiction in which any such successor is incorporated, organized, resident or engaged in business for Tax purposes, or any jurisdiction from or through which payment on the Notes or any Guarantee is made by or on behalf of any such successor (including, without limitation, the jurisdiction of any paying agent), and any political subdivision or taxing authority thereof or therein.
ARTICLE III

REDEMPTION AND SECURITY IN SEGREGATED ACCOUNTS
SECTION 3.01Redemption. The Notes may be redeemed, in whole or from time to time in part, subject to the conditions and at the redemption prices set forth in Paragraph 5 of the form of Note set forth in Exhibit A hereto, which is hereby incorporated by reference and made a part of this Indenture, together with accrued and unpaid interest to, but excluding, the redemption date (subject to the right of holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date). The Initial Notes shall also be subject to mandatory redemption as provided in Section 3.09.

SECTION 3.02Applicability of Article. Redemption of Notes at the election of the Issuers or otherwise, as permitted or required by any provision of this Indenture, shall be made in accordance with such provision and this Article III.
SECTION 3.03Notices to Trustee. If the Issuers elect to redeem Notes pursuant to the optional redemption provisions of Paragraph 5 of the Note, the Issuers shall notify the Trustee in an Officer’s Certificate of (i) the Section of this Indenture pursuant to which the redemption shall occur, (ii) the redemption date, (iii) the principal amount of Notes to be redeemed and (iv) the redemption price. The Issuers shall give notice to the Trustee provided for in this Section 3.03 at least 15 days but not more than 60 days (or such shorter period as may be agreed by the Trustee) before a redemption date if the redemption is a redemption pursuant to Paragraph 5 of the Note. The Issuers may also include a request in such Officer’s Certificate that the Trustee give the notice of redemption in the Issuers’ names and at their expense and setting forth the form of such notice containing the information required by Section 3.05. Any such request and the notice of redemption to be delivered shall be received in writing by the Trustee at least five (5) Business Days (or such shorter period as is acceptable to the Trustee) prior to the date on which such notice is to be given. Any such notice may be canceled if written notice from the Issuers of such cancellation is actually received by the Trustee on the Business Day immediately prior to notice of such redemption being mailed to any holder or otherwise delivered in accordance with the applicable procedures of the Depository and shall thereby be void and of no effect. The Issuers shall deliver to the Trustee such documentation and records as shall enable the Trustee to select the Notes to be redeemed pursuant to Section 3.04.
SECTION 3.04Selection of Notes to Be Redeemed. In the case of any partial redemption of Notes, selection of the Notes for redemption will be made by the Trustee on a pro rata basis to the extent practicable or by lot or by such other method as the Trustee shall deem fair and appropriate (and, in such manner that complies with the requirements of the Depository, if applicable); provided that no Notes of $200,000 or less shall be redeemed in part. The Trustee shall make the selection from outstanding Notes not previously called for redemption. The Trustee may select for redemption portions of the principal of Notes that have denominations larger than $200,000. Notes and portions of them the Trustee selects shall be in amounts of $200,000 or integral multiples of $1,000 in excess thereof. Provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption. The Trustee shall notify the Issuers promptly of the Notes or portions of Notes to be redeemed.
SECTION 3.05Notice of Optional Redemption.
(a)At least 10 but not more than 60 days before a redemption date pursuant to Paragraph 5 of the Note, the Issuers shall mail or cause to be mailed by first-class mail, or delivered electronically if held by the Depository, a notice of redemption to each holder whose Notes are to be redeemed at its registered address (with a copy to the Trustee), except that redemption notices may be mailed or otherwise delivered more than 60 days prior to the redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture pursuant to Article VIII.
Any such notice shall identify the Notes to be redeemed and shall state:
(i)the redemption date;
(ii)the redemption price and the amount of accrued interest to, but excluding, the redemption date;
(iii)the name and address of the Paying Agent;
(iv)that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price, plus accrued and unpaid interest;
(v)if fewer than all the outstanding Notes are to be redeemed, the certificate numbers and principal amounts of the particular Notes to be redeemed, the aggregate principal amount of Notes to be redeemed and the aggregate principal amount of Notes to be outstanding after such partial redemption;
(vi)that, unless the Issuers default in making such redemption payment or the Paying Agent is prohibited from making such payment pursuant to the terms of this Indenture, interest on Notes (or portion thereof) called for redemption ceases to accrue on and after the redemption date;
(vii)the CUSIP number and/or ISIN, if any, printed on the Notes being redeemed;
(viii)that no representation is made as to the correctness or accuracy of the CUSIP number or ISIN, if any, listed in such notice or printed on the Notes; and

(ix)any conditions precedent, in accordance with Section 3.05(c) below.
(b)At the Issuers’ request, the Trustee shall deliver the notice of redemption in the Issuers’ names and at their expense. In such event, the Issuers shall notify the Trustee in writing of such request and provide the Trustee with the notice to be delivered at least five (5) Business Days (or such shorter period as is acceptable to the Trustee) prior to the date such notice is to be provided to holders. Such notice shall be in writing and may be sent to the Trustee via electronic mail.
(c)Any redemption and notice thereof may, at the Issuers’ discretion, be subject to one or more conditions precedent. Any such notice shall describe each such condition, and if applicable, shall state that, in the Issuers’ discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date as so delayed, and such notice may be rescinded at any time in the Issuers’ discretion if in the good faith judgment of the Issuers any or all of such conditions will not be satisfied. The Issuers may provide in such notice that payment of the redemption price and the performance of the Issuers’ obligations with respect to such redemption may be performed by another Person; provided that the Issuers shall remain obligated in respect of such payment and performance.
SECTION 3.06Effect of Notice of Redemption. Once notice of redemption is mailed or otherwise delivered in accordance with Section 3.05, Notes called for redemption become due and payable on the redemption date and at the redemption price stated in the notice, except as otherwise expressly provided in Paragraph 5 of the Notes and subject to Section 3.05(c) above. Upon surrender to the Paying Agent, such Notes shall be paid at the redemption price stated in the notice, plus accrued and unpaid interest to, but excluding, the redemption date; provided, however, that if the redemption date is after a regular Record Date and on or prior to the next Interest Payment Date, the accrued interest shall be payable to the holder of the redeemed Notes registered on the relevant Record Date. Failure to give notice or any defect in the notice to any holder shall not affect the validity of the notice to any other holder.
SECTION 3.07Deposit of Redemption Price. With respect to any Notes, prior to 10:00 a.m., New York City time, on the redemption date, the Issuers shall deposit with the Paying Agent (or, if the Company or a Subsidiary thereof is the Paying Agent, shall segregate and hold in trust) money sufficient to pay the redemption price of and accrued and unpaid interest on all Notes or portions thereof to be redeemed on that date other than Notes or portions of Notes called for redemption that have been delivered by the Issuers to the Trustee for cancellation. On and after the redemption date, interest shall cease to accrue on Notes or portions thereof called for redemption so long as the Issuers have deposited with the Paying Agent (or, if the Company or a Subsidiary thereof is the Paying Agent, shall have segregated and held in trust) funds sufficient to pay the principal of, plus accrued and unpaid interest on, the Notes or portions thereof to be redeemed.
SECTION 3.08Notes Redeemed in Part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note.
SECTION 3.09Special Mandatory Redemption.
(a)The Issuers will be required, on the Special Mandatory Redemption Date, to redeem all of the Notes outstanding on the Special Mandatory Redemption Date at the Special Mandatory Redemption Price (subject to the right of holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date).
(b)The Issuers will send a notice of special mandatory redemption, with a copy to the Trustee, not later than one Business Day after the occurrence of a Special Mandatory Redemption Trigger Date to each holder of the Notes at its registered address, or deliver such notice electronically through the Depository if the Notes are held by the Depository. The notice will specify the Special Mandatory Redemption Date, which may not be the same Business Day as the date the notice is sent. If funds sufficient to pay the Special Mandatory Redemption Price of all Notes to be redeemed on the Special Mandatory Redemption Date are deposited with the Paying Agent (or, if the Company or a Subsidiary thereof is the Paying Agent, are segregated and held in trust) on or before the Special Mandatory Redemption Date, then on and after such date, the Notes will cease to bear interest, and all rights under the Notes will terminate.
SECTION 3.10Segregated Accounts.
(a)Maintenance of Segregated Accounts. The Company shall establish and maintain the Segregated Accounts for the benefit of the holders of the Notes. The gross proceeds of the Initial Notes shall, prior to the Initial

Tender Offer Closing Date, be held by the Company in the Segregated Accounts. Such gross proceeds will be held in (x) U.S. dollars, (y) direct obligations of the United States or obligations guaranteed by the United States, in each case, with maturities not exceeding two years from the date of acquisition of such obligations or (z) any constant net asset value money market fund the underlying holdings of which are comprised solely of the foregoing.
(b)Grant of Security Interest. As security for the due and punctual payment when due of the Notes Obligations, the Company hereby pledges, assigns and grants to the Trustee, for its benefit and for the benefit of the holders of the Notes, a continuing security interest in, and lien on, all of the Company’s rights, title and interest in (x) the Segregated Deposit Account and all funds and property held in the Segregated Deposit Account, and all proceeds thereof (collectively with the Segregated Deposit Accounts, the “Specified Deposit Account Collateral”) and (y) the Segregated Securities Accounts and all funds and property held in the Segregated Securities Accounts, and all proceeds thereof (collectively with the Segregated Securities Accounts, the “Specified Securities Account Collateral”).
(c)Perfection of Security Interest. The Company has executed a deposit account control agreement (the “Specified Deposit Account Control Agreement”) with Goldman Sachs Bank USA and the Trustee with respect to the Specified Deposit Account Collateral. In addition, the Company hereby agrees to file in the District of Columbia financing statements, continuation statements and amendments thereto that contain the information required by Article 9 of the Uniform Commercial Code of the District of Columbia for the filing of any financing statement, continuation statements or amendment relating to Specified Securities Account Collateral. The Company further hereby agrees to and irrevocably authorizes the Trustee to so file such financing statements, continuation statements and amendments, but the Trustee shall have no obligation whatsoever to do so. The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of the Specified Deposit Account Control Agreement, it shall not be accountable for the Issuers’ use of the proceeds from the Notes, the Specified Deposit Account Collateral or the Specified Securities Account Collateral, and it shall not be responsible for any statement or recital in the Specified Deposit Account Control Agreement.
(d)Release of Lien, the Specified Deposit Account Collateral and the Specified Securities Account Collateral. The Specified Deposit Account Collateral, the Specified Securities Account Collateral and the Lien on such Specified Deposit Account Collateral and Specified Securities Account Collateral will be automatically released on the Initial Tender Offer Closing Date. If the Trustee is requested to acknowledge, authorize or sign a release (or similar or related document) of the Lien on such Specified Deposit Account Collateral and/or the Specified Securities Account Collateral to implement or evidence a release provided for in this Section 3.10, the Issuers will furnish to the Trustee an Officer’s Certificate and Opinion of Counsel and such other documentation as may be required by this Indenture.
ARTICLE IV

COVENANTS
SECTION 4.01Payment of Notes. The Issuers shall promptly pay the principal of and interest on the Notes on the dates and in the manner provided in the Notes and in this Indenture. An installment of principal of or interest shall be considered paid on the date due if on such date the Trustee or the Paying Agent holds as of 10:00 a.m., New York City time, money sufficient to pay all principal and interest then due and the Trustee or the Paying Agent, as the case may be, is not prohibited from paying such money to the holders on that date pursuant to the terms of this Indenture.
The Issuers shall pay interest on overdue principal at the rate specified therefor in the Notes, and it shall pay interest on overdue installments of interest at the same rate borne by the Notes to the extent lawful.
SECTION 4.02Reports and Other Information; Conference Calls.
(a)So long as any Notes are outstanding hereunder, the Company will file with the SEC (and furnish to the Trustee and holders with copies of, without cost to any holder or the Trustee) the following:
(i)within 90 days after the end of each fiscal year, an annual report with the SEC on Form 20-F (or any successor or comparable form (including Form 10-K));
(ii)within 45 days after the end of each of the first three fiscal quarters of each fiscal year, either (1) a consolidated balance sheet and related statements of comprehensive income and cash flows and changes in equity showing the financial position of the Company and its Subsidiaries as of the close of such fiscal quarter and the consolidated results of their operations during such fiscal quarter and the then-elapsed portion of the fiscal year and setting forth in comparative form the corresponding figures for the corresponding periods of the prior fiscal year, all of which shall be in reasonable detail and which shall be accompanied by customary management’s discussion and analysis (it being understood that a quarterly report that is substantially consistent in format, level of detail and management’s discussion and analysis with the Company’s financial report for the third quarter of 2025 shall be deemed to satisfy all of the requirements of this clause (ii)) or (2) a quarterly report on Form 10-Q (or any successor or comparable form); and
(iii)promptly from time to time after the occurrence of an event required to be therein reported (and in any event within the time periods specified in the SEC’s rules and regulations), reports with the SEC on Form 6-K (or any successor or comparable form (including Form 8-K)).
If the Company is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, the Company will nevertheless continue filing the reports specified in the preceding paragraph of this Section 4.02(a) with the SEC within the time periods specified above unless the SEC will not accept such a filing. If the SEC will not accept the Company’s filings for any reason, the Company will furnish the reports referred to in the preceding paragraph to the Trustee within the time periods that would apply if the Company were required to file those reports with the SEC. The Company will not take any action for the purpose of causing the SEC not to accept any such filings. In addition to providing such information to the Trustee, the Company shall make available the information required to be provided pursuant to clauses (i) through (iii) of Section 4.02(a), by posting such information to its website or on IntraLinks or any comparable online data system or website.
(b)If the Company has designated any of its Subsidiaries as an Unrestricted Subsidiary and if any such Unrestricted Subsidiary or group of Unrestricted Subsidiaries, if taken together as one Subsidiary, would constitute a Significant Subsidiary of the Company, then the annual and quarterly information required by clauses (i) and (ii) of Section 4.02(a) shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of such Unrestricted Subsidiaries.
(c)The Company will hold quarterly conference calls for the holders to discuss financial information for the previous fiscal quarter (it being understood that such quarterly conference call may be the same as the Company’s conference call with equity investors and analysts). In the event that the Company does not hold any such conference call with equity investors and analysts, a conference call will be held following the last day of each fiscal quarter of the Company and not later than ten Business Days from the time that the Company distributes the financial information set forth in clause (i) or (ii) of Section 4.02(a). No fewer than two days prior to such conference call, the Company will issue a press release announcing the time and date of such conference call and provide instructions for holders to obtain access to such call.
(d)In addition, the Company has agreed that, for so long as any Notes remain outstanding, during any period when it is not subject to Section 13 or 15(d) of the Exchange Act, nor exempt from reporting pursuant to Rule 12g3-2(b) under the Exchange Act, it will furnish to the holders of the Notes and to prospective investors designated by a holder, upon request of the holder, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.
(e)If any direct or indirect parent entity of the Company files reports with the SEC in accordance with Section 13 or 15(d) of the Exchange Act, whether voluntarily or otherwise, in compliance with Section 4.02(a), then the Company will be deemed to comply with Section 4.02(a). For the avoidance of doubt, such reports need not include separate financial information required by Rule 3-10 and Rule 3-16 or Article 13 of Regulation S-X; provided that, if such direct or indirect parent entity of the Company has more than de minimis operations separate and apart from its ownership in the Company, then the financial statements of such parent entity will provide consolidating information, which need not be audited, that explains in reasonable detail the differences between the information relating to such parent entity and its Subsidiaries, on the one hand, and the information relating to the Company and its Restricted Subsidiaries on a standalone basis, on the other hand.
(f)Notwithstanding the foregoing, the Company will be deemed to have furnished the reports referred to in this Section 4.02 to the Trustee and the holders if the Company (or such parent entity) has filed such reports with (or furnished such reports to) the SEC via the EDGAR filing system and such reports are publicly available.
(g)Delivery of any reports, information and documents to the Trustee pursuant to this Section 4.02 is for informational purposes only and the Trustee’s receipt thereof shall not constitute actual or constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants under this Indenture (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates of the Company). The Trustee shall have no responsibility for the filing, timeliness or content of any reports, information or documents. The Trustee shall have no obligation to determine whether or not such reports, information or documents have been filed pursuant to the SEC’s EDGAR filing system (or its successor) or postings to any website have occurred, and the Trustee shall have no duty to participate in or monitor any conference calls.
SECTION 4.03Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.
(a)(i) The Company shall not, and shall not permit any of the Restricted Subsidiaries to, Incur any Indebtedness (including Acquired Indebtedness) or issue any shares of Disqualified Stock; and (ii) the Company shall not permit any of the Restricted Subsidiaries (other than the U.S. Co-Issuer and any Guarantor) to issue any shares of Preferred Stock; provided, however, that the Company and its Restricted Subsidiaries may Incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any Restricted Subsidiary that is not the U.S. Co-Issuer or a Guarantor may Incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock or issue shares of Preferred Stock, in each case if either (A) the Fixed Charge Coverage Ratio, determined on a Pro Forma Basis for the most recently ended four full fiscal quarters for which financial statements are available immediately preceding the date on which such additional Indebtedness is Incurred or such Disqualified Stock or Preferred Stock is issued, would have been at least the lower of (x) 2.00 to 1.00 and (y) the Fixed Charge Coverage Ratio for such period immediately prior to such Incurrence or issuance or (B) the Consolidated Total Net Leverage Ratio, determined on a Pro Forma Basis for the most recently ended four full fiscal quarters for which financial statements are available immediately preceding the date on which such additional Indebtedness is Incurred or such Disqualified Stock or Preferred Stock is issued, would have been no greater than the greater of (x) 3.80 to 1.00 and (y) the Consolidated Total Net Leverage Ratio for such period immediately prior to such Incurrence or issuance; provided, further, that the aggregate principal amount of Indebtedness Incurred, and shares of Disqualified Stock and Preferred Stock issued, by Restricted Subsidiaries that are not the U.S. Co-Issuer or a Guarantor pursuant to this Section 4.03(a), together with any Refinancing Indebtedness Incurred pursuant to clause (xv) of Section 4.03(b) in respect of Indebtedness originally Incurred pursuant to this Section 4.03(a) (or Refinancing Indebtedness in respect thereof) then outstanding, shall not exceed the greater of $400 million and 3.2% of Total Assets at the time of Incurrence (plus, in the case of any Refinancing Indebtedness in respect thereof Incurred pursuant to clause (xv) of Section 4.03(b), any Additional Refinancing Amount with respect thereto).
(b)The limitations set forth in Section 4.03(a) shall not apply to:
(i)the Incurrence by the Company or any Restricted Subsidiary of Indebtedness (including under any Credit Agreement and the issuance and creation of letters of credit and bankers’ acceptances thereunder) up to an aggregate principal amount outstanding at the time of Incurrence, together with any Refinancing Indebtedness Incurred pursuant to clause (xv) below in respect of Indebtedness originally Incurred pursuant to this clause (i) (or Refinancing Indebtedness in respect thereof) then outstanding, that does not exceed the sum of (A) $3.5 billion; plus (B) the greater of (x) $1,514 million and (y) 100% of the Company’s EBITDA for the four full fiscal quarters for which financial statements are available immediately preceding the date on which such additional Indebtedness is Incurred; plus (C) the aggregate principal amount of Consolidated Total Indebtedness that at the time of Incurrence does not cause the Secured Net Leverage Ratio, determined on a Pro Forma Basis for the most recently ended four full fiscal quarters for which financial statements are available, to exceed the greater of (x) 2.90 to 1.00 and (y) the Secured Net Leverage Ratio for such period immediately prior to such Incurrence; provided, that for purposes of determining the amount of Indebtedness that may be incurred under clause (i)(C) and for purposes of any subsequent calculation of the Secured Net Leverage Ratio, all Indebtedness Incurred and outstanding under this clause (i) (including any Refinancing Indebtedness Incurred pursuant to clause (xv) below as described above in this clause (i) (and any associated Additional Refinancing Amount)) shall be treated as Secured Indebtedness;
(ii)the Incurrence by the Issuers and the Guarantors of Indebtedness represented by (x) the Initial Notes and the Guarantees and (y) the Secured Notes issued on the Issue Date and the guarantees in respect thereof;
(iii)Indebtedness (other than Indebtedness described in clause (i), (ii) or (xxviii)) (x) of the Company or any of its Subsidiaries in effect on the Issue Date or (y) of Merus or any of its Subsidiaries in effect on the Initial Tender Offer Closing Date;
(iv)(A) Indebtedness (including Capitalized Lease Obligations) Incurred by the Company or any Restricted Subsidiary, Disqualified Stock issued by the Company or any Restricted Subsidiary and Preferred Stock issued by any Restricted Subsidiary to finance (whether prior to or within 360 days after) the acquisition, lease, construction, repair, replacement or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) other than Attributable Debt in respect of any Sale/Leaseback Transaction, in an aggregate principal amount that, when aggregated with the principal amount (or, if applicable, the liquidation preference, face amount or the like) of all other Indebtedness, Disqualified Stock or Preferred Stock then outstanding and Incurred pursuant to this clause (iv), together with any Refinancing Indebtedness Incurred pursuant to clause (xv) below in respect of Indebtedness originally Incurred pursuant to this clause (iv) (or Refinancing Indebtedness in respect thereof) then outstanding, does not exceed the greater of $400 million and 3.2% of Total Assets at the time of Incurrence (plus, in the case of any Refinancing Indebtedness in respect thereof Incurred pursuant to clause (xv) below, any Additional Refinancing Amount with respect thereto) and (B) Attributable Debt in respect of any Sale/Leaseback Transaction;
(v)Indebtedness Incurred by the Company or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit, bank guarantees and similar instruments issued in the ordinary course of business or consistent with past practice or industry practices, including without limitation letters of credit in respect of workers’ compensation claims, health, disability or other benefits to employees or former employees or their families or property, casualty or liability insurance or self-insurance, and letters of credit in connection with the maintenance of, or pursuant to the requirements of, environmental law or permits or licenses from Governmental Authorities, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims;
(vi)Indebtedness arising from agreements of the Company or any Restricted Subsidiary providing for indemnification, milestone or royalty payments, adjustment of acquisition or purchase price or similar obligations (including earn-outs), in each case, Incurred or assumed in connection with the Transactions, any Investments or any acquisition or disposition of any business, assets or a Subsidiary not prohibited by this Indenture, other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;
(vii)Indebtedness of the Company to a Restricted Subsidiary or Disqualified Stock of the Company issued to a Restricted Subsidiary; provided that (except in respect of intercompany current liabilities incurred in the ordinary course of business in connection with the cash management, Tax or accounting operations of the Company and its Subsidiaries) any such Indebtedness owed to a Restricted Subsidiary that is not the U.S. Co-Issuer or a Guarantor is subordinated in right of payment to the obligations of the Issuers and the Guarantors in respect of the Notes; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Company or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien but not the transfer thereof upon foreclosure) or shares of Disqualified Stock shall be deemed, in each case, to be an Incurrence of such Indebtedness or issuance of shares of Disqualified Stock, as applicable, not permitted by this clause (vii);
(viii)shares of Preferred Stock or Disqualified Stock of a Restricted Subsidiary issued to the Company or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event that results in any Restricted Subsidiary that holds such shares of Preferred Stock or Disqualified Stock of another Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock or Disqualified Stock (except to the Company or another Restricted Subsidiary) shall be deemed, in each case, to be an issuance of shares of Preferred Stock or Disqualified Stock not permitted by this clause (viii);
(ix)Indebtedness of a Restricted Subsidiary to the Company or another Restricted Subsidiary; provided that if the U.S. Co-Issuer or a Guarantor incurs such Indebtedness to a Restricted Subsidiary that is not the U.S. Co-Issuer or a Guarantor (except in respect of intercompany current liabilities incurred in the ordinary course of business in connection with the cash management, Tax or accounting operations of the Company and its Subsidiaries), such Indebtedness is subordinated in right of payment to the obligations of the Issuers and the Guarantors in respect of the Notes; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event that results in any Restricted Subsidiary holding such Indebtedness ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Company or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien but not the transfer thereof upon foreclosure) shall be deemed, in each case, to be an Incurrence of such Indebtedness not permitted by this clause (ix);
(x)Hedging Obligations that are not incurred for speculative purposes;
(xi)obligations (including reimbursement obligations with respect to letters of credit, bank guarantees, warehouse receipts and similar instruments) in respect of performance, bid, appeal and surety bonds, completion guarantees and similar obligations provided by the Company or any Restricted Subsidiary in the ordinary course of business or consistent with past practice or industry practice;

(xii)Indebtedness or Disqualified Stock of the Company or Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary in an aggregate principal amount (or, if applicable, the liquidation preference, face amount or the like), which when aggregated with the principal amount (or, if applicable, the liquidation preference, face amount or the like) of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and Incurred pursuant to this clause (xii), together with any Refinancing Indebtedness Incurred pursuant to clause (xv) below in respect of Indebtedness originally Incurred pursuant to this clause (xii) (or Refinancing Indebtedness in respect thereof) then outstanding, does not exceed the greater of $750 million and 6.0% of Total Assets at the time of Incurrence (plus, in the case of any Refinancing Indebtedness in respect thereof Incurred pursuant to clause (xv) below, any Additional Refinancing Amount with respect thereto); it being understood that any Indebtedness Incurred pursuant to this clause (xii) shall cease to be deemed Incurred or outstanding for purposes of this clause (xii) but shall be deemed Incurred pursuant to Section 4.03(a) from and after the first date on which the Company or the Restricted Subsidiary, as the case may be, could have Incurred such Indebtedness under Section 4.03(a) without reliance upon this clause (xii);
(xiii)Indebtedness or Disqualified Stock of the Company or any Restricted Subsidiary and Preferred Stock of any Restricted Subsidiary in an aggregate principal amount (or, if applicable, the liquidation preference, face amount or the like) at any time outstanding, together with any Refinancing Indebtedness Incurred pursuant to clause (xv) below in respect of Indebtedness originally Incurred pursuant to this clause (xiii) (or Refinancing Indebtedness in respect thereof) then outstanding, not greater than 100.0% of the net cash proceeds received by the Company and its Restricted Subsidiaries since immediately after the Issue Date from the issue or sale of Equity Interests of the Company or any direct or indirect parent entity of the Company (which proceeds are retained by the Company or contributed to a Restricted Subsidiary) or cash contributed to the capital of the Company (in each case other than proceeds of Disqualified Stock or sales of Equity Interests to, or contributions received from, the Company or any of its Subsidiaries), to the extent such net cash proceeds or cash have not been applied to make Restricted Payments or to make other Investments, payments or exchanges pursuant to Section 4.04(b) or to make Permitted Investments (other than Permitted Investments specified in clauses (1), (2) and (3) of the definition thereof) (plus, in the case of any Refinancing Indebtedness in respect thereof Incurred pursuant to clause (xv) below, any Additional Refinancing Amount with respect thereto) (it being understood that any Indebtedness incurred pursuant to this clause (xiii) shall cease to be deemed incurred or outstanding for purposes of this clause (xiii) but shall be deemed incurred pursuant to Section 4.03(a) from and after the first date on which the Company or such Restricted Subsidiary, as the case may be, could have incurred such Indebtedness under Section 4.03(a) without reliance upon this clause (xiii));
(xiv)any guarantee by the Company or any Restricted Subsidiary of Indebtedness or other obligations of the Company or any Restricted Subsidiary so long as the Incurrence of such Indebtedness Incurred by the Company or such Restricted Subsidiary is permitted under the terms of this Indenture; provided that (A) if such Indebtedness is by its terms subordinated in right of payment to the Notes or the Guarantee of such Restricted Subsidiary, as applicable, any such guarantee with respect to such Indebtedness shall be subordinated in right of payment to the Notes or such Guarantee, as applicable, substantially to the same extent as such Indebtedness is subordinated to the Notes or the Guarantee, as applicable, and (B) if such guarantee is of Indebtedness of any Issuer or Guarantor, such guarantee is Incurred in accordance with, or not in contravention of, Section 4.11 solely to the extent Section 4.11 is applicable;
(xv)the Incurrence by the Company or any of the Restricted Subsidiaries of Indebtedness or Disqualified Stock, or by any Restricted Subsidiary of Preferred Stock, that serves to refund, refinance or defease any Indebtedness Incurred or Disqualified Stock or Preferred Stock issued as permitted under Section 4.03(a) or any of clauses (i), (ii), (iii), (iv), (xii), (xiii), (xv), (xvi), (xx), (xxiv), (xxvi), (xxix) and (xxx) of this Section 4.03(b) up to the outstanding principal amount (or, if applicable, the liquidation preference, face amount, or the like) or, if greater, committed amount (only to the extent the committed amount could have been Incurred on the date of initial Incurrence and was deemed Incurred at such time for the purposes of this Section 4.03) of such Indebtedness or Disqualified Stock or Preferred Stock, in each case at the time such Indebtedness was Incurred or Disqualified Stock or Preferred Stock was issued pursuant to Section 4.03(a) or any of clauses (i), (ii), (iii), (iv), (xii), (xiii), (xv), (xvi), (xx), (xxiv), (xxvi), (xxix) and (xxx) of this Section 4.03(b), or any Indebtedness, Disqualified Stock or Preferred Stock Incurred to so refund or refinance such Indebtedness, Disqualified Stock or Preferred Stock, in each case, prior to its respective maturity (such Indebtedness, Disqualified Stock or Preferred Stock, “Refinancing Indebtedness”), plus any Additional Refinancing Amount with respect thereto; provided, however:
(1)    that such Refinancing Indebtedness and Additional Refinancing Amount has a combined Weighted Average Life to Maturity at the time such Refinancing Indebtedness and Additional Refinancing Amount are Incurred that is not less than the shorter of

(x) the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refunded, refinanced or defeased and (y) the Weighted Average Life to Maturity that would result if all payments of principal on the Indebtedness, Disqualified Stock and Preferred Stock being refunded, refinanced or defeased that were due on or after the date that is one year following the last maturity date of any Notes then outstanding were instead due on such date; provided that this subclause (1) will not apply to any refunding or refinancing of any Secured Indebtedness;
(xvi)(2)    to the extent such Refinancing Indebtedness and Additional Refinancing Amount refinance (x) Indebtedness that by its terms is subordinated in right of payment to the Notes or a Guarantee, as applicable, such Refinancing Indebtedness and Additional Refinancing Amount are by their terms subordinated in right of payment to the Notes or the Guarantee, as applicable, or (y) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness and Additional Refinancing Amount are Disqualified Stock or Preferred Stock; and
(xvii)(3)    that such Refinancing Indebtedness and Additional Refinancing Amount shall not include (x) Indebtedness of a Restricted Subsidiary that is not the U.S. Co-Issuer or a Guarantor that refinances Indebtedness of an Issuer or a Guarantor, or (y) Indebtedness of the Company or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary;
(xviii)Indebtedness, Disqualified Stock or Preferred Stock (x) of the Company or any Restricted Subsidiary Incurred to finance an acquisition or (y) constituting Acquired Indebtedness (so long as such Acquired Indebtedness is not Incurred in contemplation of such acquisition, merger, consolidation or amalgamation); provided that, on a Pro Forma Basis after giving effect to such acquisition or merger, consolidation or amalgamation, the Company would be permitted to incur at least $1.00 of additional Indebtedness in reliance on the Consolidated Total Net Leverage Ratio test set forth in clause (B) of the first proviso of Section 4.03(a);
(xix)Indebtedness Incurred in connection with Qualified Receivables Facilities, including Attributable Receivables Indebtedness;
(xx)Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds or other cash management services, in each case incurred in the ordinary course of business;
(xxi)Indebtedness of the Company or any Restricted Subsidiary supported by a letter of credit or bank guarantee issued in compliance with this Section 4.03 in a principal amount not in excess of the stated amount of such letter of credit;
(xxii)Indebtedness of Restricted Subsidiaries that are not the U.S. Co-Issuer or a Guarantor; provided, however, that the aggregate principal amount of all such Indebtedness that, when aggregated with the principal amount of all other Indebtedness then outstanding and Incurred pursuant to this clause (xx), together with any Refinancing Indebtedness Incurred pursuant to clause (xv) above in respect of Indebtedness originally Incurred pursuant to this clause (xx) (or Refinancing Indebtedness in respect thereof) then outstanding, does not exceed the greater of $400 million and 3.2% of Total Assets at the time of Incurrence (plus, in the case of any Refinancing Indebtedness in respect thereof Incurred pursuant to clause (xv) above, any Additional Refinancing Amount with respect thereto) (it being understood that any Indebtedness incurred pursuant to this clause (xx) shall cease to be deemed Incurred or outstanding for purposes of this clause (xx) but shall be deemed Incurred pursuant to Section 4.03(a) from and after the first date on which such Restricted Subsidiary could have Incurred such Indebtedness under the first paragraph of this covenant without reliance upon this clause (xx));
(xxiii)Indebtedness of the Company or any Restricted Subsidiary consisting of (A) the financing of insurance premiums or (B) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;
(xxiv)Indebtedness of the Company or a Restricted Subsidiary to current or former officers, directors and employees of the Company or any of the Company’s Subsidiaries, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Company or any direct or indirect parent entity of the Company to the extent described in Section 4.04(b)(iv);

(xxv)Indebtedness in respect of Obligations of the Company or any Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms in the ordinary course of business and not in connection with the borrowing of money or any Hedging Obligations;
(xxvi)Indebtedness of, Incurred on behalf of, or representing guarantees of Indebtedness of joint ventures, subject to compliance with Section 4.04; provided that the aggregate principal amount thereof, when aggregated with the principal amount of all other Indebtedness then outstanding pursuant to this clause (xxiv), together with any Refinancing Indebtedness Incurred pursuant to clause (xv) above in respect of Indebtedness originally Incurred pursuant to this clause (xxiv) (or Refinancing Indebtedness in respect thereof) then outstanding, does not exceed the greater of $180 million and 1.5% of Total Assets at the time of Incurrence;
(xxvii)Indebtedness of the Company or any Restricted Subsidiary to or on behalf of any joint venture (regardless of the form of legal entity) that is not a Restricted Subsidiary arising in the ordinary course of business in connection with the cash management operations (including with respect to intercompany self-insurance arrangements) of the Company and its Restricted Subsidiaries;
(xxviii)Indebtedness of Foreign Subsidiaries, and guarantees thereof by Foreign Subsidiaries, in respect of local lines of credit, letters of credit, bank guarantees and similar extensions of credit, that, when aggregated with the principal amount of all other Indebtedness then outstanding pursuant to this clause (xxvi), together with any Refinancing Indebtedness Incurred pursuant to clause (xv) above in respect of Indebtedness originally Incurred pursuant to this clause (xxvi) (or Refinancing Indebtedness in respect thereof) then outstanding, does not exceed the greater of $180 million and 1.5% of Total Assets at the time of Incurrence (plus, in the case of any Refinancing Indebtedness in respect thereof Incurred pursuant to clause (xv) above, any Additional Refinancing Amount with respect thereto);
(xxix)guarantees of Indebtedness of directors, officers, employees, agents and advisors of the Company or any of its Restricted Subsidiaries in respect of expenses of such Persons in connection with relocations and other ordinary course of business purposes, if the aggregate amount of Indebtedness so guaranteed, when added to the aggregate amount of unreimbursed payments theretofore made in respect of such guarantees and the amount of loans and advances then outstanding under clause (6) of the definition of “Permitted Investments,” shall not at any time exceed $10 million;
(xxx)on and prior to the Initial Tender Offer Closing Date, any Indebtedness of the Company or any of its Subsidiary outstanding on the Issue Date under the Existing Credit Agreement;
(xxxi)letters of credit (whether secured or unsecured) issued on behalf of any Subsidiary for the benefit of any Insurance Subsidiary, together with any Refinancing Indebtedness Incurred pursuant to clause (xv) above in respect of Indebtedness originally Incurred pursuant to this clause (xxix) (or Refinancing Indebtedness in respect thereof) then outstanding, in an aggregate principal amount outstanding at any time not to exceed the greater of $180 million and 1.5% of Total Assets at the time of Incurrence;
(xxxii)Acquired Indebtedness, which, when aggregated with the principal amount (or, if applicable, the liquidation preference, face amount or the like) of all other Acquired Indebtedness Incurred pursuant to this clause (xxx), together with any Refinancing Indebtedness Incurred pursuant to clause (xv) above in respect of Indebtedness originally Incurred pursuant to this clause (xxx) (or Refinancing Indebtedness in respect thereof) then outstanding, does not exceed $300 million (plus, in the case of any Refinancing Indebtedness in respect thereof Incurred pursuant to clause (xv) above, any Additional Refinancing Amount with respect thereto);
(xxxiii)Indebtedness in connection with any joint and several liability and any netting or set-off arrangement arising (A) in each case by operation of law as a result of the existence, establishment or expansion of an affiliated, consolidated, combined, unitary or similar group for tax purposes to the extent such group consists solely in respect of the Issuers, any Guarantors and any Restricted Subsidiaries thereof or (B) under a declaration of joint and several liability (hoofdelijke aansprakelijkheid) as referred to in Section 2:403 of the Dutch Civil Code;
(xxxiv)customer deposits and advance payments received in the ordinary course of business from customers for goods purchased in the ordinary course of business;

(xxxv)Indebtedness incurred by the Company or any Restricted Subsidiary in connection with bankers’ acceptances, discounted bills of exchange, warehouse receipts or similar facilities or the discounting or factoring of receivables for credit management purposes, in each case incurred or undertaken in the ordinary course of business; and
(xxxvi)all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (i) through (xxxiii) above.
(c)For purposes of determining compliance with this Section 4.03:
(1)in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness described in clauses (i) through (xxxiv) of Section 4.03(b) above or is entitled to be Incurred pursuant to Section 4.03(a), then the Issuers may, in their sole discretion, classify or reclassify, or later divide, classify or reclassify (as if Incurred at such later time), such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) in any manner that complies with this Section 4.03; provided that Indebtedness outstanding under a Credit Agreement (other than the Existing Credit Agreement) entered into on or prior to the Initial Tender Offer Closing Date (and any secured Indebtedness representing a refinancing of such Indebtedness) shall be incurred under clause (i)(A) of Section 4.03(b) above and may not be reclassified;
(2)in connection with any Limited Condition Acquisition, at the option of the Issuers by written notice to the Trustee, any Indebtedness or Liens Incurred to finance, or Investments made in connection with, such Limited Condition Acquisition shall be deemed to have been Incurred or made on the date the definitive acquisition agreement relating to such Limited Condition Acquisition was entered into (and not at the time such Limited Condition Acquisition is consummated) and the Fixed Charge Coverage Ratio, Consolidated Total Net Leverage Ratio and/or the Secured Net Leverage Ratio shall be tested (x) in connection with the Incurrence of such Indebtedness or Liens or the making of such Investments, as of the date the definitive acquisition agreement relating to such Limited Condition Acquisition was entered into, calculated on a Pro Forma Basis giving effect to such Limited Condition Acquisition, any such Indebtedness, Liens or Investments and all other transactions in connection therewith and (y) in connection with any other Incurrence of Indebtedness or Liens or making of Investments after the date the definitive acquisition agreement relating to such Limited Condition Acquisition was entered into and prior to the earlier of the consummation of such Limited Condition Acquisition and the termination of such definitive agreement prior to the Incurrence of such Indebtedness or Liens or the making of such Investments, both (A) on the basis set forth in clause (x) above and (B) without giving effect to such Limited Condition Acquisition or the Incurrence of any such Indebtedness or Liens or the making of any such Investments or the other transactions in connection therewith; and
(3)in connection with obtaining any commitment with respect to any Indebtedness to be Incurred under clause (i)(C) of Section 4.03(b), the Issuers may, by written notice to the Trustee at any time prior to the actual Incurrence of such Indebtedness, designate such commitment (any such commitment so designated, a “Designated Commitment”) as being Indebtedness Incurred on the date of such notice in an amount equal to such Designated Commitment (or, at the Issuers’ option, if such Designated Commitment has been permanently reduced other than as a result of the Incurrence of funded Indebtedness thereunder, such reduced amount), in which case Indebtedness in such amount shall be deemed to have been Incurred on the date of such notice and shall thereafter be deemed to be outstanding Secured Indebtedness for purposes of any subsequent calculation of the Secured Net Leverage Ratio, and subsequent borrowings and prepayments under such Designated Commitment shall be disregarded for all purposes of this Section 4.03 and Section 4.12 until the date such Designated Commitment is terminated.
Accrual of interest, the accretion of accreted value, the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock, as applicable, amortization of original issue discount, the accretion of liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an Incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this Section 4.03. Where any Indebtedness of any Person other than the Company and its Restricted Subsidiaries is guaranteed by one or more of the Company and its Restricted Subsidiaries, the aggregate amount of Indebtedness of the Company and its Restricted Subsidiaries deemed to be Incurred or outstanding as a result of all such guarantees shall not exceed the amount of such guaranteed Indebtedness. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided that the Incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this Section 4.03.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount (or, if applicable, the liquidation preference, face amount, or the like) of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness is Incurred, in the case of term debt, or is first committed or first Incurred (whichever yields the lower U.S. dollar equivalent), in the case of revolving credit debt. However, if the Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and the refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of the refinancing, the U.S. dollar-denominated restriction will be deemed not to have been exceeded so long as the principal amount (or, if applicable, the liquidation preference, face amount, or the like) of the refinancing Indebtedness does not exceed the principal amount (or, if applicable, the liquidation preference, face amount, or the like) of the Indebtedness being refinanced, plus any Additional Refinancing Amount with respect thereto.
Notwithstanding any other provision of this Section 4.03, the maximum amount of Indebtedness that the Company and its Restricted Subsidiaries may Incur pursuant to this Section 4.03 shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, solely as a result of fluctuations in the exchange rate of currencies. The principal amount (or, if applicable, the liquidation preference, face amount, or the like) of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, will be calculated based on the currency exchange rate applicable to the currencies in which the respective Indebtedness is denominated that is in effect on the date of the refinancing.
SECTION 4.04Limitation on Restricted Payments.
(a)The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:
(i)declare or pay any dividend or make any distribution on account of any of the Company’s or any of its Restricted Subsidiaries’ Equity Interests, including any payment made in connection with any merger, amalgamation or consolidation involving the Company (other than (A) dividends or distributions payable solely in Equity Interests (other than Disqualified Stock) of the Company; or (B) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary that is not a Wholly Owned Restricted Subsidiary, the Company or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests of such class or series of securities);
(ii)purchase or otherwise acquire or retire for value any Equity Interests of the Company;
(iii)make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment or scheduled maturity, any Subordinated Indebtedness of any Issuer or Guarantor (other than the payment, redemption, repurchase, defeasance, acquisition or retirement of (A) Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement and (B) Indebtedness permitted under clauses (vii) and (ix) of Section 4.03(b)); or
(iv)make any Restricted Investment;
(all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:
(1)no Default shall have occurred and be continuing or would occur as a consequence thereof;
(2)solely in the case of a Restricted Payment described in clause (i), (ii) or (iii) of the definition thereof, the Company could Incur $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test or the Consolidated Total Net Leverage Ratio test set forth in clauses (A)(x) and (B)(x), respectively (but not, for the avoidance of doubt, giving effect to clause (A)(y) or (B)(y), respectively), of the first proviso of Section 4.03(a), in each case, calculated on a Pro Forma Basis giving effect to such transaction; and

(3)such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the Issue Date (including Restricted Payments permitted by clauses (b)(i) below (to the extent that such Restricted Payment would have reduced the Cumulative Credit if made at the date of the declaration or giving of notice referred to therein and without duplication of any such reduction), (b)(ii)(C) below (to the extent that the reference to clause (b)(vi) therein operates by reference to clause (vi)(B)) and (vi)(B) of Section 4.04(b), but excluding all other Restricted Payments permitted by Section 4.04(b)), is less than the amount equal to the Cumulative Credit.
(b)The provisions of Section 4.04(a) shall not prohibit:
(i)the payment of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration or giving notice thereof, if at the date of declaration or the giving notice of such irrevocable redemption, as applicable, such payment would have complied with the provisions of this Indenture;
(ii)    (A) the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) or Subordinated Indebtedness of an Issuer or Guarantor in exchange for, or out of the proceeds of, the substantially concurrent sale of Equity Interests of the Company or contributions to the equity capital of the Company (other than any Disqualified Stock or any Equity Interests sold to a Subsidiary of the Company) (collectively, including any such contributions, “Refunding Capital Stock”);
(A)the declaration and payment of dividends on the Retired Capital Stock out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of Refunding Capital Stock; and
(B)if immediately prior to the retirement of Retired Capital Stock, the declaration and payment of dividends thereon was permitted under clause (vi) of this Section 4.04(b) and not made pursuant to clause (ii)(B) of this Section 4.04(b), the declaration and payment of dividends on the Refunding Capital Stock in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Retired Capital Stock immediately prior to such retirement;
(iii)the redemption, repurchase, defeasance or other acquisition or retirement of Subordinated Indebtedness of an Issuer or a Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of an Issuer or a Guarantor, which is Incurred in accordance with Section 4.03 so long as:
(A)the principal amount (or accreted value, if applicable) of such new Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Subordinated Indebtedness being so redeemed, repurchased, defeased, acquired or retired for value plus any Additional Refinancing Amount with respect thereto,
(B)such Indebtedness is subordinated to the Notes or the related Guarantee of such Guarantor, as the case may be, at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, defeased, acquired or retired for value,
(C)such Indebtedness has a final scheduled maturity date equal to or later than the earlier of (x) the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired and (y) the date that is 91 days following the last maturity date of any Notes then outstanding, and
(D)such Indebtedness has a Weighted Average Life to Maturity at the time Incurred that is not less than the shorter of (x) the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, defeased, acquired or retired and (y) the Weighted Average Life to Maturity that would result if all payments of principal on the Subordinated Indebtedness being redeemed, repurchased, defeased, acquired or retired that were due on or after the date that is one year following the last maturity date of any Notes then outstanding were instead due on such date;
(iv)Restricted Payments to pay for the repurchase, retirement or other acquisition for value of Equity Interests of the Company held by any future, present or former employee, director, officer or consultant of the Company or any Subsidiary of the Company pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement; provided, however, that the aggregate Restricted Payments made under this clause (iv) do not exceed $15 million in any fiscal year, with unused amounts in any fiscal year being permitted to be carried over to any future fiscal year; provided, further, however, that such amount in any fiscal year may be increased by an amount not to exceed:
(A)the cash proceeds received by the Company or any of its Restricted Subsidiaries from the sale of Equity Interests (other than Disqualified Stock) of the Company to employees, directors, officers or consultants of the Company or any Restricted Subsidiary that occurs after the Issue Date (provided that the amount of such cash proceeds utilized for any such repurchase, retirement, other acquisition or dividend will not increase the amount available for Restricted Payments under Section 4.04(a)(iv)(3)), plus
(B)the cash proceeds of key man life insurance policies received by the Company or its Restricted Subsidiaries after the Issue Date;
provided that cancellation of Indebtedness owing to the Company or any Restricted Subsidiary from any present or former employees, directors, officers or consultants of the Company or any Restricted Subsidiary in connection with a repurchase of Equity Interests of the Company will not be deemed to constitute a Restricted Payment for purposes of this Section 4.04 or any other provision of this Indenture;
(v)the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Company or any Restricted Subsidiary issued or incurred in accordance with Section 4.03;
(vi)    (A) the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock issued after the Issue Date; and
(A)the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock in excess of the dividends declarable and payable thereon pursuant to Section 4.04(b)(ii);
provided, however, that in the case of each of subclauses (A) and (B) of this clause (vi), for the most recently ended four full fiscal quarters for which financial statements are available immediately preceding the date of such payment of dividends or distributions, the Company would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00, calculated on a Pro Forma Basis and giving effect to such payment of dividends or distributions and treating such Designated Preferred Stock or Refunding Capital Stock as Indebtedness for borrowed money for such purpose, and giving effect to the application of the net proceeds therefrom;
(vii)the making of cash payments in satisfaction of the conversion obligation upon conversion of convertible Indebtedness permitted to be incurred pursuant to Section 4.03, in an aggregate amount since the Issue Date not to exceed the sum of (A) the principal amount of such convertible Indebtedness plus (B) any payment received by the Company or a Restricted Subsidiary pursuant to the exercise, settlement or termination of any related hedge or warrant option transactions;
(viii)the purchase of any call option, purchase option or other similar contract in respect of Equity Interests of the Company in connection with the issuance of convertible Indebtedness permitted to be incurred pursuant to Section 4.03 to mitigate dilution attributable to such convertible Indebtedness;
(ix)Restricted Payments that are made with (or in an aggregate amount that does not exceed the aggregate amount of) Excluded Contributions;
(x)other Restricted Payments in an aggregate amount, when taken together with all other Restricted Payments made pursuant to this clause (x) (in the case of Investments, that are at that time outstanding), not to exceed the greater of $550 million and 4.4% of Total Assets as of the date such Restricted Payment is made;
(xi)the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Company or a Restricted Subsidiary by, Unrestricted Subsidiaries, other than Unrestricted Subsidiaries the primary assets of which are cash and Cash Equivalents;

(xii)Restricted Payments to pay for the repurchase, retirement or other acquisition for value of Equity Interests (other than Disqualified Stock) of the Company; provided that the aggregate Restricted Payments made under this clause (xii) do not exceed in any fiscal year the greater of $150 million and 1.2% of Total Assets as of the date such Restricted Payment is made, with unused amounts in any fiscal year (calculated as of the last day of such fiscal year once the balance sheet of the Company for such date is available) being permitted to be carried over to any future fiscal year;
(xiii)[reserved];
(xiv)repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;
(xv)[reserved];
(xvi)Restricted Payments by the Company or any Restricted Subsidiary to allow the payment of cash in lieu of the issuance of fractional shares upon the exercise of options or warrants or upon the conversion or exchange of Capital Stock of any such Person;
(xvii)the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to provisions thereof that are similar to those described in Section 4.06 and Section 4.08; provided that all Notes tendered by holders of the Notes in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased in accordance therewith or otherwise redeemed or acquired for value;
(xviii)payments or distributions to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, amalgamation, merger or transfer of all or substantially all of the assets of the Company and its Restricted Subsidiaries, taken as a whole, that complies with Section 5.01; provided that as a result of such consolidation, amalgamation, merger or transfer of assets, the Issuers shall have made a Change of Control Offer (if required by this Indenture) and that all Notes tendered by holders in connection with such Change of Control Offer have been repurchased in accordance therewith or otherwise redeemed or acquired for value;
(xix)any Restricted Payment used to fund the Transactions and the payment of fees and expenses incurred or owed by the Company or the Restricted Subsidiaries to Affiliates in connection with the Transactions, and any other payments made in connection with the consummation of the Transactions, whether payable on the Issue Date, the Initial Tender Offer Closing Date or thereafter, in each case to the extent permitted by Section 4.07;
(xx)any Restricted Payment made under the Acquisition Documents as in effect on the Issue Date, together with such amendments, modifications and waivers that are (A) not materially adverse to the holders of the Notes in their capacities as such, as determined in good faith by the Company, or (B) consented to by the holders of a majority in principal amount of the Notes outstanding; and
(xxi)other Restricted Payments; provided that (x) in the case of Restricted Payments of the type described in clauses (i) and (ii) of the definition thereof, the Consolidated Total Net Leverage Ratio, determined on a Pro Forma Basis for the most recently ended four full fiscal quarters for which financial statements are available, is less than 2.55 to 1.00 and (y) in the case of Restricted Payments of the type described in clauses (iii) and (iv) of the definition thereof, the Consolidated Total Net Leverage Ratio, determined on a Pro Forma Basis for the most recently ended four full fiscal quarters for which financial statements are available, is less than 2.80 to 1.00;
provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (x), (xi) and (xxi), no Event of Default shall have occurred and be continuing or would occur as a consequence thereof; provided, further, that any Restricted Payments made with property other than cash shall be calculated using the Fair Market Value of such property.
For purposes of determining compliance with this Section 4.04, in the event that a Restricted Payment meets the criteria of more than one of the categories described in subclauses (i) through (xxi) of Section 4.04(b), Section 4.04(a) or the definition of “Permitted Investment,” then the Issuers may, in their sole discretion, classify or reclassify, or later divide, classify or reclassify (as if Incurred at such later time), all or any portion of such Restricted Payment or Permitted Investment in any manner that complies with this Section 4.04. In addition, a Restricted Payment or Permitted Investment need not be permitted solely by reference to one provision permitting such Restricted Payment or Permitted Investment but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Restricted Payment or Permitted Investment.
(c)As of the Issue Date, all of the Subsidiaries of the Company (including the U.S. Co-Issuer) will be Restricted Subsidiaries. The Company will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Investments in an amount determined as set forth in the last sentence of the definition of “Investments.” Such designation will only be permitted if a Restricted Payment or Permitted Investment in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.
(d)Notwithstanding anything herein to the contrary, neither the Company nor any Restricted Subsidiary will convey, sell, lease, assign, transfer or otherwise dispose of, or exclusively license, any Material Intellectual Property to an Unrestricted Subsidiary, and no Issuer or Guarantor will convey, sell, lease, assign, transfer or otherwise dispose of, or exclusively license, any Material Intellectual Property to a Restricted Subsidiary (other than the U.S. Co-Issuer) that is not a Guarantor except pursuant to a bona fide transaction entered into by such Issuer or Guarantor with a person that is not an Affiliate of such Issuer or Guarantor, as applicable, for a purpose other than the Incurrence of Indebtedness.
SECTION 4.05Dividend and Other Payment Restrictions Affecting Subsidiaries. The Company shall not, and shall not permit any Material Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of the Company or any Material Subsidiary to:
(a)pay dividends or make any other distributions to the Company or any Restricted Subsidiary (1) on its Capital Stock, or (2) with respect to any other interest or participation in, or measured by, its profits;
(b)make loans or advances to the Company or any Restricted Subsidiary or such Material Subsidiary; or
(c)sell, lease or transfer any of its properties or assets to the Company or any Restricted Subsidiary;
except in each case for such encumbrances or restrictions existing under or by reason of:
(1)(A) contractual encumbrances or restrictions (x) of the Company or any of its Subsidiaries in effect on the Issue Date or (y) of Merus or any of its Subsidiaries in effect on the Initial Tender Offer Closing Date, (B) contractual encumbrances or restrictions pursuant to the Existing Credit Agreement, and (C) contractual encumbrances or restrictions pursuant to any Credit Agreement or any other Credit Agreement Documents and, in each case, any similar contractual encumbrances effected by any amendments, modifications, restatements, renewals, supplements, refundings, replacements or refinancings of such agreements or instruments;
(2)this Indenture, the Secured Notes Indenture, the Notes, the Secured Notes, the Guarantees or the guarantees in respect of the Secured Notes;
(3)applicable law or any applicable rule, regulation or order;
(4)any agreement or other instrument of a Person acquired by the Company or any Restricted Subsidiary which was in existence at the time of such acquisition (but not created in contemplation thereof or to provide all or any portion of the funds or credit support utilized to consummate such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired;
(5)contracts or agreements for the sale of assets, including any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of the Capital Stock or assets of such Restricted Subsidiary;
(6)secured Indebtedness otherwise permitted to be Incurred pursuant to Section 4.03 and Section 4.12 that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(7)restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;
(8)customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;
(9)purchase money obligations for property acquired and Capitalized Lease Obligations in the ordinary course of business;
(10)customary provisions contained in leases, licenses and other similar agreements entered into in the ordinary course of business;
(11)any encumbrance or restriction that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or the assignment or transfer of any such lease, license (including, without limitation, licenses of Intellectual Property) or other contracts;
(12)restrictions contained in any Permitted Receivables Facility Documents with respect to any Receivables Entity;
(13)other Indebtedness, Disqualified Stock or Preferred Stock of the Company or any Restricted Subsidiary so long as such encumbrances and restrictions contained in any agreement or instrument will not materially affect the Issuers’ ability to make anticipated principal and interest payments on the Notes (as determined in good faith by the Company), provided in each case that such Indebtedness, Disqualified Stock or Preferred Stock is permitted to be Incurred by Section 4.03;
(14)any Restricted Investment not prohibited by Section 4.04 and any Permitted Investment; or
(15)any encumbrances or restrictions of the type referred to in clauses (a) or (b) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (14) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company, no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.
    For purposes of determining compliance with this Section 4.05, (1) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on other Capital Stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (2) the subordination of loans or advances made to the Company or a Restricted Subsidiary to other Indebtedness Incurred by the Company or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.
SECTION 4.06Asset Sales.
(a)The Company shall not, and shall not permit any of the Restricted Subsidiaries to, cause or make an Asset Sale (other than by way of a Sale/Leaseback Transaction), unless (x) the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets sold or otherwise disposed of, and (y) at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided that the amount of each of the following shall be deemed to be Cash Equivalents for purposes of this provision:
(i)any liabilities (as shown on the Company’s or a Restricted Subsidiary’s most recent balance sheet or in the notes thereto) of the Company or a Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes or any Guarantee) that are assumed by the transferee of any such assets or that are otherwise canceled or terminated in connection with the transaction with such transferee,
(ii)any notes or other obligations or other securities or assets received by the Company or such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted

Subsidiary into cash or Cash Equivalents within 180 days of the receipt thereof (to the extent of the cash or Cash Equivalents received),
(iii)Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Sale, to the extent that the Company and each Restricted Subsidiary are released from any guarantee of payment of such Indebtedness in connection with the Asset Sale,
(iv)consideration consisting of Indebtedness of the Company or any Restricted Subsidiary (other than Subordinated Indebtedness) received after the Issue Date from Persons who are not the Company or any Restricted Subsidiary,
(v)any Designated Non-cash Consideration received by the Company or any Restricted Subsidiary in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this Section 4.06(a)(v) that is at that time outstanding, not to exceed the greater of $450 million and 3.6% of Total Assets at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value); and
(vi)in the case of an Asset Sale involving Intellectual Property and for which 100% of the consideration therefor received by the Company or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents (including, for the avoidance of doubt, any consideration that is deemed to be Cash Equivalents pursuant to the foregoing clauses (i) through (v) or this clause (vi)), consideration constituting undertakings to pay cash or Cash Equivalents over time or at future dates, whether such payments are fixed, contingent or otherwise (including, without limitation, licensing payments, royalties, earnouts, milestone payments, contingent payments, back-end payments or any other deferred payments or any payments related to revenue, profit or expense sharing arrangements or co-commercialization or similar arrangements); provided that when received, such cash or Cash Equivalents shall constitute Net Proceeds from such Asset Sale for purposes of this Indenture.
(b)Within 540 days after the Company’s or any Restricted Subsidiary’s receipt of the Net Proceeds of any Asset Sale, the Company or such Restricted Subsidiary may apply an amount equal to the Net Proceeds from such Asset Sale, at its option:
(i)to repay, repurchase or redeem (A) Indebtedness constituting Equal Priority Indebtedness (and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto), in each case other than Indebtedness owed to the Company or an Affiliate of the Company, or (B) Obligations under the Notes pursuant to the optional redemption provisions of paragraph 5 of the Note through purchases (including open-market purchases, tender offers or privately negotiated purchases) (provided that such purchases are at or above 100% of the principal amount thereof or, in the event that the Notes were issued with significant original issue discount, 100% of the accreted value thereof) or by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all holders to purchase at a purchase price equal to 100% of the principal amount thereof (or, in the event that the Notes were issued with significant original issue discount, 100% of the accreted value thereof); provided that if any Issuer or Guarantor shall so reduce Obligations under any unsecured Equal Priority Indebtedness under the foregoing clause (A), the Issuers will reduce, or offer to reduce, the Notes Obligations as provided under the foregoing clause (B) pro rata based on the total principal amount of Notes and such unsecured Equal Priority Indebtedness outstanding;
(ii)to repay, repurchase or redeem Indebtedness of a Restricted Subsidiary that is not the U.S. Co-Issuer or a Guarantor; or
(iii)to make an investment in any one or more businesses (provided that if such investment is in the form of the acquisition of Capital Stock of a Person that is not a Restricted Subsidiary, such acquisition results in such Person becoming a Restricted Subsidiary of the Company), assets or property or to fund capital expenditures (including to acquire a license of Intellectual Property) or research and development expenditures, in each case (A) used or useful in a Similar Business or (B) that replace the properties and assets that are the subject of such Asset Sale or to reimburse the cost of any of the foregoing incurred on or after the date on which the Asset Sale giving rise to such Net Proceeds was contractually committed.
The Company or such Restricted Subsidiary, as applicable, will be deemed to have complied with Section 4.06(b)(iii) if and to the extent that, within 540 days after the Asset Sale that generated such Net Proceeds, the Company or any Restricted Subsidiary has entered into and not abandoned or rejected a binding commitment to apply an amount equal to such Net Proceeds in compliance with Section 4.06(b)(iii), and such application is thereafter completed prior to the date that is 180 days after the end of such 540-day period. To the extent such commitment is later canceled or terminated for any reason before an amount equal to such Net Proceeds has been so applied, such Net Proceeds will constitute Excess Proceeds unless the Company or any Restricted Subsidiary enters into another such binding commitment and makes such investment prior to the date that is 180 days after the end of such 540-day period. To the extent such Net Proceeds are not applied prior to such 180th day, such Net Proceeds shall constitute Excess Proceeds.
Pending the final application of any such Net Proceeds, the Company or such Restricted Subsidiary may temporarily reduce Indebtedness under a revolving credit facility, if any, or invest such Net Proceeds in any manner not prohibited by this Indenture. Any amount equal to Net Proceeds from any Asset Sale not applied as provided, and within the time period set forth in this Section 4.06(b) (it being understood that any portion of such Net Proceeds used to make an offer to purchase Notes, as described in clause (i) of Section 4.06(b), shall be deemed to have been so applied whether or not such offer is accepted) will be deemed to constitute “Excess Proceeds.”
When the aggregate amount of Excess Proceeds in any fiscal year exceeds $200 million, the Issuers shall make an offer to all holders of Notes (and, at the option of the Issuers, to holders of any other Equal Priority Indebtedness on a pro rata basis) (an “Asset Sale Offer”) to purchase the maximum principal amount of Notes (and such other Equal Priority Indebtedness) that is at least $200,000 and an integral multiple of $1,000 in excess thereof that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof or, in respect of such other Equal Priority Indebtedness, such lesser price, if any, as may be provided for by the terms of such other Equal Priority Indebtedness (or, in the event the Notes or such other Equal Priority Indebtedness were issued with significant original issue discount, 100% of the accreted value thereof), plus accrued and unpaid interest, if any, to, but excluding, the date fixed for the closing of such offer, in accordance with the procedures set forth in this Indenture (and, as applicable, the agreements governing such other Equal Priority Indebtedness). The Issuers will commence an Asset Sale Offer with respect to Excess Proceeds within ten (10) Business Days after the date that Excess Proceeds exceeds $200 million by mailing, or delivering electronically if the Notes are held by DTC, the notice required pursuant to the terms of this Indenture, with a copy to the Trustee. To the extent that the aggregate amount of Notes (and such other Equal Priority Indebtedness) tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuers may use any remaining Excess Proceeds (the “Declined Excess Proceeds”) for any purpose that is not prohibited by this Indenture. If the aggregate principal amount of Notes (and such other Equal Priority Indebtedness) surrendered by holders thereof exceeds the amount of Excess Proceeds, the Issuers shall select the Notes (but not such other Equal Priority Indebtedness) to be purchased in the manner described below. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.
(c)The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws or regulations are applicable in connection with the Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Issuers will comply with the applicable securities laws and regulations and shall not be deemed to have breached their obligations described in this Indenture by virtue thereof.
(d)Not later than the date upon which written notice of an Asset Sale Offer is delivered to the Trustee as provided above, the Issuers shall deliver to the Trustee an Officer’s Certificate as to (i) the amount of the Excess Proceeds, (ii) the allocation of the Net Proceeds from the Asset Sales pursuant to which such Asset Sale Offer is being made and (iii) the compliance of such allocation with the provisions of Section 4.06(b). Upon the expiration of the period for which the Asset Sale Offer remains open (the “Offer Period”), the Issuers shall deliver to the Trustee for cancellation the Notes or portions thereof that have been properly tendered to and are to be accepted by the Issuers. The Issuers shall, or shall cause the Paying Agent (if not an Issuer) to, on the date of purchase, mail or deliver payment to each tendering holder in the amount of the purchase price.
(e)Holders electing to have a Note purchased shall be required to surrender such Note, with an appropriate form duly completed, to the Issuers at the address specified in the notice, or transfer such Note by book entry transfer to the Issuers, at least three Business Days prior to the purchase date. Holders shall be entitled to withdraw their election if the Trustee or the Issuers receive an electronic transmission or letter not later than two Business Days prior to the purchase date, or otherwise in accordance with the procedures of the Depository, setting forth the name of the holder, the principal amount of the Note which was delivered by the holder for purchase and a statement that such holder is withdrawing his election to have such Note purchased. If at the end of the Offer Period more Notes (and applicable other Equal Priority Indebtedness) are tendered pursuant to an Asset Sale Offer than the Issuers are required to purchase, selection of tendered Notes (but not such other Equal Priority Indebtedness) for purchase will be made by the Trustee on a pro rata basis or by lot or by such other method as the Trustee shall deem fair and appropriate (and in such manner as complies with the requirements of the Depository, if applicable); provided that no Notes of $200,000 or less shall be purchased in part. Selection of such other Equal Priority Indebtedness will be made pursuant to the terms of such other Equal Priority Indebtedness.
(f)Notices of an Asset Sale Offer shall be mailed by the Issuers by first class mail, postage prepaid, or delivered electronically if the Notes are held by the Depository, at least 30 days but not more than 60 days before the purchase date to each holder of Notes at such holder’s registered address. If any Note is to be purchased in part only, any notice of purchase that relates to such Note shall state the portion of the principal amount thereof that has been or is to be purchased.
SECTION 4.07Transactions with Affiliates.
(a)The Company shall not, and shall not permit any of the Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each of the foregoing, an “Affiliate Transaction”) involving aggregate consideration in excess of $75 million, unless:
(i)such Affiliate Transaction is on terms that are not materially less favorable to the Company or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and
(ii)with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $150 million, the Company delivers to the Trustee a resolution adopted in good faith by the majority of the Board of Directors of the Company, approving such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (i) above and this Indenture.
(b)The provisions of Section 4.07(a) shall not apply to the following:
(i)(A) transactions between or among the Company, any direct or indirect parent entity of the Company and/or any of the Restricted Subsidiaries (or an entity that becomes the Company or a Restricted Subsidiary as a result of such transaction (including via merger, consolidation or amalgamation in which the Company or any of the Restricted Subsidiaries is the surviving entity)) or (B) any merger, consolidation or amalgamation of the Company and any direct or indirect parent entity of the Company; provided that such merger, consolidation or amalgamation of the Company is otherwise in compliance with the terms of this Indenture;
(ii)Restricted Payments permitted by Section 4.04 and Permitted Investments;
(iii)the payment of reasonable and customary fees and reimbursement of expenses paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Company, any direct or indirect parent entity of the Company or any Restricted Subsidiary;
(iv)transactions in which the Company or any Restricted Subsidiary, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or meets the requirements of Section 4.07(a)(i);
(v)payments, loans (or cancellation of loans) or advances to officers, directors, employees or consultants which are approved by a majority of the Board of Directors of the Company in good faith;
(vi)any agreement (x) of the Company or any of its Subsidiaries as in effect on the Issue Date or (y) of Merus or any of its Subsidiaries as in effect on the Initial Tender Offer Closing Date, in each case, or any amendment thereto (so long as any such agreement together with all amendments thereto, taken as a whole, is not more disadvantageous to the holders of the Notes in any material respect than the original agreement as in effect on the Issue Date or Initial Tender Offer Closing Date, as applicable) or any transaction contemplated thereby as determined in good faith by the Company;

(vii)the existence of, or the performance by the Company or any Restricted Subsidiary of its obligations under the terms of, any stockholders or limited liability company agreement (including any registration rights agreement or purchase agreement related thereto) to which the Company or any of its Subsidiaries is a party as of the Issue Date or Merus or any of its Subsidiaries is a party as of the Initial Tender Offer Closing Date, and any transaction, agreement or arrangement described in the Offering Memorandum and, in each case, any amendment thereto or similar transactions, agreements or arrangements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Company or any Restricted Subsidiary of its obligations under, any future amendment to any such existing transaction, agreement or arrangement or under any similar transaction, agreement or arrangement entered into after the Issue Date or Initial Tender Offer Closing Date, as applicable, shall only be permitted by this clause (vii) to the extent that the terms of any such existing transaction, agreement or arrangement together with all amendments thereto, taken as a whole, or new transaction, agreement or arrangement are not otherwise more disadvantageous to the holders of the Notes in any material respect than the original transaction, agreement or arrangement as in effect on the Issue Date or Initial Tender Offer Closing Date, as applicable, as determined in good faith by the Company;
(viii)the execution of the Transactions, and the payment of all fees, expenses, bonuses and awards related to the Transactions;
(ix)(A) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, or transactions otherwise relating to the purchase or sale of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Indenture, which are fair to the Company and its Restricted Subsidiaries in the reasonable determination of the Company, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party or (B) transactions with joint ventures or Unrestricted Subsidiaries entered into in the ordinary course of business and consistent with past practice or industry norm;
(x)any transaction pursuant to any Qualified Receivables Facility;
(xi)the issuance of Equity Interests (other than Disqualified Stock) of the Company or any direct or indirect parent entity of the Company to any Person;
(xii)the issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock option and stock ownership plans or similar employee benefit plans approved by the Board of Directors of the Company, the Board of Directors of any direct or indirect parent entity of the Company or the Board of Directors of a Restricted Subsidiary, as appropriate, in good faith;
(xiii)[reserved];
(xiv)any contribution to the capital of the Company;
(xv)transactions permitted by, and complying with, Section 5.01;
(xvi)transactions between the Company, any direct or indirect parent entity of the Company or any Restricted Subsidiary and any Person, a director of which is also a director of the Company or any Restricted Subsidiary; provided, however, that such Person abstains from voting as a director of the Company, such direct or indirect parent entity of the Company or such Restricted Subsidiary, as the case may be, on any matter involving such Person;
(xvii)pledges of Equity Interests of Unrestricted Subsidiaries;
(xviii)the formation and maintenance of any consolidated group or subgroup for Tax, accounting or cash pooling or management purposes in the ordinary course of business;
(xix)any employment agreements entered into by the Company, any direct or indirect parent entity of the Company or any Restricted Subsidiary in the ordinary course of business;
(xx)transactions undertaken in good faith (as certified by a Financial Officer of the Company in an Officer’s Certificate) for the purpose of improving the consolidated Tax efficiency of the Company and its Subsidiaries and not for the purpose of circumventing any covenant set forth in this Indenture;
(xxi)[reserved]; and

(xxii)any purchase by the Company or its Affiliates of Indebtedness, Disqualified Stock or Preferred Stock of the Company, any direct or indirect parent entity of the Company or any of the Restricted Subsidiaries; provided that such purchases are on the same terms as such purchases by such Persons who are not the Company’s Affiliates.
SECTION 4.08Change of Control.
(a)Subject to Section 4.08(f), upon the occurrence of a Change of Control, the Issuers will make an offer to purchase all of the outstanding Notes (a “Change of Control Offer”) at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the date of repurchase (subject to the right of holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date) in accordance with this Section 4.08; provided, however, that notwithstanding the occurrence of a Change of Control, the Issuers shall not be obligated to purchase any Notes pursuant to this Section 4.08 in the event that they have previously or concurrently elected to redeem such Notes in accordance with Paragraph 5 of the Notes and such election is or has become unconditional.
(b)Within 30 days following any Change of Control, except as set forth in Section 4.08(a), the Issuers shall mail, or deliver electronically if the Notes are held by the Depository, a notice of its Change of Control Offer to each holder with a copy to the Trustee:
(i)stating that a Change of Control has occurred and offering to repurchase such holder’s Notes at a repurchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the date of repurchase (subject to the right of holders of record on the relevant Record Date to receive interest on the relevant Interest Payment Date);
(ii)describing the transaction or transactions that constitute(s) such Change of Control;
(iii)specifying the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed or delivered electronically); and
(iv)providing instructions, determined by the Issuers and consistent with this Section 4.08, that a holder must follow in order to have its Notes purchased.
(c)Holders electing to have a Note purchased shall be required to surrender such Note, with an appropriate form duly completed, to the Issuers at the address specified in the notice, or transfer such Note by book entry transfer to the Issuers, at least three Business Days prior to the purchase date. Holders shall be entitled to withdraw their election if the Trustee or the Issuers receive an electronic transmission or letter not later than two Business Days prior to the purchase date, or otherwise in accordance with the procedures of the Depository, setting forth the name of the holder, the principal amount of the Note which was delivered for purchase by the holder and a statement that such holder is withdrawing his election to have such Note purchased. Holders whose Notes are purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered.
(d)On the purchase date, all Notes purchased by the Issuers under this Section 4.08 shall be delivered to the Trustee for cancellation, and the Issuers shall pay to the holders entitled thereto the purchase price plus accrued and unpaid interest, if any, to, but excluding, the date of repurchase (subject to the right of holders of record on a Record Date to receive interest on the relevant Interest Payment Date).
(e)A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.
(f)Notwithstanding the foregoing provisions of this Section 4.08, the Issuers shall not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Issuers and purchases all Notes properly tendered and not withdrawn under such Change of Control Offer.
(g)Notes repurchased by the Issuers pursuant to a Change of Control Offer will have the status of Notes issued but not outstanding or will be retired and canceled at the option of the Issuers. Notes purchased by a third party pursuant to this Section 4.08 will have the status of Notes issued and outstanding.
(h)The Issuers shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with any Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Indenture, the Issuers shall comply with the applicable securities laws and regulations and shall not be deemed to have breached their obligations under this Indenture by virtue thereof.
(i)If holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in a Change of Control Offer and the Issuers, or any third party making a Change of Control Offer in lieu of the Issuers, purchase all of the Notes validly tendered and not withdrawn by such holders, the Issuers or such third party will have the right, upon not less than 10 days’ nor more than 60 days’ prior notice (provided that such notice is given not more than 30 days following such purchase pursuant to the Change of Control Offer described above), to redeem all Notes that remain outstanding following such purchase at a price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest to, but excluding, the date of redemption. Any such redemption shall be effected pursuant to Article III.
SECTION 4.09Compliance Certificate. The Issuers shall deliver to the Trustee within 120 days after the end of each fiscal year of the Company, beginning with the fiscal year ending on December 31, 2025, an Officer’s Certificate stating that in the course of the performance by the signers of their duties as Officers of each Issuer they would normally have knowledge of any Default and whether or not the signers know of any Default that occurred during such period. If any Officer of an Issuer does know of a Default, the Officer’s Certificate shall describe the Default, its status and what action the Issuers are taking or propose to take with respect thereto.
SECTION 4.10Further Instruments and Acts. Upon request of the Trustee, the Issuers shall execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Indenture.
SECTION 4.11Future Guarantors. The Company shall cause each of its Subsidiaries that is not an Excluded Subsidiary (other than a Subsidiary that is an Excluded Subsidiary pursuant to clause (a) or (b) of the definition thereof) and that guarantees or becomes a borrower under any Credit Agreement (including the Initial Credit Agreement) or that guarantees other Capital Markets Indebtedness of any Issuer or Guarantor to execute and deliver to the Trustee a supplemental indenture substantially in the form of Exhibit B hereto pursuant to which such Subsidiary will guarantee the Notes Obligations, subject to the Agreed Guarantee Principles.
SECTION 4.12Liens.
(a)The Company shall not, and shall not permit any of the Restricted Subsidiaries to, directly or indirectly, create, Incur or suffer to exist any Lien (except Permitted Liens) on any asset or property of the Company or any Restricted Subsidiary (other than Unrestricted Margin Stock) securing Indebtedness of the Company or a Restricted Subsidiary except any Lien securing Indebtedness if the Notes and the Guarantees are equally and ratably secured with (or, at the Company’s election, on a senior basis to) the Indebtedness so secured until such time as such Indebtedness is no longer secured by a Lien on such asset or property.
(b)Any Lien that is granted to secure the Notes or any Guarantees under Section 4.12(a) shall be automatically released and discharged at the same time as the release of the Lien that gave rise to the obligation to secure the Notes or such Guarantees.
(c)For purposes of determining compliance with this Section 4.12, (i) a Lien securing an item of Indebtedness need not be permitted solely by reference to one category of Permitted Liens (or any portion thereof) described in the definition of “Permitted Liens” or pursuant to Section 4.12(a) but may be permitted in part under any combination thereof and (ii) in the event that a Lien securing an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of Permitted Liens (or any portion thereof) described in the definition of “Permitted Liens” or pursuant to Section 4.12(a), the Issuers may, in their sole discretion, classify or reclassify, or later divide, classify or reclassify (as if Incurred at such later time), such Lien securing such item of Indebtedness (or any portion thereof) in any manner that complies with this covenant and will be entitled to only include the amount and type of such Lien or such item of Indebtedness secured by such Lien (or any portion thereof) in one of the categories of Permitted Liens (or any portion thereof) described in the definition of “Permitted Liens” or pursuant to Section 4.12(a) and, in such event, such Lien securing such item of Indebtedness (or any portion thereof) will be treated as being Incurred or existing pursuant to only such clause or clauses (or any portion thereof) or pursuant to Section 4.12(a).
(d)With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the Incurrence of such Indebtedness, such Lien shall also be permitted to secure any increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness described in clause (11) of the definition of “Indebtedness.”
SECTION 4.13[Reserved.]

SECTION 4.14Maintenance of Office or Agency.
(a)The Issuers shall maintain an office or agency (which may be an office of the Trustee or an affiliate of the Trustee or Registrar) where Notes may be surrendered for registration of transfer or for exchange. The Issuers shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuers shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations and surrenders may be made at the Corporate Trust Office of the Trustee as set forth in Section 13.01.
(b)The Issuers may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the Issuers of their obligation to maintain an office or agency for such purposes. The Issuers shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.
(c)The Issuers hereby designate the Corporate Trust Office of the Trustee or its agent as such office or agency of the Issuers in accordance with Section 2.04.
SECTION 4.15Covenant Suspension. If on any date following the Initial Tender Offer Closing Date, (i) the Notes have Investment Grade Ratings from both Rating Agencies, and (ii) no Default has occurred and is continuing under this Indenture, then, beginning on that day (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”), the Issuers and the Restricted Subsidiaries shall not be subject to Sections 4.03, 4.04, 4.05, 4.06, 4.07, 4.11, 5.01(a)(iv) and 5.01(b) (collectively, the “Suspended Covenants”). In the event that the Company and its Restricted Subsidiaries are not subject to the Suspended Covenants under this Indenture for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies withdraw their Investment Grade Rating or downgrade the rating assigned to the Notes below an Investment Grade Rating, then the Company and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants under this Indenture with respect to future events. The period of time between the Covenant Suspension Event and the Reversion Date is referred to as the “Suspension Period.” The Issuers shall provide the Trustee with written notice of each Covenant Suspension Event or Reversion Date within five (5) Business Days of the occurrence thereof. The Trustee shall have no obligation to independently determine or verify if a Covenant Suspension Event or Reversion Date has occurred or notify the holders of any Covenant Suspension Event or Reversion Date.
Additionally, during a Suspension Period the Company will no longer be permitted to designate any Restricted Subsidiary as an Unrestricted Subsidiary unless the Company would have been permitted to designate such Subsidiary as an Unrestricted Subsidiary if a Suspension Period had not been in effect for any period and, following the Reversion Date, such designation shall be deemed an Investment pursuant to Section 4.04(c) at the time of such designation.
On each Reversion Date, all Indebtedness Incurred, or Disqualified Stock or Preferred Stock issued, during the Suspension Period will be classified as having been Incurred or issued pursuant to Section 4.03(a) or (b) (to the extent such Indebtedness or Disqualified Stock or Preferred Stock would be permitted to be Incurred or issued thereunder as of the Reversion Date and after giving effect to Indebtedness or Disqualified Stock or Preferred Stock Incurred or issued prior to the Suspension Period and outstanding on the Reversion Date). To the extent such Indebtedness or Disqualified Stock or Preferred Stock would not be so permitted to be Incurred or issued pursuant to Section 4.03(a) or (b), such Indebtedness or Disqualified Stock or Preferred Stock will be deemed to have been outstanding on the Issue Date or Initial Tender Offer Closing Date, as applicable, so that it is classified as permitted under Section 4.03(b)(iii). Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under Section 4.04 will be made as though Section 4.04 had been in effect since the Issue Date and prior to, but not during, the Suspension Period (except to the extent expressly set forth in the immediately preceding paragraph). Accordingly, Restricted Payments made during the Suspension Period will not reduce the amount available to be made as Restricted Payments under Section 4.04(a) (except to the extent expressly set forth in the immediately preceding paragraph). As described above, no Default or Event of Default will be deemed to have occurred on the Reversion Date in respect of the Suspended Covenants as a result of any actions taken by the Company or the Restricted Subsidiaries during the Suspension Period or any actions taken at any time pursuant to any contractual obligation arising prior to the Reversion Date, regardless of whether such actions or events would have been permitted if the applicable Suspended Covenants remained in effect during such period. Within 30 days of such Reversion Date, the Company must comply with the terms of Section 4.11 and Section 5.01(b), including, for the avoidance of doubt, by taking action to reinstate any Guarantees previously released pursuant to clause (v) of Section 12.03.
For purposes of Section 4.05, on the Reversion Date, any consensual encumbrances or consensual restrictions of the type specified in Section 4.05(a) or 4.05(b) thereof entered into during the Suspension Period will be deemed to have been in effect on the Issue Date or Initial Tender Offer Closing Date, as applicable, so that they are permitted under Section 4.05(1)(A).
For purposes of Section 4.07, any Affiliate Transaction entered into after the Reversion Date pursuant to a contract, agreement, loan, advance or guaranty with, or for the benefit of, any Affiliate of the Company entered into during the Suspension Period will be deemed to have been in effect as of the Issue Date or Initial Tender Offer Closing Date, as applicable, for purposes of Section 4.07(b)(vi).
For purposes of Section 4.06, on the Reversion Date, the unutilized Excess Proceeds amount will be reset to zero.
ARTICLE V

SUCCESSOR COMPANY
SECTION 5.01When an Issuer and a Guarantor May Merge or Transfer Assets.
(a)An Issuer may not, directly or indirectly, consolidate, amalgamate or merge with or into or wind up into (whether or not such Issuer is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person unless:
(i)such Issuer is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation, merger or winding-up (if other than such Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a company, corporation, partnership, trust or limited liability company or other business entity organized or existing under the laws of any member state in the European Union, the United Kingdom, Norway, Switzerland or the United States, any state thereof, the District of Columbia, or any territory thereof (collectively, the “Permitted Jurisdictions,” and such Issuer or such Person, as the case may be, being herein called the “Successor Company”); provided that, after giving effect to any such transaction, an entity that is organized or existing under the laws of the United States, any state thereof or the District of Columbia, shall be or become the issuer or a co-issuer of the Notes;
(ii)the Successor Company (if other than such Issuer) expressly assumes all the obligations of such Issuer under this Indenture and the Notes pursuant to supplemental indentures or other applicable documents or instruments;
(iii)immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any of its Restricted Subsidiaries as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;
(iv)immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period (and treating any Indebtedness that becomes an obligation of the Successor Company or any of the Restricted Subsidiaries as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), either
(1)the Successor Company would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to Section 4.03(a); or
(2)the Fixed Charge Coverage Ratio of the Company would be no less than such ratio immediately prior to such transaction;
(v)if such Issuer is not the Successor Company, each Guarantor, unless it is the other party to the transactions described above, shall have by supplemental indenture confirmed that its Guarantee shall apply to such Successor Company’s obligations under this Indenture and the Notes; and

(vi)the Successor Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, amalgamation or transfer and such supplemental indentures (if any) comply with this Section 5.01 and that all conditions precedent provided for in this Indenture relating to such transaction have been complied with.
The Successor Company (if other than an Issuer) will succeed to, and be substituted for, the applicable Issuer under this Indenture and the Notes, and in such event (other than in connection with a lease) the applicable Issuer will automatically be released and discharged from its obligations under this Indenture and the Notes. Notwithstanding the foregoing clauses (iii) and (iv) of this Section 5.01(a), (A) any Restricted Subsidiary may merge, consolidate or amalgamate with an Issuer, provided that (x) after giving effect to such transaction, no Default shall have occurred and be continuing and (y) such Issuer is the Successor Company, and (B) an Issuer may merge, consolidate or amalgamate with an Affiliate of the Company incorporated or organized solely for the purpose of reincorporating or reorganizing such Issuer in any Permitted Jurisdiction, so long as the amount of Indebtedness of the Company and its Restricted Subsidiaries is not increased thereby; provided that, after giving effect to any such merger, consolidation or amalgamation, an entity that is organized or existing under the laws of the United States, any state thereof or the District of Columbia, shall be or become the issuer or a co-issuer of the Notes. This Section 5.01 will not restrict a sale, assignment, transfer, conveyance or other disposition of assets between or among the Company and its Restricted Subsidiaries.
(b)Subject to the provisions of Section 12.03, no Guarantor will, and the Company will not permit any such Guarantor to, consolidate, amalgamate or merge with or into or wind up into (whether or not such Guarantor is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person unless:
(i)either (a) such Guarantor is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation, merger or winding up (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a company, corporation, partnership, trust or limited liability company or other business entity organized, registered or existing under the laws of the jurisdiction in which such Guarantor was organized or registered prior to such transaction or the laws of any Permitted Jurisdiction (such Guarantor or such Person, as the case may be, being herein called the “Successor Person”) and the Successor Person (if other than such Guarantor) expressly assumes all the obligations of such Guarantor under this Indenture and its Guarantee pursuant to a supplemental indenture or other applicable documents or instruments, or (b) such sale, assignment, transfer, lease, conveyance or other disposition or consolidation, amalgamation or merger is not in violation of Section 4.06; and
(ii)the Successor Person (if other than such Guarantor) shall have delivered or caused to be delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, amalgamation, merger or transfer and such supplemental indenture (if any) comply with this Section 5.01 and that all conditions precedent provided for in this Indenture relating to such transaction have been complied with.
Except as otherwise provided in this Indenture, the Successor Person (if other than such Guarantor) will succeed to, and be substituted for, such Guarantor under this Indenture and its Guarantee, and such Guarantor will automatically be released and discharged from its obligations under this Indenture and its Guarantee. Notwithstanding the foregoing, (1) a Guarantor may merge, amalgamate or consolidate with an Affiliate of the Company incorporated or organized solely for the purpose of reincorporating or reorganizing such Guarantor in a Permitted Jurisdiction so long as the amount of Indebtedness of such Guarantor is not increased thereby and (2) a Guarantor may consolidate, amalgamate or merge with or into or wind up into, liquidate, dissolve, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets to, any Issuer or Guarantor.
This Section 5.01 shall not restrict the consummation of the Initial Tender Offer on the Initial Tender Offer Closing Date or the consummation of the Acquisition on the Acquisition Date, each of which shall be permitted to occur notwithstanding anything to the contrary herein.

ARTICLE VI

DEFAULTS AND REMEDIES
SECTION 6.01Events of Default. An “Event of Default” occurs with respect to the Notes if:
(a)there is a default in any payment of interest on any Note when due, and such default continues for a period of 30 days;
(b)there is a default in the payment of principal or premium, if any, of any Note when due at its Stated Maturity, upon redemption (including on a Special Mandatory Redemption Date), required repurchase or otherwise;
(c)there is a failure by the Company for 90 days after receipt of written notice given by the Trustee or the holders of not less than 30% in aggregate principal amount of the Notes then outstanding (with a copy to the Trustee) to comply with any of its obligations, covenants or agreements in Section 4.02;
(d)there is a failure by the Company or any Restricted Subsidiary for 60 days after written notice given by the Trustee or the holders of not less than 30% in principal amount of the Notes then outstanding (with a copy to the Trustee) to comply with its other obligations, covenants or agreements (other than a default referred to in clause (a), (b) or (c) above) contained in the Notes or this Indenture;
(e)there is a failure by the Company or any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) to pay any Indebtedness (other than Indebtedness owing to the Company or a Restricted Subsidiary) within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default (except for any such default that results from a sale, pledge or other disposition or encumbrance of Unrestricted Margin Stock), in each case, if the total amount of such Indebtedness unpaid or accelerated exceeds $125 million or its foreign currency equivalent;
(f)the Company or a Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) pursuant to or within the meaning of any Bankruptcy Law:
(i)commences a voluntary case;
(ii)consents to the entry of an order for relief against it in an involuntary case;
(iii)consents to the appointment of a Custodian of it or for any substantial part of its property; or
(iv)makes a general assignment for the benefit of its creditors or takes any comparable action under any foreign laws relating to insolvency;
(g)a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:
(i)is for relief against the Company or any Significant Subsidiary in an involuntary case;
(ii)appoints a Custodian of the Company or any Significant Subsidiary or for any substantial part of its property;
(iii)orders the winding up of, or liquidation of or, only with respect to the Company or any Significant Subsidiary, the appointment of an examiner or administrator to the Company or any Significant Subsidiary; or any similar relief is granted under any foreign laws and, in each case, the order or decree remains unstayed and in effect for 60 days;
(h)there is a failure by the Company or any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) to pay final judgments aggregating in excess of $125 million or its foreign currency equivalent (net of any amounts that are covered by enforceable insurance policies issued by solvent carriers), which judgments are not discharged, waived or stayed for a period of 75 days; or
(i)the Guarantee of a Significant Subsidiary (or any group of Guarantors that together would constitute a Significant Subsidiary) with respect to the Notes ceases to be in full force and effect (except as contemplated by the terms thereof) or any Guarantor that qualifies as a Significant Subsidiary (or any group of Guarantors that together would constitute a Significant Subsidiary) denies or disaffirms its obligations under this Indenture or any Guarantee with respect to the Notes and such Default continues for 10 days.

The foregoing shall constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.
However, a default under clauses (c) or (d) above shall not constitute an Event of Default until the Trustee or the holders of at least 30% in principal amount of outstanding Notes notify the Issuers, with a copy to the Trustee, of the default and the Issuers fail to cure such default within the time specified in clauses (c) or (d), as applicable, after receipt of such notice. Such notice must specify the Default, demand that it be remedied and state that such notice is a “Notice of Default”.
SECTION 6.02Acceleration. If an Event of Default (other than an Event of Default specified in Section 6.01(f) or (g) hereof with respect to an Issuer) occurs and is continuing, the Trustee by notice to the Issuers or the holders of at least 30% in principal amount of outstanding Notes by notice to the Issuers, with a copy to the Trustee, may declare the principal of, premium, if any, and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default specified in Section 6.01(f) or (g) with respect to an Issuer occurs, the principal of, premium, if any, and interest on all the Notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any holders. The holders of a majority in principal amount of outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences, if:
(a)all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely by the declaration of acceleration, have been cured or waived; and
(b)the rescission would not conflict with any judgment or decree of a court of competent jurisdiction.
In the event of any Event of Default specified in Section 6.01(e), such Event of Default and all consequences thereof (excluding, however, any resulting payment default) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the holders of the Notes, if within 20 days after such Event of Default arose the Issuers deliver an Officer’s Certificate to the Trustee stating that (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged, (y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (z) the default that is the basis for such Event of Default has been cured, it being understood that in no event shall an acceleration of the principal amount of the Notes as described above be annulled, waived or rescinded upon the happening of any such events.
SECTION 6.03Other Remedies. If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy at law or in equity to collect the payment of principal of or interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture, and the Trustee shall be under no obligation to exercise any of the rights or powers under this Indenture at the request or direction of any of the holders unless such holders have offered to the Trustee indemnity or security satisfactory to it against any loss, liability or expense.
The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. To the extent required by law, all available remedies are cumulative.
SECTION 6.04Waiver of Past Defaults. Provided the Notes are not then due and payable by reason of a declaration of acceleration, the holders of a majority in principal amount of the Notes then outstanding by written notice to the Trustee may waive an existing Default and its consequences except (a) a Default in the payment of the principal of or interest on a Note, (b) a Default arising from the failure to redeem or purchase any Note when required pursuant to the terms of this Indenture or (c) a Default in respect of a provision that under Section 9.02 cannot be amended without the consent of each holder affected. When a Default is waived, it is deemed cured and the Issuers, the Trustee and the holders will be restored to their former positions and rights under this Indenture, but no such waiver shall extend to any subsequent or other Default or impair any consequent right.
SECTION 6.05Control by Majority. The holders of a majority in principal amount of outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or of exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder (it being understood that the Trustee has no affirmative duty to ascertain whether or not any such directions are unduly prejudicial to any other holder) or that would involve the Trustee in personal liability. Prior to taking any action under this Indenture, the Trustee shall be entitled to security or indemnification satisfactory to it against all losses and expenses caused by taking or not taking such action.
SECTION 6.06Limitation on Suits.
(a)Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder may pursue any remedy with respect to this Indenture or the Notes unless:
(i)such holder has previously given the Trustee written notice that an Event of Default is continuing,
(ii)holders of at least 30% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy,
(iii)such holders have offered, and if requested, provided, the Trustee security or indemnity satisfactory to it against any loss, liability or expense,
(iv)the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity, and
(v)the holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.
(b)A holder may not use this Indenture to prejudice the rights of another holder or to obtain a preference or priority over another holder (it being understood that the Trustee has no affirmative duty to ascertain whether or not any such actions or forbearances are unduly prejudicial to such holders).
SECTION 6.07Rights of the Holders to Receive Payment. Notwithstanding any other provision of this Indenture, the right of any holder to receive payment of principal of and interest on the Notes held by such holder, on or after the respective due dates expressed or provided for in the Notes, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such holder.
SECTION 6.08Collection Suit by Trustee. If an Event of Default specified in Section 6.01(a) or (b) occurs and is continuing, with or without the possession of any of the Notes or the production thereof in any proceeding related thereto, the Trustee may recover judgment in its own name and as trustee of an express trust and as agent and representative on behalf of the holders of the Notes against the Issuers or any other obligor on the Notes for the whole amount then due and owing (together with interest on overdue principal and (to the extent lawful) on any unpaid interest at the rate provided for in the Notes) and the amounts provided for in Section 7.06.
SECTION 6.09Trustee May File Proofs of Claim. The Trustee may file such proofs of claim, statements of interest and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for reasonable compensation, expenses disbursements and advances of the Trustee (including counsel, accountants, experts or such other professionals as the Trustee deems necessary, advisable or appropriate)) and the holders allowed in any judicial proceedings relative to the Issuers, the Guarantors, their creditors or their property, shall be entitled to participate as a member, voting or otherwise, of any official committee of creditors appointed in such matters and, unless prohibited by law or applicable regulations, may vote on behalf of the holders in any election of a trustee in bankruptcy or other Person performing similar functions, and any Custodian in any such judicial proceeding is hereby authorized by each holder to make payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the holders, to pay to the Trustee any amount due it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and its counsel, and any other amounts due to the Trustee under Section 7.06. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any holder, or to authorize the Trustee to vote in respect of the claim of any holder in any such proceeding.
SECTION 6.10Priorities. Any money or property collected by the Trustee pursuant to this Article VI and any other money or property distributable in respect of the Issuers’ or any Guarantor’s obligations under this Indenture after an Event of Default shall be applied in the following order:

FIRST: to the Trustee (in its capacity as Trustee, Registrar and/or Paying Agent) for amounts due to it hereunder, including the reasonable compensation and expenses, disbursements and advances of the Trustee’s agents, counsel, accountants and experts in accordance with Section 7.06;
SECOND: to the holders for amounts due and unpaid on the Notes for principal, premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal and interest, respectively; and
THIRD: to the Issuers or, to the extent the Trustee collects any amount for any Guarantor, to such Guarantor.
The Trustee may fix a record date and payment date for any payment to the holders pursuant to this Section 6.10. At least 15 days before such record date, the Trustee shall mail to each holder and the Issuers a notice that states the record date, the payment date and the amount to be paid.
SECTION 6.11Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a holder pursuant to Section 6.07 or a suit by holders of more than 10% in principal amount of the Notes.
SECTION 6.12Waiver of Stay or Extension Laws. None of the Issuers or any Guarantor (to the extent it may lawfully do so) shall at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of this Indenture; and the Issuers and the Guarantors (to the extent that they may lawfully do so) hereby expressly waive all benefit or advantage of any such law, and shall not hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law had been enacted.
SECTION 6.13Net Short Holders.
(a)Any notice of Default, notice of acceleration or instruction to the Trustee to provide a notice of Default, notice of acceleration or take any other action (a “Noteholder Direction”) provided by any one or more holders (other than any holder that is a Regulated Bank) (each, a “Directing Holder”) must be accompanied by a written representation from each such holder to the Issuers and the Trustee that such holder is not (or, in the case such holder is the Depository or its nominee, that such holder is being instructed solely by beneficial owners that are not) Net Short (a “Position Representation”), which representation, in the case of a Noteholder Direction relating to a notice of Default shall be deemed repeated at all times until the resulting Event of Default is cured or otherwise ceases to exist or the Notes are accelerated. In addition, each Directing Holder must, at the time of providing a Noteholder Direction, covenant to provide the Issuers with such other information as the Issuers may reasonably request from time to time in order to verify the accuracy of such Directing Holder’s Position Representation within five Business Days of request therefor (a “Verification Covenant”). The Trustee shall have no duty whatsoever to provide this information to the Issuers or to obtain this information for the Issuers. In any case in which the holder is the Depository or its nominee, any Position Representation or Verification Covenant required hereunder shall be provided by the beneficial owner of the Notes in lieu of the Depository or its nominee, and the Depository shall be entitled to rely on such Position Representation and Verification Covenant in delivering its direction to the Trustee.
(b)If, following the delivery of a Noteholder Direction, but prior to acceleration of the Notes, the Issuers determine in good faith that there is a reasonable basis to believe a Directing Holder was, at any relevant time, in breach of its Position Representation and provide to the Trustee written evidence that the Issuers have initiated litigation (the “Litigation”) in a court of competent jurisdiction seeking a determination that such Directing Holder was, at such time, in breach of its Position Representation, and seeking to invalidate any Event of Default that resulted from the applicable Noteholder Direction, the cure period with respect to such Default shall be automatically stayed pending a final and non-appealable determination of a court of competent jurisdiction on such matter (a “Court Determination”). Once such written evidence has been provided to the Trustee, the Trustee shall take no further action pursuant to the related Noteholder Direction until it has actual knowledge of a Court Determination. Without limitation, if, following the delivery of a Noteholder Direction, but prior to acceleration of the Notes, the Issuers provide to the Trustee an Officer’s Certificate (a “Verification Covenant Officer’s Certificate”) stating that a Court Determination has been made that a Directing Holder failed to satisfy its Verification Covenant, the cure period with respect to such Default shall be automatically stayed and the cure period with respect to any Default or Event of Default that resulted from the applicable Noteholder Direction shall be automatically reinstituted and any remedy stayed, and the Trustee shall take no further action pursuant to the related Noteholder Direction, until such time as the Issuers provide the Trustee with an Officer’s Certificate that the Verification Covenant has been satisfied (a “Covenant Satisfaction Officer’s Certificate”); provided that the Issuers shall promptly deliver such Officer’s Certificate to the Trustee upon becoming aware that the Verification Covenant has been satisfied. Any breach of the Position Representation (as confirmed by Court Determination) shall result in such holder’s participation in such Noteholder Direction being disregarded; and if, without the participation of such holder, the percentage of Notes held by the remaining holders that provided such Noteholder Direction would have been insufficient to validly provide such Noteholder Direction, such Noteholder Direction shall be void ab initio, with the effect that such Event of Default shall be deemed never to have occurred, acceleration voided and the Trustee shall be deemed not to have received such Noteholder Direction or any notice of such Default or Event of Default; provided, however, this shall not invalidate any indemnity or security provided by the Directing Holders to the Trustee which obligations shall continue to survive.
(c)Notwithstanding anything in Sections 6.13(a) or 6.13(b) to the contrary, any Noteholder Direction delivered to the Trustee during the pendency of an Event of Default as the result of a bankruptcy or similar proceeding shall not require compliance with Sections 6.13(a) or 6.13(b). In addition, for the avoidance of doubt, Sections 6.13(a) and 6.13(b) shall not apply to any holder that is a Regulated Bank; provided that if a Regulated Bank is a Directing Holder or a beneficial owner directing the Depository it shall provide a written representation to the Issuers that it is a Regulated Bank.
(d)For the avoidance of doubt, the Trustee shall be entitled to conclusively rely on any Noteholder Direction, Position Representation, Verification Covenant, Officer’s Certificate or other document delivered to it pursuant to this Section 6.13, shall have no duty to inquire as to or investigate the accuracy of any Position Representation, enforce compliance with any Verification Covenant, verify any statements in any Officer’s Certificate delivered to it or otherwise make calculations, investigations or determinations with respect to Derivative Instruments, Net Shorts, Long Derivative Instruments, Short Derivative Instruments or otherwise and shall have no liability for ceasing to take any action, staying any remedy or otherwise failing to act in accordance with a Noteholder Direction during the pendency of Litigation or a Noteholder Direction after a Verification Covenant Officer’s Certificate has been provided to it but prior to receipt of a Covenant Satisfaction Officer’s Certificate. The Trustee shall have no liability or responsibility to the Company, any holder or any other Person in connection with any Noteholder Direction. In no event shall the Trustee be obligated to ascertain, calculate, monitor, or otherwise make any determination as to whether any holder is Net Short, nor shall it have any liability to the Issuers, any holder or any other person in acting in good faith on a Noteholder Direction or to determine whether any Net Short holder has delivered a Position Representation.
ARTICLE VII

TRUSTEE
SECTION 7.01Duties of Trustee.
(a)The Trustee, prior to the occurrence of an Event of Default with respect to the Notes and after the curing or waiving of all Events of Default which may have occurred, undertakes to perform such duties and only such duties as are specifically set forth in this Indenture. If an Event of Default has occurred and is continuing and is actually known to a Trust Officer, the Trustee shall exercise the rights and powers vested in it by this Indenture and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.
(b)Except during the continuance of an Event of Default:
(i)the duties of the Trustee will be determined solely by the express provisions of this Indenture and the other Notes Documents, and the Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Indenture or the other Notes Documents and no implied covenants or obligations shall be read into this Indenture and the other Notes Documents against the Trustee (it being agreed that the permissive right of the Trustee to do things enumerated in this Indenture and the other Notes Documents shall not be construed as a duty); and
(ii)in the absence of willful misconduct on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties, not only as to due execution, validity and effectiveness, but also as to the truth and accuracy of any information contained therein and furnished to the

Trustee and conforming to the requirements of this Indenture and the other Notes Documents, as applicable. The Trustee shall be under no duty to make any investigation as to any statement contained in any such instance, but may accept the same as conclusive evidence of the truth and accuracy of such statement or the correctness of such opinions. However, in the case of certificates or opinions required by any provision hereof to be provided to it, the Trustee shall examine the form of certificates and opinions to determine whether or not they conform on their face to the requirements of this Indenture and the other Notes Documents, as applicable (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).
(c)The Trustee may not be relieved from liability for its own grossly negligent action, its own grossly negligent failure to act or its own willful misconduct, except that:
(i)this clause (c) does not limit the effect of clause (b) of this Section 7.01;
(ii)the Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer unless it is proved that the Trustee was negligent in ascertaining the pertinent facts;
(iii)the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to the terms hereof; and
(iv)no provision of this Indenture or the other Notes Documents, as applicable, shall require the Trustee to expend or risk its own funds or otherwise Incur financial liability in the performance of any of its duties hereunder, thereunder or in the exercise of any of its rights or powers.
(d)Whether or not expressly so provided herein, every provision of this Indenture and the other Notes Documents that in any way relates to the Trustee is subject to Sections 7.01 and 7.02 hereof.
(e)The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuers.
(f)Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.
(g)Every provision of this Indenture and the other Notes Documents relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Section 7.01.
(h)Each holder of the Notes and each Issuer appoints Wilmington Trust, National Association, in its capacity as Trustee, to act as an agent and representative (fuldmægtig og repræsentant) for such holder of the Notes pursuant to chapter 4, including, but not limited to Section 18(1), cf. Section 1(2), of the Danish Capital Markets Act and authorizes the Trustee in its name and on its behalf to perform the duties and to exercise the rights, powers, authorities and discretions that are given to it under or in connection with this Indenture and the Notes, including, among others, to hold the Guarantees on behalf of and for benefit of holders of the Notes. The Issuers and the Trustee shall use reasonable efforts to register the Trustee with the Danish Financial Supervisory Authority (in Danish: Finanstilsynet) in accordance with the Danish Capital Markets Act, and the Issuers and the Trustee shall provide all information reasonably required for registration in the Danish Financial Supervisory Authority's register of representatives (in Danish: Finanstilsynets register over repræsentanter for obligationsudstedelser).
SECTION 7.02Rights of Trustee.
(a)The Trustee may conclusively rely on any document believed by it to be genuine and to have been signed or presented by the proper person. The Trustee need not investigate any fact or matter stated in the document.
(b)Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on the Officer’s Certificate or Opinion of Counsel.
(c)The Trustee may act through agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care.
(d)The Trustee shall not be responsible or liable for any action it takes or omits to take in good faith which it believes to be authorized or within its rights or powers.
(e)The Trustee may consult with counsel of its own selection and the advice or opinion of counsel with respect to legal matters relating to this Indenture and the Notes shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it hereunder in good faith and in accordance with the advice or opinion of such counsel.
(f)The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond, debenture, note or other paper or document unless requested in writing to do so by the holders of not less than a majority in principal amount of the Notes at the time outstanding, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuers, personally or by agent or attorney, at the expense of the Issuers and shall Incur no liability of any kind by reason of such inquiry or investigation.
(g)The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the holders pursuant to this Indenture, unless such holders shall have offered to the Trustee security or indemnity satisfactory to the Trustee against any loss, liability or expense.
(h)The rights, privileges, protections, immunities and benefits given to the Trustee, including its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder.
(i)The Trustee shall not be responsible or liable for any action taken or omitted by it in good faith at the direction of the holders of not less than a majority in principal amount of the Notes as to the time, method and place of conducting any proceedings for any remedy available to the Trustee or the exercising of any power conferred by this Indenture.
(j)Any action taken, or omitted to be taken, by the Trustee in good faith pursuant to this Indenture upon the request or authority or consent of any person who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding upon future holders of Notes and upon Notes executed and delivered in exchange therefor or in place thereof.
(k)The Trustee shall not be deemed to have received notice of any Default or Event of Default unless a Trust Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a Default is received by the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture.
(l)The Trustee may request that the Issuers deliver an Officer’s Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officer’s Certificate may be signed by any Person authorized to sign an Officer’s Certificate, including any Person specified as so authorized in any such certificate previously delivered and not superseded.
(m)The Trustee shall not be responsible or liable for punitive, special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of actions.
(n)The Trustee shall not be required to give any bond or surety in respect of the execution of the trusts and powers under this Indenture.
(o)The Trustee shall not be responsible or liable for any failure or delay in the performance of its obligations under this Indenture arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, any act or provision of any present or future law or regulation or governmental authority; acts of God; earthquakes; fire; flood; terrorism; wars and other military disturbances; sabotage; epidemics or pandemics; riots; interruptions, loss or malfunction of utilities, computer (hardware or software) or communication services; accidents; labor disputes; and acts of civil or military authorities and governmental action; or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility.
SECTION 7.03Individual Rights of Trustee. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuers or their Affiliates with the same rights it would have if it were not Trustee. Any Paying Agent or Registrar may do the same with like rights. However, the Trustee must comply with Sections 7.09 and 7.10.
SECTION 7.04Trustee’s Disclaimer. The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture, the Guarantees or the Notes, it shall not be accountable for the Issuers’ use of the proceeds from the Notes, and it shall not be responsible for any statement of the Issuers or any Guarantor in this Indenture or in any document issued in connection with the sale of the Notes or in the Notes other than the Trustee’s certificate of authentication. The Trustee shall not be charged with knowledge of any Default or Event of Default under Sections 6.01(c), (d), (e), (f), (g), (h) or (i), or of the identity of any Significant Subsidiary unless either (a) a Trust Officer shall have actual knowledge thereof or (b) the Trustee shall have received written notice thereof in accordance with Section 13.01 hereof from the Issuers, any Guarantor or any holder. In accepting the trust hereby created, the Trustee acts solely as Trustee under this Indenture and not in its individual capacity and all persons, including without limitation the holders of Notes and the Issuers having any claim against the Trustee arising from this Indenture shall look only to the funds and accounts held by the Trustee hereunder for payment except as otherwise provided herein.
SECTION 7.05Notice of Defaults. If a Default occurs and is continuing and is actually known to a Trust Officer of the Trustee, the Trustee shall mail, or deliver electronically if the Notes are held by the Depository, to each holder of the Notes notice of the Default within 30 days after it is actually known to a Trust Officer or written notice of it is received by the Trustee. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any Note, the Trustee may withhold notice if and so long as it determines that withholding notice is in the interests of the noteholders. The Issuers are required to deliver to the Trustee, annually, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Issuers also are required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action the Issuers are taking or proposes to take in respect thereof.
SECTION 7.06Compensation and Indemnity. The Issuers shall pay to the Trustee (acting in any capacity hereunder) from time to time such compensation for the Trustee’s acceptance of this Indenture and its services hereunder and under the other Notes Documents as mutually agreed to in writing between the Issuers and the Trustee. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuers shall reimburse the Trustee upon request for all reasonable out-of-pocket expenses Incurred or made by it, including costs of collection, in addition to the compensation for its services. Such expenses shall include the reasonable compensation and expenses, disbursements and advances of the Trustee’s agents, counsel, accountants and experts. The Issuers and the Guarantors, jointly and severally, shall indemnify the Trustee (acting in any capacity hereunder) or any predecessor Trustee and their directors, officers, employees and agents against any and all loss, liability, claim, damage or expense (including reasonable attorneys’ fees and expenses Incurred by or in connection with the acceptance or administration of this trust and the performance of its duties hereunder and under the other Notes Documents, including the costs and expenses of enforcing this Indenture or other Notes Documents against any Issuer or Guarantor (including this Section 7.06) and defending itself against or investigating any claim (whether asserted by any Issuer, any Guarantor, any holder or any other Person)). The obligation to pay such amounts shall survive the payment in full or defeasance of the Notes or the removal or resignation of the Trustee. The Trustee shall notify the Issuers of any claim for which it may seek indemnity promptly upon obtaining actual knowledge thereof; provided, however, that any failure to so notify the Issuers shall not relieve any Issuer or Guarantor of its indemnity obligations hereunder. The Issuers shall defend the claim and the indemnified party shall provide reasonable cooperation at the Issuers’ expense in the defense. Such indemnified parties may have separate counsel and the Issuers shall pay the fees and expenses of such counsel; provided, however, that the Issuers shall not be required to pay such fees and expenses if they assume such indemnified parties’ defense and, in such indemnified parties’ reasonable judgment, there is no actual or potential conflict of interest between the Issuers and the Guarantors, on the one hand, and such parties, on the other hand, in connection with such defense. The Issuers need not indemnify against any loss, liability or expense Incurred by an indemnified party through such party’s own willful misconduct or gross negligence.
To secure the Issuers’ and the Guarantors’ payment obligations in this Section 7.06, the Trustee shall have a Lien prior to the Notes on all money or property held by the Trustee on behalf of, or collected from, the Issuers and the Guarantors, other than money or property held in trust to pay principal of and interest on particular Notes.
The Issuers’ and the Guarantors’ payment obligations pursuant to this Article VII shall survive the satisfaction or discharge of this Indenture, any rejection or termination of this Indenture under any Bankruptcy Law or the resignation or removal of the Trustee. Without prejudice to any other rights available to the Trustee under applicable law, when the Trustee Incurs expenses after the occurrence of a Default specified in Section 6.01(f) or (g) with respect to any Issuer, the expenses are intended to constitute expenses of administration under the Bankruptcy Law.
No provision of this Indenture shall require the Trustee (acting in any capacity hereunder) to expend or risk its own funds or otherwise Incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers.

SECTION 7.07Replacement of Trustee.
(a)The Trustee may resign at any time by so notifying the Issuers. The holders of a majority in principal amount of the Notes may remove the Trustee by so notifying the Trustee in writing at least 30 days prior to such removal and may appoint a successor Trustee. The Issuers shall remove the Trustee if:
(i)the Trustee fails to comply with Section 7.09;
(ii)the Trustee is adjudged bankrupt or insolvent or becomes subject to bankruptcy proceedings;
(iii)a receiver or other public officer takes charge of the Trustee or its property; or
(iv)the Trustee otherwise becomes incapable of acting.
(b)If the Trustee resigns, is removed by the Issuers or by the holders of a majority in principal amount of the Notes and such holders do not reasonably promptly appoint a successor Trustee, or if a vacancy exists in the office of Trustee for any reason (the Trustee in such event being referred to herein as the retiring Trustee), the Issuers shall promptly appoint a successor Trustee.
(c)A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuers. Thereupon the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to the holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, subject to the Lien provided for in Section 7.06.
(d)If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Issuers or the holders of 10% in principal amount of the Notes may petition at the expense of the Issuers any court of competent jurisdiction for the appointment of a successor Trustee.
(e)If the Trustee fails to comply with Section 7.09, unless the Trustee’s duty to resign is stayed as provided in Section 310(b) of the TIA, any holder who has been a bona fide holder of a Note for at least six months may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.
(f)Notwithstanding the replacement of the Trustee pursuant to this Section 7.07, the Issuers’ obligations under Section 7.06 shall continue for the benefit of the retiring Trustee.
(g)Any successor Trustee shall be registered with the Danish Financial Supervisory Authority (finanstilsynet) in accordance with the Danish Capital Markets Act, and the Issuers and the successor Trustee shall provide all information required for registration in the Danish Financial Supervisory Authority's register of representatives (finanstilsynets register over repræsentanter for obligationsudstedelser). This Section 7.07(g) shall also apply to any successor Trustee resulting from a consolidation, merger or other similar transaction in accordance with Section 7.08 below.
SECTION 7.08Successor Trustee by Merger. If the Trustee consolidates with, merges or converts into, or transfers all or substantially all its corporate trust business or assets to, another corporation or banking association, the resulting, surviving or transferee corporation or banking association without any further act shall be the successor Trustee.
In case at the time such successor or successors by merger, conversion or consolidation to the Trustee shall succeed to the trusts created by this Indenture any of the Notes shall have been authenticated but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor trustee, and deliver such Notes so authenticated; and in case at that time any of the Notes shall not have been authenticated, any successor to the Trustee may authenticate such Notes either in the name of any predecessor hereunder or in the name of the successor to the Trustee.
SECTION 7.09Eligibility; Disqualification. The Trustee shall at all times satisfy the requirements of Section 310(a) of the TIA. The Trustee shall have a combined capital and surplus of at least $100.0 million as set forth in its most recent published annual report of condition. The Trustee shall comply with Section 310(b) of the TIA, subject to its right to apply for a stay of its duty to resign under the penultimate paragraph of Section 310(b) of the TIA; provided, however, that there shall be excluded from the operation of Section 310(b)(1) of the TIA any series of securities issued under this Indenture and any indenture or indentures under which other securities or certificates of interest or participation in other securities of the Issuers are outstanding if the requirements for such exclusion set forth in Section 310(b)(1) of the TIA are met.
SECTION 7.10Preferential Collection of Claims Against the Issuers. The Trustee shall comply with Section 311(a) of the TIA, excluding any creditor relationship listed in Section 311(b) of the TIA. A Trustee who has resigned or been removed shall be subject to Section 311(a) of the TIA to the extent indicated.
ARTICLE VIII

DISCHARGE OF INDENTURE; DEFEASANCE
SECTION 8.01Discharge of Liability on Notes; Defeasance.
(a)This Indenture shall be discharged and shall cease to be of further effect (except as to surviving rights and immunities of the Trustee and rights of registration or transfer or exchange of Notes, as expressly provided for in this Indenture) as to all outstanding Notes when:
(i)either (A) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuers and thereafter repaid to the Issuers or discharged from such trust) have been delivered to the Trustee for cancellation or (B) all of the Notes (1) have become due and payable, (2) will become due and payable at their Stated Maturity within one year or (3) if redeemable at the option of the Issuers, are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuers, and the Issuers have irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to, but excluding, the date of deposit together with irrevocable instructions from the Issuers directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;
(ii)the Issuers and/or the Guarantors have paid all other sums payable under this Indenture; and
(iii)the Issuers have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel stating that all conditions precedent under this Indenture relating to the satisfaction and discharge of this Indenture have been complied with.
(b)Subject to Section 8.01(c) and 8.02, the Issuers at any time may terminate (i) all of their obligations under the Notes and this Indenture with respect to the holders of the Notes (“legal defeasance option”), except for the obligations set forth in Section 8.01(c) and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes and (ii) all of its obligations under Sections 4.02, 4.03, 4.04, 4.05, 4.06, 4.07, 4.08, 4.09, 4.11 and 4.12, , and the operation of Section 5.01 for the benefit of the holders of the Notes, Sections 6.01(e), 6.01(f), 6.01(g) (in the case of Sections 6.01(f) and 6.01(g), with respect to Significant Subsidiaries only) and 6.01(h) (“covenant defeasance option”). If the Issuers exercise their legal defeasance option or their covenant defeasance option, each Guarantor will be released from all of its obligations with respect to its Guarantee.
The Issuers may exercise their legal defeasance option notwithstanding their prior exercise of the covenant defeasance option. If the Issuers exercise their legal defeasance option, payment of the Notes so defeased may not be accelerated because of an Event of Default with respect thereto. If the Issuers exercise their covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in Sections 6.01(c), 6.01(d), 6.01(e), 6.01(f), 6.01(g) (in the case of Section 6.01(f) and (g), with respect only to Significant Subsidiaries), 6.01(h) or 6.01(i) or because of the failure of the Issuers to comply with Section 5.01(a)(iv).
Upon satisfaction of the conditions set forth herein and upon request of the Issuers, the Trustee shall acknowledge in writing the discharge of those obligations that the Issuers terminate.
(c)Notwithstanding clauses (a) and (b) above, the Issuers’ obligations in Sections 2.04, 2.05, 2.06, 2.07, 2.08 and 2.09, Article VII and this Article VIII, including the Issuers’ obligations in respect of the defeasance trust (as defined below), and the rights and immunities of the Trustee under this Indenture shall survive until the Notes have been paid in full. Thereafter, only the Issuers’ obligations in Sections 7.06, 7.07, 8.05 and 8.06 and the rights and immunities of the Trustee under this Indenture shall survive.

SECTION 8.02Conditions to Defeasance.
(a)The Issuers may exercise their legal defeasance option or their covenant defeasance option only if:
(i)the Issuers irrevocably deposit in trust (the “defeasance trust”) with the Trustee money or U.S. Government Obligations for the payment of principal, premium (if any) and interest on the Notes to redemption or maturity, as the case may be;
(ii)with respect to U.S. Government Obligations or a combination of money and U.S. Government Obligations, the Issuers deliver to the Trustee a certificate from a nationally recognized firm of independent accountants, a nationally recognized investment bank or a nationally recognized appraisal or valuation firm expressing their opinion that the payments of principal and interest when due and without reinvestment on the deposited U.S. Government Obligations plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay principal, premium (if any) and interest on the Notes to redemption or maturity, as the case may be; provided that upon any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of this Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated as of the earlier of the date on which arrangements referred to in Section 8.02(b) are entered into and the date of the notice of redemption, with any deficit as of the date of the redemption only required to be deposited with the Trustee on or prior to the date of the redemption;
(iii)no Default specified in Section 6.01(f) or (g) with respect to the Issuers shall have occurred or is continuing on the date of such deposit;
(iv)the deposit does not constitute a default under any other material agreement or instrument binding on any Issuer;
(v)the Issuers deliver to the Trustee an Opinion of Counsel to the effect that the beneficial owners of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit and defeasance and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or change in applicable U.S. federal income tax law);
(vi)such exercise does not impair the right of any holder to receive payment of principal of, premium, if any, and interest on such holder’s Notes on or after the due dates therefore or to institute suit for the enforcement of any payment on or with respect to such holder’s Notes; and
(vii)the Issuers deliver to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent to the defeasance and discharge of the Notes to be so defeased and discharged as contemplated by this Article VIII have been complied with.
(b)Notwithstanding the foregoing, the Opinion of Counsel required under Section 8.02(a)(v) with respect to a legal defeasance need not be delivered if all of the Notes not theretofore delivered to the Trustee for cancellation (x) have become due and payable or (y) will become due and payable at their Stated Maturity within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuers. Before or after a deposit, the Issuers may make arrangements satisfactory to the Trustee for the redemption of such Notes at a future date in accordance with Article III.
SECTION 8.03Application of Trust Money. The Trustee shall hold in trust money or U.S. Government Obligations (including proceeds thereof) deposited with it pursuant to this Article VIII. The Trustee shall apply the deposited money and the money from U.S. Government Obligations through each Paying Agent and in accordance with this Indenture to the payment of principal of, premium, if any, and interest on the Notes so discharged or defeased.
SECTION 8.04Repayment to Issuers. Each of the Trustee and each Paying Agent shall promptly turn over to the Issuers upon request any money or U.S. Government Obligations held by it as provided in this Article VIII that, in the written opinion of a nationally recognized firm of independent public accountants, a nationally recognized investment bank or a nationally recognized appraisal or valuation firm, delivered to the Trustee (which delivery shall only be required if U.S. Government Obligations have been so deposited), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent discharge or defeasance in accordance with this Article VIII.

Subject to any applicable abandoned property law, the Trustee and each Paying Agent shall pay to the Issuers upon written request any money held by them for the payment of principal or interest that remains unclaimed for two years, and, thereafter, holders entitled to the money must look to the Issuers for payment as general creditors, and the Trustee and each Paying Agent shall have no further liability with respect to such monies.
SECTION 8.05Indemnity for U.S. Government Obligations. The Issuers shall pay and shall indemnify the Trustee against any tax, fee or other charge imposed on or assessed against deposited U.S. Government Obligations or the principal and interest received on such U.S. Government Obligations.
SECTION 8.06Reinstatement. If the Trustee or any Paying Agent is unable to apply any money or U.S. Government Obligations in accordance with this Article VIII by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuers’ obligations under this Indenture and the Notes so discharged or defeased shall be revived and reinstated as though no deposit had occurred pursuant to this Article VIII until such time as the Trustee or any Paying Agent is permitted to apply all such money or U.S. Government Obligations in accordance with this Article VIII; provided, however, that, to the extent the Issuers have made any payment of principal of, premium, if any, or interest on, any such Notes because of the reinstatement of its obligations, the Issuers shall be subrogated to the rights of the holders of such Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee or any Paying Agent.
ARTICLE IX

AMENDMENTS AND WAIVERS
SECTION 9.01Without Consent of the Holders.
(a)Notwithstanding Section 9.02, the Issuers and the Trustee may amend this Indenture, the Notes or the Guarantees in each case without the consent of any holder:
(i)to cure any ambiguity, omission, mistake, defect or inconsistency;
(ii)to provide for the assumption by a Successor Company (with respect to an Issuer) of the obligations of such Issuer under this Indenture or the Notes;
(iii)to provide for the assumption by a Successor Person (with respect to any Guarantor) of the obligations of a Guarantor under this Indenture or its Guarantee;
(iv)to provide for uncertificated Notes in addition to or in place of certificated Notes, provided, however, that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code;
(v)to add a Guarantee with respect to the Notes;
(vi)to release a Guarantee as permitted by this Indenture;
(vii)to secure the Notes in accordance with Section 4.12(a);
(viii)to add to the covenants of the Issuers for the benefit of the holders or to surrender any right or power conferred upon the Issuers;
(ix)to include additional parallel debt provisions;
(x)to make any change that does not adversely affect the rights of any holder in any material respect;
(xi)to conform the text of this Indenture, the Guarantees or the Notes to any provision of the “Description of the Unsecured Notes” in the Offering Memorandum to the extent that such provision was intended by the Company to be a verbatim recitation of a provision in this Indenture, the Guarantees or the Notes, as stated in an Officer’s Certificate of the Issuers; or
(xii)to make changes to this Indenture to provide for the issuance of Additional Notes.

(b)After an amendment under this Section 9.01 becomes effective, the Issuers shall mail or otherwise deliver in accordance with the procedures of the Depository, to the holders a notice briefly describing such amendment. The failure to give such notice to all holders, or any defect therein, shall not impair or affect the validity of an amendment under this Section 9.01.
SECTION 9.02With Consent of the Holders. The Issuers and the Trustee may amend this Indenture, the Notes and the Guarantees, and any past Default or compliance with any provisions of this Indenture, the Notes and the Guarantees may be waived, with the consent of the holders of a majority in principal amount of the Notes then outstanding. However, without the consent of each holder of an outstanding Note affected, no amendment or waiver may:
(1)reduce the amount of Notes whose holders must consent to an amendment;
(2)reduce the rate of or extend the time for payment of interest on any Note;
(3)reduce the principal of or change the Stated Maturity of any Note;
(4)reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed in accordance with Article III;
(5)make any Note payable in money other than that stated in such Note;
(6)expressly subordinate the Notes or any Guarantee to any other Indebtedness of any Issuer or Guarantor;
(7)impair the right of any holder to receive payment of principal of, premium, if any, and interest on such holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s Notes;
(8)make any change in the amendment provisions which require each holder’s consent or in the waiver provisions;
(9)amend or waive the Issuers’ obligation to redeem the Notes through the special mandatory redemption in a manner that would materially adversely affect the holders of the Notes; or
(10)except for any release contemplated by Section 12.03, release all or substantially all of the Guarantors from their respective Guarantees.
It shall not be necessary for the consent of the holders under this Section 9.02 to approve the particular form of any proposed amendment, but it shall be sufficient if such consent approves the substance thereof.
After an amendment under this Section 9.02 becomes effective, the Issuers shall mail, or otherwise deliver in accordance with the procedures of the Depository, to the holders a notice briefly describing such amendment. The failure to give such notice to all holders, or any defect therein, shall not impair or affect the validity of an amendment under this Section 9.02.
SECTION 9.03Revocation and Effect of Consents and Waivers.
(a)A consent to an amendment or a waiver by a holder of a Note shall bind the holder and every subsequent holder of that Note or portion of the Note that evidences the same debt as the consenting holder’s Note, even if notation of the consent or waiver is not made on the Note. However, any such holder or subsequent holder may revoke the consent or waiver as to such holder’s Note or portion of the Note if the Trustee receives the notice of revocation before the date on which the Trustee receives an Officer’s Certificate from the Issuers certifying that the requisite principal amount of Notes have consented. After an amendment or waiver becomes effective, it shall bind every holder. An amendment or waiver becomes effective upon the (i) receipt by the Issuers or the Trustee of consents by the holders of the requisite principal amount of Notes, (ii) satisfaction of conditions to effectiveness as set forth in this Indenture and any indenture supplemental hereto effecting such amendment or waiver and (iii) execution of such amendment or waiver (or supplemental indenture) by the Issuers, the Guarantors and the Trustee.
(b)The Issuers may, but shall not be obligated to, fix a record date for the purpose of determining the holders entitled to give their consent or take any other action described above or required or permitted to be taken pursuant to this Indenture. If a record date is fixed, then notwithstanding the immediately preceding paragraph, those

Persons who were holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to revoke any consent previously given or to take any such action, whether or not such Persons continue to be holders after such record date. No such consent shall be valid or effective for more than 120 days after such record date.
SECTION 9.04Notation on or Exchange of Notes. If an amendment, supplement or waiver changes the terms of a Note, the Issuers may require the holder of the Note to deliver it to the Trustee. The Trustee may place an appropriate notation on the Note regarding the changed terms and return it to the holder. Alternatively, if the Issuers or the Trustee so determine, the Issuers in exchange for the Note shall issue and, upon written order of the Issuers signed by an Officer thereof, the Trustee shall authenticate a new Note that reflects the changed terms. Failure to make the appropriate notation or to issue a new Note shall not affect the validity of such amendment, supplement or waiver.
SECTION 9.05Trustee to Sign Amendments. The Trustee shall sign any amendment, supplement or waiver authorized pursuant to this Article IX if the amendment does not adversely affect the rights, duties, liabilities or immunities of the Trustee. If it does, the Trustee may but need not sign it. In signing such amendment, the Trustee shall be entitled to receive indemnity satisfactory to it and shall be provided with, and (subject to Section 7.01) shall be fully protected in relying upon, (i) an Officer’s Certificate stating that such amendment, supplement or waiver is authorized or permitted by this Indenture, (ii) an Opinion of Counsel stating that such amendment, supplement or waiver is authorized or permitted by this Indenture and, with respect to any supplement relating to any Additional Notes, that such supplement is the legal, valid and binding obligation of the Issuers and any Guarantors, enforceable against them in accordance with its terms, subject to customary exceptions, and complies with the provisions hereof, (iii) with respect to any supplement relating to any Additional Notes, a copy of the resolution of the Board of Directors, certified by the Secretary or Assistant Secretary of the Issuers, authorizing the execution of such amendment, supplement or waiver and (iv) if such amendment, supplement or waiver is executed pursuant to Section 9.02, evidence reasonably satisfactory to the Trustee of the consent of the holders required to consent thereto. All fees and expenses incurred in connection with any amendment, modification or supplement shall be payable by the Issuers.
SECTION 9.06Additional Voting Terms; Calculation of Principal Amount. All Notes issued under this Indenture shall vote and consent together on all matters (as to which any of such Notes may vote) as one class and no Notes will have the right to vote or consent as a separate class on any matter. Determinations as to whether holders of the requisite aggregate principal amount of Notes have concurred in any direction, waiver or consent shall be made in accordance with this Article IX and Section 2.13.
ARTICLE X

[INTENTIONALLY OMITTED]
ARTICLE XI

[INTENTIONALLY OMITTED]
ARTICLE XII

GUARANTEE
SECTION 12.01Guarantee.
(a)Each Guarantor hereby jointly and severally, irrevocably and unconditionally guarantees, on a senior basis, as a primary obligor and not merely as a surety, to each holder and to the Trustee and its successors and assigns, the performance and punctual payment when due, whether at Stated Maturity, by acceleration, by redemption or otherwise, of all obligations of the Issuers under this Indenture and the Notes, whether for payment of principal of, premium, if any, or interest on the Notes and all other monetary obligations of the Issuers under this Indenture and the Notes, expenses, indemnification or otherwise (all the foregoing being hereinafter collectively called the “Guaranteed Obligations”).
(b)Each Guarantor waives presentation to, demand of payment from and protest to the Issuers of any of the Guaranteed Obligations and also waives notice of protest for nonpayment. Each Guarantor waives notice of any default under the Notes or the Guaranteed Obligations. The Guarantee of each Guarantor hereunder shall not be affected by (i) the failure of any holder or the Trustee to assert any claim or demand or to enforce any right or remedy against the Issuers or any other Person under this Indenture, the Notes or any other agreement or otherwise; (ii) any extension or renewal of this Indenture, the Notes or any other agreement; (iii) any rescission, waiver, amendment or modification of any of the terms or provisions of this Indenture, the Notes or any other agreement;

(iv) the release of any security held by any holder or the Trustee for the Guaranteed Obligations or each Guarantor; (v) the failure of any holder or the Trustee to exercise any right or remedy against any other guarantor of the Guaranteed Obligations; or (vi) any change in the ownership of each Guarantor, except as provided in Section 12.03. Each Guarantor hereby waives any right to which it may be entitled to have its Guarantee hereunder divided among the Guarantors, such that such Guarantor’s Guarantee would be less than the full amount claimed.
(c)Each Guarantor hereby waives any right to which it may be entitled to have the assets of the Issuers first be used and depleted as payment of the Issuers’ obligations under this Indenture and the Issuers’ or such Guarantor’s Guarantee hereunder prior to any amounts being claimed from or paid by such Guarantor hereunder. Each Guarantor hereby waives any right to which it may be entitled to require that the Issuers be sued prior to an action being initiated against such Guarantor.
(d)Each Guarantor further agrees that its Guarantee herein constitutes a guarantee of payment and, performance when due (and not a guarantee of collection) and waives any right to require that any resort be had by any holder or the Trustee to any security held for payment of the Guaranteed Obligations.
(e)The Guarantee of each Guarantor is, to the extent and in the manner set forth in this Article XII, equal in right of payment to all existing and future Equal Priority Indebtedness, senior in right of payment to all existing and future Subordinated Indebtedness of such Guarantor.
(f)Except as expressly set forth in Sections 8.01(b), 12.02, 12.03 and 12.06, the Guarantee of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise. Without limiting the generality of the foregoing, the Guarantee of each Guarantor herein shall not be discharged or impaired or otherwise affected by the failure of any holder or the Trustee to assert any claim or demand or to enforce any remedy under this Indenture, the Notes or any other agreement, by any waiver or modification of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the Guaranteed Obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of any Guarantor or would otherwise operate as a discharge of any Guarantor as a matter of law or equity.
(g)Except as expressly set forth in Section 12.03, each Guarantor agrees that its Guarantee shall remain in full force and effect until payment in full of all the Guaranteed Obligations of such Guarantor. Each Guarantor further agrees that its Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or interest on any Guaranteed Obligation is rescinded or must otherwise be restored by any holder or the Trustee upon the bankruptcy or reorganization of any Issuer or otherwise.
(h)In furtherance of the foregoing and not in limitation of any other right which any holder or the Trustee has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Issuers to pay the principal of or interest on any Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, or to perform or comply with any other Guaranteed Obligation, each Guarantor hereby promises to and shall, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the holders or the Trustee an amount equal to the sum of (i) the unpaid principal amount of such Guaranteed Obligations, (ii) accrued and unpaid interest on such Guaranteed Obligations (but only to the extent not prohibited by applicable law) and (iii) all other monetary obligations of the Issuers to the holders and the Trustee.
(i)Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the holders in respect of any Guaranteed Obligations guaranteed hereby until payment in full of all Guaranteed Obligations. Each Guarantor further agrees that, as between it, on the one hand, and the holders and the Trustee, on the other hand, (i) the maturity of the Guaranteed Obligations guaranteed hereby may be accelerated as provided in Article VI for the purposes of the Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guaranteed Obligations guaranteed hereby, and (ii) in the event of any declaration of acceleration of such Guaranteed Obligations as provided in Article VI, such Guaranteed Obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purposes of this Section 12.01.
(j)Each Guarantor also agrees to pay any and all costs and expenses (including out-of-pocket attorneys’ fees and expenses) incurred by the Trustee in enforcing any rights under this Section 12.01.
(k)Upon request of the Trustee, each Guarantor shall execute and deliver such further instruments and do such further acts as may be reasonably necessary to carry out more effectively the purpose of this Indenture.

SECTION 12.02Limitation on Liability. Any term or provision of this Indenture to the contrary notwithstanding, the maximum aggregate amount of the Guaranteed Obligations guaranteed hereunder by each Guarantor shall not exceed the maximum amount that can be hereby guaranteed by the applicable Guarantor without rendering the Guarantee, as it relates to such Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.
SECTION 12.03Release of Guarantors. A Guarantee as to any Guarantor shall automatically terminate and be of no further force or effect and such Guarantor shall be automatically released from all obligations under this Article XII upon:
(i)the issuance, sale, exchange, transfer or other disposition (including through merger, consolidation, amalgamation or otherwise) of the Capital Stock of such Guarantor to a Person other than the Company or any Restricted Subsidiary as a result of which the applicable Guarantor is no longer a Restricted Subsidiary, if such issuance, sale, exchange, transfer or other disposition is made in a manner not in violation of this Indenture; provided that such Guarantor does not own or exclusively license any Material Intellectual Property, unless the transaction, as a result of which such Guarantor is no longer a Restricted Subsidiary, is a bona fide transaction with a Person that is not an Affiliate of the Company or any of its Subsidiaries and is not entered into for the purpose of Incurring Indebtedness;
(ii)the designation of such Guarantor as an Unrestricted Subsidiary in accordance with the provisions of Section 4.04 and the definition of “Unrestricted Subsidiary”;
(iii)the release or discharge of the guarantee or repayment of borrowings by such Guarantor of all Indebtedness under (i) any Credit Agreement (including the Initial Credit Agreement) and (ii) any Capital Markets Indebtedness of the Issuers or any of the Guarantors, in each case, other than a release or discharge by or as a result of (x) refinancing such Indebtedness to the extent such refinancing Indebtedness is guaranteed by such Guarantor or (y) payment under such guarantee of such Indebtedness;
(iv)the Issuers’ exercise of their legal defeasance option or covenant defeasance option as described under Article VIII or if the Issuers’ obligations under this Indenture are discharged in accordance with the terms of this Indenture;
(v)the occurrence of a Covenant Suspension Event; provided that such Guarantor’s Guarantee shall not be released pursuant to this clause (v) if, upon such Covenant Suspension Event, such Guarantor is an obligor with respect to any Indebtedness under any Credit Agreement (including the Initial Credit Agreement) or any Capital Markets Indebtedness of the Issuers or any of the Guarantors;
(vi)the Company’s good faith determination that the continued obligations of such Guarantor under its Guarantee would reasonably be expected to result in (x) any violation of applicable law or (y) in the case of any Foreign Subsidiary, any violation or breach of, or conflict with, fiduciary duties of such Foreign Subsidiary’s officers, directors or managers, but only if such Foreign Subsidiary and the Company shall have used reasonable efforts to overcome any such obstacle; or
(vii)upon repayment in full of the Notes.
The Issuers shall provide the Trustee with notice of any such release of a Guarantor, provided that any failure or delay in delivering such notice shall not affect such release. If the Trustee is requested to acknowledge, authorize or sign a release (or similar or related document) of a Guarantee as to any Guarantor, the Issuers will furnish to the Trustee an Officer’s Certificate and Opinion of Counsel and such other documentation as is required by this Indenture.
SECTION 12.04Successors and Assigns. This Article XII shall be binding upon each Guarantor and its successors and assigns and shall inure to the benefit of and be enforceable by the successors and assigns of the Trustee and the holders and, in the event of any transfer or assignment of rights by any holder or the Trustee, the rights and privileges conferred upon that party in this Indenture and in the Notes shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions of this Indenture.
SECTION 12.05No Waiver. Neither a failure nor a delay on the part of the Trustee or the holders in exercising any right, power or privilege under this Article XII shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The rights, remedies and benefits of the Trustee and the holders herein expressly specified are cumulative and not exclusive of any other rights, remedies or benefits which either may have under this Article XII at law, in equity, by statute or otherwise.

SECTION 12.06Modification. No modification, amendment or waiver of any provision of this Article XII, nor the consent to any departure by any Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Trustee, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any Guarantor in any case shall entitle any Guarantor to any other or further notice or demand in the same, similar or other circumstances.
SECTION 12.07Execution of Supplemental Indenture for Future Guarantors. Each Subsidiary which is required to become a Guarantor of the Notes pursuant to Section 4.11 shall promptly execute and deliver to the Trustee a supplemental indenture substantially in the form of Exhibit B hereto pursuant to which such Subsidiary shall become a Guarantor under this Article XII and shall guarantee the Guaranteed Obligations. Concurrently with the execution and delivery of such supplemental indenture, the Issuers shall deliver to the Trustee an Opinion of Counsel and an Officer’s Certificate as provided under Section 9.05.
SECTION 12.08Non-Impairment. The failure to endorse a Guarantee on any Note shall not affect or impair the validity thereof.
SECTION 12.09Limitations on Obligations of Dutch Guarantors. The obligations of any Dutch Guarantor or any Guarantor which is a Subsidiary of a Dutch Guarantor expressed to be assumed in this Section 12.09 or otherwise pursuant to any Notes Document shall exclude, and shall not be or be construed as, any guarantee, indemnity, security or other obligation of such Guarantor, to the extent that this would constitute unlawful financial assistance within the meaning of Section 2:98c of the Dutch Civil Code or any other applicable financial assistance rules of any relevant jurisdiction.
SECTION 12.10Works Council Advice Condition for Dutch Guarantors. Notwithstanding anything to the contrary in the Notes Documents, any extension, renewal, increase or other amendment or modification of the Guaranteed Obligations, shall, to the extent such extension, renewal, increase or other amendment or modification of the Guaranteed Obligations is subject to advice (advies) of any works council having jurisdiction in respect of any Dutch Guarantor pursuant to the Works Council Act (Wet op de Ondernemingsraden), be conditional upon each such Dutch Guarantor having obtained, prior to such extension, renewal, increase, amendment or modification of the Guaranteed Obligations becoming effective, (i) a positive or neutral advice (advies) from such works council or (ii) a written confirmation from such works council that it has waived any objection to such extension, renewal, increase or other amendment or modification of the Guaranteed Obligations.
ARTICLE XIII

MISCELLANEOUS
SECTION 13.01Notices.
(a)Any notice or communication required or permitted hereunder shall be in writing and delivered in person, electronically in PDF format or mailed by first-class mail addressed as follows:

if to the Issuers:
Genmab A/S
Carl Jacobsens Vej 30
2500 Valby
Denmark
Attention: Jan G. J. van de Winkel

with a copy to:

A&O Shearman
599 Lexington Avenue
New York, NY 10022
Attention: Harald Halbhuber
E-mail: harald.halbhuber@aoshearman.com

if to the Trustee:

Wilmington Trust, National Association
Global Capital Markets
99 Wood Avenue South
Iselin, New Jersey 08830
Attention: Genmab Notes Administrator
The Issuers or the Trustee by notice to the other may designate additional or different addresses for subsequent notices or communications.
All notices and communications (other than those sent to holders) will be deemed to have been duly given: as of the date so delivered if personally delivered or if delivered electronically; five Business Days after being deposited in the mail, postage prepaid, if mailed; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery. If a notice or communication is mailed in the manner provided in this paragraph within the time prescribed, it is duly given, whether or not the addressee receives it.
(b)Any notice or communication mailed to a holder shall be electronically delivered or mailed, first class mail, to the holder at the holder’s address as it appears on the registration books of the Registrar and shall be sufficiently given if so sent within the time prescribed.
(c)Failure to send a notice or communication to a holder or any defect in it shall not affect its sufficiency with respect to other holders. If a notice or communication is sent in the manner provided above, it is duly given, whether or not the addressee receives it, except that notices to the Trustee are effective only if received.
The Trustee may, in its sole discretion, agree to accept and act upon instructions or directions pursuant to this Indenture sent by e-mail or other similar electronic methods. The Trustee shall have no duty to confirm that the person sending any notice, instruction or other communication by electronic transmission (including by e-mail, web portal or other electronic methods) is, in fact, a person authorized to do so. Each other party assumes all risks arising out of the use of electronic signatures and electronic methods to send any such notice, instruction or other communication to the Trustee, including without limitation the risk of the Trustee acting on unauthorized notices, instructions or other communications, and the risk of interception or misuse by third parties. Notwithstanding the foregoing, the Trustee may in any instance and in its sole discretion require that an original document bearing a manual signature be delivered to them in lieu of, or in addition to, any such electronic notice, instruction or other communication.
Notwithstanding anything to the contrary contained herein, as long as the Notes are in the form of a Global Note, notice to the holders may be made electronically in accordance with procedures of the Depository.

SECTION 13.02Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Issuers to the Trustee to take or refrain from taking any action under this Indenture (except in connection with the original issuance and authentication of Initial Notes on the Issue Date), the Issuers shall furnish to the Trustee at the request of the Trustee:
(a)an Officer’s Certificate in a form reasonably satisfactory to the Trustee stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with; and
(b)except upon the issuance of the Initial Notes, an Opinion of Counsel in form reasonably satisfactory to the Trustee stating that, in the opinion of such counsel, all such conditions precedent have been complied with.
SECTION 13.03Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a covenant or condition provided for in this Indenture (other than pursuant to Section 4.09) shall include:
(a)a statement that the individual making such certificate or opinion has read such covenant or condition;
(b)a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;
(c)a statement that, in the opinion of such individual, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and
(d)a statement as to whether or not, in the opinion of such individual, such covenant or condition has been complied with; provided, however, that with respect to matters of fact an Opinion of Counsel may rely on an Officer’s Certificate or certificates of public officials.
SECTION 13.04When Notes Disregarded. In determining whether the holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by any Issuer, any Guarantor or any of their respective Affiliates shall be disregarded and deemed not to be outstanding, except that, for the purpose of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes which a Trust Officer of the Trustee actually knows are so owned shall be so disregarded. Subject to the foregoing, only Notes outstanding at the time shall be considered in any such determination.
SECTION 13.05Rules by Trustee, Paying Agent and Registrar. The Trustee may make reasonable rules for action by or a meeting of the holders. The Registrar and Paying Agent may make reasonable rules for their functions.
SECTION 13.06Legal Holidays. If a payment date is not a Business Day, payment shall be made on the next succeeding day that is a Business Day, and no interest shall accrue on any amount that would have been otherwise payable on such payment date if it were a Business Day for the intervening period. If a regular Record Date is not a Business Day, the Record Date shall not be affected.
SECTION 13.07GOVERNING LAW; JURISDICTION; SERVICE OF PROCESS. THIS INDENTURE AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
Each Issuer and Guarantor irrevocably consents and agrees, for the benefit of the holders from time to time of the Notes and the Trustee, that any legal action, suit or proceeding against it with respect to its obligations, liabilities or any other matter arising out of or in connection with this Indenture, the Notes, the Guarantees or the transactions contemplated hereby may be brought in the courts of the State of New York or the courts of the United States located in the Borough of Manhattan, New York City, New York and, until amounts due and to become due in respect of the Notes have been paid, hereby irrevocably consent and submit to the non-exclusive jurisdiction of each such court in personam, generally and unconditionally with respect to any legal action, suit or proceeding for itself and in respect of its properties, assets and revenues (unless otherwise provided in any Notes Documents that are governed by the federal law of the United States or the law of any state of the United States or the District of Columbia). The Issuers and the Guarantors irrevocably waive, to the fullest extent permitted by law, any objection to any legal action, suit or proceeding that may be brought in connection with this Indenture, the Notes, the

Guarantees or any transactions contemplated hereby, including such legal actions, suits or proceedings relating to securities laws of the United States of America or any state thereof, in such courts whether on the grounds of venue, residence or domicile or on the ground that any such suit, action or proceeding has been brought in an inconvenient forum.
The Company and Genmab Holding B.V., Genmab B.V. and Genmab Holding II B.V. (each of Genmab Holding B.V., Genmab B.V. and Genmab Holding II B.V., a “Dutch Guarantor”) irrevocably appoint Genmab US, Inc. located at 777 Scudders Mill Road, Plainsboro, NJ 08536 as their agent to receive service of process or other legal summons for purposes of any such suit, action or proceeding that may be instituted in any state or federal court in the City and County of New York. The Company and each Dutch Guarantor represents and warrants that such agent has agreed to act as the agent for the Company and the Dutch Guarantors for service of process, and the Company and the Dutch Guarantors agree to take any and all action, including the filing of any and all documents and instruments, that may be necessary to continue such appointment in full force and effect.
SECTION 13.08Waiver of Jury Trial. EACH OF THE ISSUERS, THE GUARANTORS AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES, THE GUARANTEES OR THE TRANSACTIONS CONTEMPLATED HEREBY.
SECTION 13.09No Recourse Against Others. No director, officer, employee, manager or incorporator of any Issuer or any Guarantor and no holder of any Equity Interests in the Company, as such, will have any liability for any obligations of any Issuer or Guarantor under the Notes, this Indenture or the Guarantees, as applicable, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability.
SECTION 13.10Successors. All agreements of the Issuers and the Guarantors in this Indenture and the Notes shall bind such person’s successors. All agreements of the Trustee in this Indenture shall bind its successors.
SECTION 13.11Multiple Originals. The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. Any signature to this Indenture or any notice, instruction or other communication delivered pursuant to Section 13.01 may be delivered by electronic mail (including .pdf) or any electronic signature complying with the U.S. Federal ESIGN Act of 2000 or the New York Electronic Signature and Records Act or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes to the fullest extent permitted by applicable law. For the avoidance of doubt, the foregoing also applies to any amendment hereto. Each of the parties represents and warrants to the other parties that it has the corporate capacity and authority to execute this Indenture through electronic means and there are no restrictions for doing so in that party’s constitutive documents.
SECTION 13.12Table of Contents; Headings. The table of contents, cross-reference sheet and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.
SECTION 13.13Indenture Controls. If and to the extent that any provision of the Notes limits, qualifies or conflicts with a provision of this Indenture, such provision of this Indenture shall control.
SECTION 13.14Severability. In case a court of competent jurisdiction declares any provision in this Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.
SECTION 13.15USA PATRIOT Act. In order to comply with the laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including those relating to the funding of terrorist activities and money laundering such as Section 326 of the USA PATRIOT Act of the United States (“Applicable Law”), the Trustee is required to obtain, verify, record and update certain information relating to individuals and entities which maintain a business relationship with the Trustee. Accordingly, each of the parties agree to provide to the Trustee, upon their request from time to time such identifying information and documentation as may be available for such party in order to enable the Trustee to comply with Applicable Law.
[Remainder of page intentionally left blank.]

    IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed as of the date first written above.

GENMAB A/S, as Issuer

By:	/s/ Jan van de Winkel
Name: Jan van de Winkel
Title: President & Chief Executive Officer

By:	/s/ Anthony Pagano
Name: Anthony Pagano
Title: Executive Vice President & Chief Financial Officer

By:	/s/ Greg Mueller
Name: Greg Mueller
Title: Executive Vice President, General Counsel & Chief Legal Officer

GENMAB FINANCE LLC, as Issuer

By:	/s/ Anthony Pagano
Name: Anthony Pagano
Title: Vice President & Chief Financial Officer

[Signature Page to Indenture]

GENMAB B.V., as a Guarantor

By:	/s/ Anthony Pagano
Name: Anthony Pagano
Title: Authorized Signatory

GENMAB HOLDING B.V., as a Guarantor

By:	/s/ Anthony Pagano
Name: Anthony Pagano
Title: Authorized Signatory

GENMAB HOLDING II B.V., as a Guarantor

By:	/s/ Anthony Pagano
Name: Anthony Pagano
Title: Authorized Signatory

GENMAB US, INC., as a Guarantor

By:	/s/ Anthony Pagano
Name: Anthony Pagano
Title: Authorized Signatory

PROFOUNDBIO, INC., as a Guarantor

By:	/s/ Anthony Pagano
[Signature Page to Indenture]

Name: Anthony Pagano
Title: Authorized Signatory

PROFOUNDBIO US CO., as a Guarantor

By:	/s/ Anthony Pagano
Name: Anthony Pagano
Title: Authorized Signatory

[Signature Page to Indenture]

WILMINGTON TRUST, NATIONAL ASSOCIATION, not in its individual capacity, but solely as Trustee

By:	/s/ Latoya S. Elvin
Name: Latoya S. Elvin
Title: Vice President

[Signature Page to Indenture]

APPENDIX A
PROVISIONS RELATING TO INITIAL NOTES AND ADDITIONAL NOTES
1.Definitions.
1.1Definitions.
For the purposes of this Appendix A the following terms shall have the meanings indicated below:
“Definitive Note” means a certificated Initial Note or Additional Note that does not include the Global Notes Legend.
“Global Notes Legend” means the legend set forth under the caption “Global Notes Legend” in Exhibit A to this Indenture.
“Notes Custodian” means the custodian with respect to a Global Note (as appointed by the Depository) or any successor person thereto, who shall initially be the Trustee.
“QIB” means a “qualified institutional buyer” as defined in Rule 144A.
“Regulation S” means Regulation S under the Securities Act.
“Regulation S Notes” means all Notes offered and sold outside the United States in reliance on Regulation S.
“Restricted Notes Legend” means the legend set forth in Section 2.2(f)(i) herein.
“Restricted Period,” with respect to any Notes, means the period of 40 consecutive days beginning on and including the later of (a) the day on which such Notes are first offered to persons other than distributors (as defined in Regulation S under the Securities Act) in reliance on Regulation S, and (b) the Issue Date, and with respect to any Additional Notes that are Transfer Restricted Notes, it means the comparable period of 40 consecutive days.
“Rule 144A” means Rule 144A under the Securities Act.
“Rule 144A Notes” means all Initial Notes offered and sold to QIBs in reliance on Rule 144A.
“Transfer Restricted Definitive Notes” means Definitive Notes that bear or are required to bear or are subject to the Restricted Notes Legend.
“Transfer Restricted Global Notes” means Global Notes that bear or are required to bear or are subject to the Restricted Notes Legend.
“Transfer Restricted Notes” means the Transfer Restricted Definitive Notes and Transfer Restricted Global Notes.
“Unrestricted Definitive Notes” means Definitive Notes that are not required to bear, or are not subject to, the Restricted Notes Legend.
“Unrestricted Global Notes” means Global Notes that are not required to bear, or are not subject to, the Restricted Notes Legend.
Appendix A - Page 1

1.2Other Definitions.

Term:	Defined in Section:
Agent Members	2.1(b)
Clearstream	2.1(b)
Euroclear	2.1(b)
Global Notes	2.1(b)
Regulation S Global Notes	2.1(b)
Regulation S Permanent Global Notes	2.1(b)
Regulation S Temporary Global Notes	2.1(b)
Rule 144A Global Notes	2.1(b)

2.The Notes.
2.1Form and Dating; Global Notes.
(a)The Initial Notes issued on the date hereof will be (i) privately placed by the Issuers pursuant to the Offering Memorandum and (ii) sold, initially only to (1) QIBs in reliance on Rule 144A and (2) Persons other than U.S. Persons (as defined in Regulation S) in reliance on Regulation S. Such Initial Notes may thereafter be transferred to, among others, QIBs and purchasers in reliance on Regulation S. Additional Notes offered after the date hereof may be offered and sold by the Issuers from time to time pursuant to one or more agreements in accordance with applicable law.
(b)Global Notes. (i) Except as provided in clause (d) of Section 2.2 below, Rule 144A Notes initially shall be represented by one or more Notes in fully registered, global form without interest coupons (collectively, the “Rule 144A Global Notes”).
Regulation S Notes initially shall be represented by one or more Notes in fully registered, global form without interest coupons (collectively, the “Regulation S Temporary Global Note” and, together with the Regulation S Permanent Global Note (defined below), the “Regulation S Global Notes”), which shall be registered in the name of the Depository or the nominee of the Depository for the accounts of designated agents holding on behalf of Euroclear Bank S.A./N.V., as operator of the Euroclear system (“Euroclear”) or Clearstream Banking, Société Anonyme (“Clearstream”).
Following the termination of the Restricted Period, beneficial interests in the Regulation S Temporary Global Note shall be exchanged for beneficial interests in a permanent Global Note (the “Regulation S Permanent Global Note”) pursuant to the applicable procedures of the Depository. Simultaneously with the authentication of the Regulation S Permanent Global Note, the Trustee shall cancel the Regulation S Temporary Global Note. The aggregate principal amount of the Regulation S Temporary Global Note and the Regulation S Permanent Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depository or its nominee, as the case may be, in connection with transfers of interest as hereinafter provided.
The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream Banking” and “Customer Handbook” of Clearstream shall be applicable to transfers of beneficial interests in the Regulation S Temporary Global Note and the Regulation S Permanent Global Note that are held by participants through Euroclear or Clearstream.
The term “Global Notes” means the Rule 144A Global Notes and the Regulation S Global Notes. The Global Notes shall bear the Global Notes Legend. The Global Notes initially shall (i) be registered in the name of the Depository or the nominee of such Depository, in each case for credit to an account of an Agent Member, (ii) be delivered to the Trustee as custodian for such Depository and (iii) bear the Restricted Notes Legend.
Appendix A - Page 2

Members of, or direct or indirect participants in, the Depository (collectively, the “Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Depository, or the Trustee as its custodian, or under the Global Notes.
The Depository may be treated by the Issuers, the Trustee and any agent of the Issuers or the Trustee as the sole owner of the Global Notes for all purposes under the Indenture and the Notes. Notwithstanding the foregoing, nothing herein shall prevent the Issuers, the Trustee or any agent of the Issuers or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depository, or impair, as between the Depository and its Agent Members, the operation of customary practices governing the exercise of the rights of a holder of any Note.
(i)Transfers of Global Notes shall be limited to transfer in whole, but not in part, to the Depository, its successors or their respective nominees. Interests of beneficial owners in the Global Notes may be transferred or exchanged for Definitive Notes only in accordance with the applicable rules and procedures of the Depository and the provisions of Section 2.2. In addition, a Global Note shall be exchangeable for Definitive Notes if (x) the Depository (1) notifies the Issuers at any time that it is unwilling or unable to continue as depository for such Global Note and a successor depository is not appointed within 90 days or (2) has ceased to be a clearing agency registered under the Exchange Act, or (y) there shall have occurred and be continuing an Event of Default with respect to the Notes and the Depository shall have requested the issuance of Definitive Notes; provided that in no event shall the Regulation S Temporary Global Note be exchanged by the Issuers for Definitive Notes prior to (x) the expiration of the Restricted Period and (y) the receipt by the Registrar of any certificates required pursuant to Rule 903(b)(3)(ii)(B) under the Securities Act. In all cases, Definitive Notes delivered in exchange for any Global Note or beneficial interests therein shall be registered in the names, and issued in any approved denominations, requested by or on behalf of the Depository in accordance with its customary procedures and will bear, in the case of the Rule 144A Global Notes or the Regulation S Global Notes, the restrictive legend required by Section 2.2(f) below.
(ii)In connection with the transfer of a Global Note as an entirety to beneficial owners pursuant to subsection (ii) of this Section 2.1(b), such Global Note shall be deemed to be surrendered to the Trustee for cancellation, and the Issuers shall execute, and, upon written order of the Issuers signed by an Officer of each Issuer, the Trustee shall authenticate and make available for delivery, to each beneficial owner identified by the Depository in writing in exchange for its beneficial interest in such Global Note, an equal aggregate principal amount of Definitive Notes of authorized denominations.
(iii)Any Transfer Restricted Note delivered in exchange for an interest in a Global Note pursuant to Section 2.2 shall, except as otherwise provided in Section 2.2, bear the Restricted Notes Legend.
(iv)Notwithstanding the foregoing, through the Restricted Period, a beneficial interest in a Regulation S Global Note may be held only through Euroclear or Clearstream unless delivery is made in accordance with the applicable provisions of Section 2.2.
(v)The holder of any Global Note may grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action which a holder is entitled to take under this Indenture or the Notes.
2.2Transfer and Exchange.
(a)Transfer and Exchange of Global Notes. A Global Note may not be transferred as a whole except as set forth in Section 2.1(b). Global Notes will not be exchanged by the Issuers for Definitive Notes except under the circumstances described in Section 2.1(b)(ii). Global Notes also may be exchanged or replaced, in whole or in part, as provided in Section 2.08 of this Indenture. Beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.2(b).
(b)Transfer and Exchange of Beneficial Interests in Global Notes. The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depository, in accordance with the provisions of this Indenture and the applicable rules and procedures of the Depository. Beneficial interests in Transfer Restricted Global Notes shall be subject to restrictions on transfer comparable to those set forth herein. Beneficial interests in Global Notes shall be transferred or exchanged only for beneficial interests in Global Notes. Transfers
Appendix A - Page 3

and exchanges of beneficial interests in the Global Notes also shall require compliance with either subparagraph (i) or (ii) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:
(i)Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Transfer Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Transfer Restricted Global Note in accordance with the transfer restrictions set forth in the Restricted Notes Legend; provided, however, that prior to the expiration of the Restricted Period, transfers of beneficial interests in a Regulation S Global Note may not be made to a U.S. Person or for the account or benefit of a U.S. Person. A beneficial interest in an Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.2(b)(i).
(ii)All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests in any Global Note that is not subject to Section 2.2(b)(i), the transferor of such beneficial interest must deliver to the Registrar (1) a written order from an Agent Member given to the Depository in accordance with the applicable rules and procedures of the Depository directing the Depository to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given in accordance with the applicable rules and procedures of the Depository containing information regarding the Agent Member account to be credited with such increase. Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note pursuant to Section 2.2(g).
(iii)Transfer of Beneficial Interests to Another Transfer Restricted Global Note. A beneficial interest in a Transfer Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Transfer Restricted Global Note if the transfer complies with the requirements of Section 2.2(b)(ii) above and the Registrar receives the following:
(A) if the transferee will take delivery in the form of a beneficial interest in a Rule 144A Global Note, then the transferor must deliver a certificate in the form attached to the applicable Note; and
(B) if the transferee will take delivery in the form of a beneficial interest in a Regulation S Global Note, then the transferor must deliver a certificate in the form attached to the applicable Note.
A beneficial interest in a Regulation S Global Note to be transferred to a Person who takes delivery in the form of an interest in a Rule 144A Global Note may be made only upon receipt by the Trustee of a written certification from the transferor to the effect that such transfer is being made: (1) to a Person whom the transferor reasonably believes is a QIB in a transaction meeting the requirements of Rule 144A; and (2) in accordance with all applicable securities laws of any state of the United States or any other jurisdiction.
Beneficial interests in a Rule 144A Global Note may be transferred to a Person who takes delivery in the form of an interest in a Regulation S Global Note, whether before or after the expiration of the Restricted Period, only if the transferor first delivers to the Trustee a written certificate to the effect that such transfer is being made in accordance with Rule 903 or 904 of Regulation S or Rule 144 (if available) and that, if such transfer occurs prior to the expiration of the Restricted Period, the interest transferred will be held immediately thereafter through Euroclear or Clearstream.
(iv)Transfer and Exchange of Beneficial Interests in a Transfer Restricted Global Note for Beneficial Interests in an Unrestricted Global Note. A beneficial interest in a Transfer Restricted Global Note may be exchanged by any holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.2(b)(ii) above and the Registrar receives the following:
(A) if the holder of such beneficial interest in a Transfer Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form attached to the applicable Note; or
Appendix A - Page 4

(B) if the holder of such beneficial interest in a Transfer Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form attached to the applicable Note, and, in each such case, if the Issuers or the Registrar so request or if the applicable rules and procedures of the Depository so require, an Opinion of Counsel in form reasonably acceptable to the Issuers and the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Restricted Notes Legend are no longer required in order to maintain compliance with the Securities Act. If any such transfer or exchange is effected pursuant to this subparagraph (iv) at a time when an Unrestricted Global Note has not yet been issued, the Issuers shall issue and, upon receipt of an written order of the Issuers in the form of an Officer’s Certificate in accordance with Section 2.01 of the Indenture, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred or exchanged pursuant to this subparagraph (iv).
(v)Transfer and Exchange of Beneficial Interests in an Unrestricted Global Note for Beneficial Interests in a Transfer Restricted Global Note. Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Transfer Restricted Global Note.
(c)Transfer and Exchange of Beneficial Interests in Global Notes for Definitive Notes. A beneficial interest in a Global Note may not be exchanged for a Definitive Note except under the circumstances described in Section 2.1(b)(ii). A beneficial interest in a Global Note may not be transferred to a Person who takes delivery thereof in the form of a Definitive Note except under the circumstances described in Section 2.1(b)(ii). In any case, beneficial interests in Global Notes shall be transferred or exchanged only for Definitive Notes.
(d)Transfer and Exchange of Definitive Notes for Beneficial Interests in Global Notes. Transfers and exchanges of Definitive Notes for beneficial interests in the Global Notes also shall require compliance with either subparagraph (i), (ii) or (iii) below, as applicable:
(i)Transfer Restricted Definitive Notes to Beneficial Interests in Transfer Restricted Global Notes. If any holder of a Transfer Restricted Definitive Note proposes to exchange such Transfer Restricted Definitive Note for a beneficial interest in a Transfer Restricted Global Note or to transfer such Transfer Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in a Transfer Restricted Global Note, then, upon receipt by the Registrar of the following documentation:
(A) if the holder of such Transfer Restricted Definitive Note proposes to exchange such Transfer Restricted Note for a beneficial interest in a Transfer Restricted Global Note, a certificate from such holder in the form attached to the applicable Note;
(B) if such Transfer Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A under the Securities Act, a certificate from such holder in the form attached to the applicable Note;
(C) if such Transfer Restricted Definitive Note is being transferred to a non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904 under the Securities Act, a certificate from such holder in the form attached to the applicable Note;
(D) if such Transfer Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144 under the Securities Act, a certificate from such holder in the form attached to the applicable Note;
(E) [reserved]; or
(F) if such Transfer Restricted Definitive Note is being transferred to the Issuers or a Subsidiary thereof, a certificate from such holder in the form attached to the applicable Note; the Trustee shall cancel the Transfer Restricted Definitive Note, and increase or cause to be increased the aggregate principal amount of the appropriate Transfer Restricted Global Note.
(ii) Transfer Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A holder of a Transfer Restricted Definitive Note may exchange such Transfer Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note or transfer such Transfer Restricted Definitive Note
Appendix A - Page 5

to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if the Registrar receives the following:
(A) if the holder of such Transfer Restricted Definitive Note proposes to exchange such Transfer Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form attached to the applicable Note; or
(B) if the holder of such Transfer Restricted Definitive Notes proposes to transfer such Transfer Restricted Definitive Note to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form attached to the applicable Note, and, in each such case, if the Issuers or the Registrar so request or if the applicable rules and procedures of the Depository so require, an Opinion of Counsel in form reasonably acceptable to the Issuers and the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Restricted Notes Legend are no longer required in order to maintain compliance with the Securities Act. Upon satisfaction of the conditions of this subparagraph (ii), the Trustee shall cancel the Transfer Restricted Definitive Notes and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note. If any such transfer or exchange is effected pursuant to this subparagraph (ii) at a time when an Unrestricted Global Note has not yet been issued, the Issuers shall issue and, upon receipt of an written order of the Issuers in the form of an Officer’s Certificate, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of Transfer Restricted Notes transferred or exchanged pursuant to this subparagraph (ii).
(iii)Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A holder of an Unrestricted Definitive Note may exchange such Unrestricted Definitive Note for a beneficial interest in an Unrestricted Global Note or transfer such Unrestricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee shall cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes. If any such transfer or exchange is effected pursuant to this subparagraph (iii) at a time when an Unrestricted Global Note has not yet been issued, the Issuers shall issue and, upon receipt of an written order of the Issuers in the form of an Officer’s Certificate, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of Unrestricted Definitive Notes transferred or exchanged pursuant to this subparagraph (iii).
(iv)Unrestricted Definitive Notes to Beneficial Interests in Transfer Restricted Global Notes. An Unrestricted Definitive Note cannot be exchanged for, or transferred to a Person who takes delivery thereof in the form of, a beneficial interest in a Transfer Restricted Global Note.
(e)Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a holder of Definitive Notes and such holder’s compliance with the provisions of this Section 2.2(e), the Registrar shall register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting holder shall present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such holder or by its attorney, duly authorized in writing. In addition, the requesting holder shall provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.2(e).
(i)Transfer Restricted Definitive Notes to Transfer Restricted Definitive Notes. A Transfer Restricted Note may be transferred to and registered in the name of a Person who takes delivery thereof in the form of a Transfer Restricted Definitive Note if the Registrar receives the following:
(A) if the transfer will be made pursuant to Rule 144A under the Securities Act, then the transferor must deliver a certificate in the form attached to the applicable Note;
(B) if the transfer will be made pursuant to Rule 903 or Rule 904 under the Securities Act, then the transferor must deliver a certificate in the form attached to the applicable Note;
(C) if the transfer will be made pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144 under the Securities Act, a certificate in the form attached to the applicable Note;
Appendix A - Page 6

(D) [reserved]; and
(E) if such transfer will be made to the Issuers or a Subsidiary thereof, a certificate in the form attached to the applicable Note.
(ii)Transfer Restricted Definitive Notes to Unrestricted Definitive Notes. Any Transfer Restricted Definitive Note may be exchanged by the holder thereof for an Unrestricted Definitive Note or transferred to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note if the Registrar receives the following:
(A) if the holder of such Transfer Restricted Definitive Note proposes to exchange such Transfer Restricted Definitive Note for an Unrestricted Definitive Note, a certificate from such holder in the form attached to the applicable Note; or
(B) if the holder of such Transfer Restricted Definitive Note proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such holder in the form attached to the applicable Note, and, in each such case, if the Issuers or the Registrar so request, an Opinion of Counsel in form reasonably acceptable to the Issuers and the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Restricted Notes Legend are no longer required in order to maintain compliance with the Securities Act.
(iii)Unrestricted Definitive Notes to Unrestricted Definitive Notes. A holder of an Unrestricted Definitive Note may transfer such Unrestricted Definitive Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note at any time. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the holder thereof.
(iv)Unrestricted Definitive Notes to Transfer Restricted Definitive Notes. An Unrestricted Definitive Note cannot be exchanged for, or transferred to a Person who takes delivery thereof in the form of, a Transfer Restricted Definitive Note.
At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note shall be returned to or retained and canceled by the Trustee in accordance with Section 2.10 of the Indenture. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depository at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depository at the direction of the Trustee to reflect such increase.
(f)Legend.
(i)Except as permitted by the following paragraph (iii) or (iv), each Note certificate evidencing the Global Notes and any Definitive Notes (and all Notes issued in exchange therefor or in substitution thereof) shall bear a legend in substantially the following form (each defined term in the legend being defined as such for purposes of the legend only):
“THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT, OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM,
Appendix A - Page 7

OR NOT SUBJECT TO, SUCH REGISTRATION. THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS, IN THE CASE OF RULE 144A NOTES, ONE YEAR AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF, THE ORIGINAL ISSUE DATE OF THE ISSUANCE OF ANY ADDITIONAL NOTES AND THE LAST DATE ON WHICH THE ISSUERS OR ANY AFFILIATE OF THE ISSUERS WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY), OR, IN THE CASE OF REGULATION S NOTES, 40 DAYS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE DATE ON WHICH THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY) WAS FIRST OFFERED TO PERSONS OTHER THAN DISTRIBUTORS (AS DEFINED IN RULE 902 OF REGULATION S) IN RELIANCE ON REGULATION S, ONLY (A) TO THE ISSUERS OR ANY SUBSIDIARY THEREOF, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, OR (E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE ISSUERS’ AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSES (D) OR (E) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/ OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE.”
Each Regulation S Note shall bear the following additional legend:
“BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.”
Each Definitive Note shall bear the following additional legend:
“IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.”
Appendix A - Page 8

(ii)Upon any sale or transfer of a Transfer Restricted Definitive Note, the Registrar shall permit the holder thereof to exchange such Transfer Restricted Note for a Definitive Note that does not bear the legends set forth above and rescind any restriction on the transfer of such Transfer Restricted Definitive Note if the holder certifies in writing to the Registrar that its request for such exchange was made in reliance on Rule 144 (such certification to be in the form set forth on the reverse of the Initial Note).
(iii)Upon a sale or transfer after the expiration of the Restricted Period of any Initial Note acquired pursuant to Regulation S, all requirements that such Initial Note bear the Restricted Notes Legend shall cease to apply and the requirements requiring any such Initial Note be issued in global form shall continue to apply.
(iv)Any Additional Notes sold in a registered offering shall not be required to bear the Restricted Notes Legend.
(g)Cancellation or Adjustment of Global Note. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note shall be returned to or retained and canceled by the Trustee in accordance with Section 2.10 of this Indenture. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depository at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depository at the direction of the Trustee to reflect such increase.
(h)Obligations with Respect to Transfers and Exchanges of Notes.
(i)To permit registrations of transfers and exchanges, the Issuers shall execute and the Trustee shall authenticate, Definitive Notes and Global Notes at the Registrar’s request.
(ii)No service charge shall be made for any registration of transfer or exchange of Notes, but the Issuers may require payment of a sum sufficient to cover any transfer tax, assessments, or similar governmental charge payable in connection therewith (other than any such transfer taxes, assessments or similar governmental charge payable upon exchanges pursuant to Sections 3.06, 4.06, and 4.08 of this Indenture).
(iii)Prior to the due presentation for registration of transfer of any Note, the Issuers, the Trustee, a Paying Agent or the Registrar may deem and treat the person in whose name a Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Note and for all other purposes whatsoever, whether or not such Note is overdue, and none of the Issuers, the Trustee, the Paying Agent or the Registrar shall be affected by notice to the contrary.
(iv)All Notes issued upon any transfer or exchange pursuant to the terms of this Indenture shall evidence the same debt and shall be entitled to the same benefits under this Indenture as the Notes surrendered upon such transfer or exchange.
(i)No Obligation of the Trustee.
(i)The Trustee shall have no responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in the Depository or any other Person with respect to the accuracy of the records of the Depository or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than the Depository) of any notice (including any notice of redemption or repurchase) or the payment of any amount, under or with respect to such Notes. All notices and communications to be given to the holders and all payments to be made to the holders under the Notes shall be given or made only to the registered holders (which shall be the Depository or its nominee in the case of a Global Note). The rights of beneficial owners in any Global Note shall be exercised only through the Depository subject to the applicable rules and procedures of the Depository. The Trustee may rely and shall be fully protected in relying upon information furnished by the Depository with respect to its members, participants and any beneficial owners.
Appendix A - Page 9

(ii)The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Depository participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

Appendix A - Page 10

Schedule I
Agreed Guarantee Principles
[See attached.]

Schedule I- Page 1

EXHIBIT A
[FORM OF FACE OF NOTE]
[Global Notes Legend]
UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE ISSUERS OR THEIR AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.
TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO DTC, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.
[Restricted Notes Legend for Notes Offered in Reliance on Regulation S]
BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.
[Restricted Notes Legend]
THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT, OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION. THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS, IN THE CASE OF RULE 144A NOTES, ONE YEAR AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF, THE ORIGINAL ISSUE DATE OF THE ISSUANCE OF ANY ADDITIONAL NOTES AND THE LAST DATE ON WHICH THE ISSUERS OR ANY AFFILIATE OF THE ISSUERS WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY), OR, IN THE CASE OF REGULATION S NOTES, 40 DAYS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE DATE ON WHICH THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY) WAS FIRST OFFERED TO PERSONS OTHER THAN DISTRIBUTORS (AS DEFINED IN RULE 902 OF REGULATION S) IN RELIANCE ON REGULATION S, ONLY (A) TO THE ISSUERS OR ANY SUBSIDIARY THEREOF, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND
Exhibit A - Page 1

SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, OR (E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE ISSUER’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSES (D) OR (E) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/ OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE.
[Definitive Notes Legend]
IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.
Exhibit A - Page 2

[FORM OF INITIAL NOTE]
GENMAB A/S
GENMAB FINANCE LLC

No. [ ]	[144A CUSIP No. 37230J AB8
144A ISIN No. US37230JAB89]

[REG S CUSIP No. K3968J AB6
REG S ISIN No. USK3968JAB63]

$[ ]
7.250% Senior Note due 2033
The Issuers promise to pay to Cede & Co., or registered assigns, the principal sum set forth on the Schedule of Increases or Decreases in Global Note attached hereto on December 15, 2033.
Interest Payment Dates: June 15 and December 15, commencing June 15, 2026.
Record Dates: June 1 and December 1
Additional provisions of this Note are set forth on the other side of this Note.

*/	If the Note is to be issued in global form, add the Global Notes Legend and the attachment from Exhibit A captioned “TO BE ATTACHED TO GLOBAL NOTES - SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE.”

Exhibit A - Page 3

This Note is one of the Notes referred to in the within-mentioned Indenture.
IN WITNESS WHEREOF, the parties have caused this instrument to be duly executed.

GENMAB A/S

By:
Name:
Title:

By:
Name:
Title:

By:
Name:
Title:

GENMAB FINANCE LLC

By:
Name:
Title:

Dated:

Exhibit A - Page 4

TRUSTEE CERTIFICATE OF AUTHENTICATION

This Note is one of the Notes referred to in the within-mentioned Indenture.

Dated:

WILMINGTON TRUST, NATIONAL ASSOCIATION

By:
Authorized Signatory

Exhibit A - Page 5

Exhibit A - Page 6

[FORM OF REVERSE SIDE OF INITIAL NOTE]
7.250% Senior Note Due 2033
1. Interest
The Issuers promise to pay interest on the principal amount of this Note at the rate per annum shown above. The Issuers shall pay interest semiannually on June 15 and December 15 of each year (each an “Interest Payment Date”), commencing June 15, 2026. Interest on the Notes shall accrue from the most recent date to which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, from December 3, 2025, until the principal hereof is due. Interest shall be computed on the basis of a 360-day year comprised of twelve 30-day months. The Issuers shall pay interest on overdue principal at the rate borne by the Notes, and they shall pay interest on overdue installments of interest at the same rate to the extent lawful.
2. Method of Payment
The Issuers shall pay interest on the Notes (except defaulted interest) to the Persons who are registered holders at the close of business on June 1 or December 1 (each a “Record Date”) immediately preceding the Interest Payment Date even if Notes are canceled after the Record Date and on or before the Interest Payment Date (whether or not a Business Day). Holders must surrender Notes to the Paying Agent to collect principal payments. The Issuers shall pay principal, premium, if any, and interest in money of the United States of America that at the time of payment is legal tender for payment of public and private debts. Payments in respect of the Notes represented by a Global Note (including principal, premium, if any, and interest) shall be made by wire transfer of immediately available funds to the accounts specified by The Depository Trust Company or any successor depository. The Issuers shall make all payments in respect of a certificated Note (including principal, premium, if any, and interest) at the office of the Paying Agent, except that, at the option of the Issuers, payment of interest may be made by mailing a check to the registered address of each holder thereof; provided, however, that payments on the Notes may also be made, in the case of a holder of at least $1,000,000 aggregate principal amount of Notes, by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such holder elects payment by wire transfer by giving written notice to the Trustee or Paying Agent to such effect designating such account no later than 30 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion).
3. Paying Agent and Registrar
Initially, Wilmington Trust, National Association, as trustee under the Indenture (the “Trustee”), will act as Paying Agent and Registrar. The Issuers may remove any Registrar or Paying Agent upon written notice to such Registrar or Paying Agent and to the Trustee; provided, however, that no such removal shall become effective until (i) if applicable, acceptance of an appointment by a successor Registrar or Paying Agent, as the case may be, as evidenced by an appropriate agreement entered into by the Issuers and such successor Registrar or Paying Agent, as the case may be, and delivered to the Trustee or (ii) notification to the Trustee that the Trustee shall serve as Registrar or Paying Agent until the appointment of a successor in accordance with clause (i) above. The U.S. Co-Issuer, so long as it is organized in the United States, or any of the Subsidiaries of the Company organized in the United States may act as Paying Agent or Registrar.
4. Indenture
The Issuers issued the Notes under an Indenture, dated as of December 3, 2025 (the “Indenture”), by and among the Issuers, the Guarantors and the Trustee. Capitalized terms used herein are used as defined in the Indenture, unless otherwise indicated. The terms of the Notes include those stated in the Indenture. The Notes are subject to all terms and provisions of the Indenture, and the holders (as defined in the Indenture) are referred to the Indenture for a statement of such terms and provisions. If and to the extent that any provision of the Notes limits, qualifies or conflicts with a provision of the Indenture, such provision of the Indenture shall control.
Exhibit A - Page 7

The Notes are the unsubordinated obligations of the Issuers and Guarantors to the extent set forth in the Indenture. This Note is one of the Initial Notes referred to in the Indenture. The Notes include the Initial Notes and any Additional Notes. The Initial Notes and any Additional Notes shall be treated as a single class of securities for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase; provided that if the Additional Notes are not fungible with the Initial Notes for U.S. federal income tax purposes, the Additional Notes will have a separate CUSIP number, if applicable. The Indenture imposes certain limitations on the ability of the Company and its Restricted Subsidiaries to, among other things, make certain Investments and other Restricted Payments, Incur Indebtedness, enter into consensual restrictions upon the payment of certain dividends and distributions, enter into or permit certain transactions with Affiliates, create or Incur Liens and make Asset Sales. The Indenture also imposes limitations on the ability of the Issuers and each Guarantor to consolidate or merge with or into any other Person or convey, transfer or lease all or substantially all of its property.
The Guarantors (including each Restricted Subsidiary of the Company that is required to guarantee the Guaranteed Obligations pursuant to Section 4.11 of the Indenture) shall jointly and severally guarantee the Guaranteed Obligations pursuant to the terms of the Indenture.
5. Redemption
On or after December 15, 2028, the Issuers may redeem the Notes at their option, in whole at any time or in part from time to time, upon not less than 10 days’ nor more than 60 days’ prior notice mailed by the Issuers by first-class mail, or delivered electronically if the Notes are held by DTC, to each holder’s registered address with a copy to the Trustee, at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest, if any, to, but excluding, the redemption date (subject to the right of holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date), if redeemed during the 12-month period commencing on December 15 of the years set forth below:

Period	Redemption Price
2028	103.625%
2029	101.813%
2030 and thereafter	100.000%

In addition, prior to December 15, 2028, the Issuers may redeem the Notes at their option, in whole at any time or in part from time to time, upon not less than 10 days’ nor more than 60 days’ prior notice mailed by the Issuers by first-class mail, or delivered electronically if the Notes are held by DTC, to each holder’s registered address with a copy to the Trustee, at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, but excluding, the applicable redemption date (subject to the right of holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date).
Notwithstanding the foregoing, at any time and from time to time on or prior to December 15, 2028, the Issuers may redeem in the aggregate up to 40% of the original aggregate principal amount of the Notes (calculated after giving effect to any issuance of Additional Notes) with the net cash proceeds of one or more Equity Offerings by the Company at a redemption price of 107.250% of the principal amount of the Notes, plus accrued and unpaid interest, if any, to, but excluding, the redemption date (subject to the right of holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date); provided, however, that at least 50% of the original aggregate principal amount of the Notes (calculated after giving effect to any issuance of Additional Notes) must remain outstanding after each such redemption; provided, further, that such redemption shall occur within 180 days after the date on which any such Equity Offering is consummated, in any such case upon not less than 10 days’ nor more than 60 days’ prior notice mailed, or delivered electronically if the Notes are held by DTC, by the Issuers to
Exhibit A - Page 8

each holder of Notes with a copy to the Trustee and otherwise in accordance with the procedures set forth in the Indenture.
Notice of any redemption upon any Equity Offering may be given prior to the completion thereof. In addition, any redemption described above or notice thereof may, at the Issuers’ discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering in the case of a redemption upon completion of an Equity Offering. The Issuers may provide in such notice that payment of the redemption price and the performance of the Issuers’ obligations with respect to such redemption may be performed by another Person.
If holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in a Change of Control Offer and the Issuers, or any third party making a Change of Control Offer in lieu of the Issuers as described above, purchase all of the Notes validly tendered and not withdrawn by such holders in accordance with Section 4.08 of the Indenture, the Issuers or such third party will have the right, upon not less than 10 days’ nor more than 60 days’ prior notice (provided that such notice was given not more than 30 days following such purchase pursuant to the Change of Control Offer described above), to redeem all Notes that remain outstanding following such purchase at a price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest to, but excluding, the date of redemption.
The Issuers may, at their option, redeem, upon not less than 10 days’ nor more than 60 days’ prior notice mailed by the Issuers by first-class mail, or delivered electronically if the Notes are held by DTC, to each holder’s registered address with a copy to the Trustee, all (but not less than all) of the Notes then outstanding, at 100% of the principal amount of the Notes, plus accrued and unpaid interest to, but excluding, the applicable redemption date (subject to the right of the holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date), and all Additional Amounts, if any, then due and which shall become due on the applicable redemption date as a result of the redemption or otherwise if, as a result of any change in, or amendment to, the laws or treaties (or any regulations or rulings of the Relevant Taxing Jurisdiction promulgated under such laws or treaties) of a Relevant Taxing Jurisdiction, or the official interpretation, administration or application thereof (including by virtue of a holding, judgment or order by a court of competent jurisdiction), which change or amendment is first publicly announced and becomes effective on or after the Issue Date (or, if the Relevant Taxing Jurisdiction became a Relevant Taxing Jurisdiction on a date after the Issue Date, after such later date) (each of the foregoing changes or amendments, a “Change in Tax Law”), any Issuer is, or on the next interest payment date in respect of the Notes would be, required to pay any Additional Amounts, and such obligation to pay Additional Amounts cannot be avoided by taking commercially reasonable measures available to such Issuer (including, for the avoidance of doubt, the appointment of a new paying agent); provided that changing any Issuer’s, Guarantors’ and/or any of their Affiliates’ jurisdiction of incorporation shall not qualify as a commercially reasonable measure for purposes of this paragraph. Notwithstanding the foregoing, no such notice of redemption will be given (a) earlier than 90 days prior to the earliest date on which such Issuer would be obligated to pay such Additional Amounts as a result of a Change in Tax Law and (b) unless, at the time such notice is given, such obligation to pay Additional Amounts remains in effect. Prior to any redemption of Notes pursuant to this paragraph, the Company shall deliver to the Trustee, (i) an Officer’s Certificate stating that such Issuer cannot avoid the payment of Additional Amounts by taking reasonable measures and setting forth a statement of facts showing that the conditions precedent to the right of redemption have occurred and (ii) an opinion of independent tax counsel of recognized standing qualified under the laws of the applicable Relevant Taxing Jurisdiction to the effect that as a result of a Change in Tax Law, such Issuer has or will become obligated to pay Additional Amounts (which opinion, for the avoidance of doubt, shall not be required to include an opinion as to whether commercially reasonable efforts could have been undertaken by such Issuer to avoid the otherwise applicable obligation to pay Additional Amounts). The Trustee shall be entitled to rely on such Officer’s Certificate and Opinion of Counsel as sufficient evidence of the satisfaction of the conditions precedent described above, without further inquiry, in which event it will be conclusive and binding on the holders.
6. [Intentionally Omitted]
7. Mandatory Redemption
Except as set forth in Section 3.09 of the Indenture, the Issuers will not be required to make any mandatory redemption or sinking fund payments with respect to the Notes.
Exhibit A - Page 9

8. Notice of Redemption
Notices of redemption will be mailed (or caused to be mailed) by first-class mail, or delivered electronically if the Notes are held by DTC, at least 10 days (or, in the case of a notice of redemption in connection with a Change of Control or Asset Sale Offer, at least 30 days) but not more than 60 days before the redemption date, in each case, to each holder of Notes to be redeemed at its registered address (with a copy to the Trustee), except that redemption notices may be mailed or otherwise delivered more than 60 days prior to the redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture pursuant to Article VIII thereof. On and after the redemption date, interest shall cease to accrue on Notes or portions thereof called for redemption so long as the Issuers have deposited with the Paying Agent (or, if the Company or a Subsidiary thereof is the Paying Agent, shall have segregated and held in trust) funds sufficient to pay the principal of, plus accrued and unpaid interest on, the Notes or portions thereof to be redeemed.
9. Repurchase of Notes at the Option of the Holders upon Change of Control and Asset Sales
Upon the occurrence of a Change of Control, subject to certain conditions specified in the Indenture, the Issuers will make an offer to repurchase all or any part of such holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the date of repurchase (subject to the right of the holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date), as provided in, and subject to the terms of, the Indenture. In accordance with Section 4.06 of the Indenture, the Issuers may be required to offer to purchase Notes with the Net Proceeds of certain Asset Sales.
10. [Intentionally Omitted]
11. Denominations; Transfer; Exchange
The Notes are in registered form, without coupons, in denominations of $200,000 principal amount and integral multiples of $1,000 in excess thereof. A holder shall register the transfer of or exchange of the Notes in accordance with the Indenture. Upon any registration of transfer or exchange, the Registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuers may require a holder to pay any taxes required by law and permitted by the Indenture. The Issuers shall not be required to make, and the Registrar need not register, transfers or exchanges of any Notes selected for redemption (except, in the case of a Note to be redeemed in part, the portion thereof not to be redeemed) or of any Notes for a period of 15 days before the mailing of a notice of redemption of Notes to be redeemed.
12. Persons Deemed Owners
The registered holder of this Note shall be treated as the owner of it for all purposes.
13. Unclaimed Money
Subject to any applicable abandoned property law, the Trustee and each Paying Agent shall pay to the Issuers upon written request any money held by them for the payment of principal or interest that remains unclaimed for two years, and, thereafter, holders entitled to the money must look to the Issuers for payment as general creditors, and the Trustee and each Paying Agent shall have no further liability with respect to such monies.
14. Discharge and Defeasance
Subject to certain conditions, the Issuers at any time may terminate some of or all their obligations under the Notes and the Indenture if the Issuers deposit with the Trustee cash in U.S. dollars or U.S. Government Obligations sufficient to pay the principal of and premium (if any) and interest on the Notes when due at maturity or redemption, as the case may be.
Exhibit A - Page 10

15. Amendment; Waiver
Subject to certain exceptions set forth in the Indenture, (i) the Indenture, the Notes and the Guarantees may be amended with the consent of the holders of a majority in principal amount of the Notes then outstanding and (ii) any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding.
The Issuers and the Trustee may amend the Indenture, the Notes or the Guarantees, in each case without the consent of any holder (i) to cure any ambiguity, omission, mistake, defect or inconsistency; (ii) to provide for the assumption by a Successor Company (with respect to an Issuer) of the obligations of such Issuer under the Indenture and the Notes; (iii) to provide for the assumption by a Successor Person (with respect to any Guarantor) of the obligations of a Guarantor under the Indenture and its Guarantee; (iv) to provide for uncertificated Notes in addition to or in place of certificated Notes, provided, however, that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code; (v) to add a Guarantee with respect to the Notes; (vi) to release a Guarantee as permitted by the Indenture; (vii) to secure the Notes as permitted by the Indenture; (viii) to add to the covenants of the Issuers for the benefit of the holders or to surrender any right or power conferred upon the Issuers; (ix) to include additional parallel debt provisions; (x) to make any change that does not adversely affect the rights of any holder in any material respect; (xi) to conform the text of the Indenture, the Guarantees or the Notes to any provision of the “Description of the Unsecured Notes” in the Offering Memorandum to the extent that such provision was intended by the Company to be a verbatim recitation of a provision in the Indenture, the Guarantees or the Notes, as stated in an Officer’s Certificate of the Issuers; or (xii) to make changes to the Indenture to provide for the issuance of Additional Notes.
16. Defaults and Remedies
If an Event of Default (other than an Event of Default specified in Section 6.01(f) or (g) of the Indenture with respect to an Issuer) occurs and is continuing, the Trustee by notice to the Issuers or the holders of at least 30% in principal amount of outstanding Notes by notice to the Issuers (with a copy to the Trustee) may declare the principal of, premium, if any, and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default specified in Section 6.01(f) or (g) of the Indenture with respect to an Issuer occurs, the principal of, premium, if any, and interest on all the Notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any holders. The holders of a majority in principal amount of outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences if:
(a) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely by the declaration of acceleration, have been cured or waived; and
(b) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction.
If an Event of Default occurs and is continuing, the Trustee shall be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders, unless such holders have offered to the Trustee indemnity or security satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder may pursue any remedy with respect to the Indenture or the Notes unless (i) such holder has previously given the Trustee written notice that an Event of Default is continuing, (ii) holders of at least 30% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy, (iii) such holders have offered, and if requested, provided, the Trustee security or indemnity satisfactory to it against any loss, liability or expense, (iv) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity, and (v) the holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period. The holders of a majority in principal amount of outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture, as applicable, or that the Trustee determines is unduly prejudicial to the rights of any other holder (it being understood that the Trustee has no affirmative duty to ascertain whether or not any such
Exhibit A - Page 11

directions are unduly prejudicial to any other holder) or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee shall be entitled to security or indemnification satisfactory to it against all losses and expenses caused by taking or not taking such action.
17. Trustee Dealings with the Issuers
The Trustee, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with the Issuers or their Affiliates with the same rights it would have if it were not Trustee.
18. No Recourse Against Others
No director, officer, employee, manager or incorporator of any Issuer or Guarantor and no holder of any Equity Interests in any Issuer or Guarantor, as such, will have any liability for any obligations of an Issuer or any Guarantor under the Notes, the Indenture or the Guarantees, as applicable, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability.
19. Authentication
This Note shall not be valid until an authorized signatory of the Trustee (or an authenticating agent) manually signs the certificate of authentication on the other side of this Note.
20. Governing Law
THIS SECURITY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
21. CUSIP Numbers; ISINs
The Issuers have caused CUSIP numbers and ISINs to be printed on the Notes and have directed the Trustee to use CUSIP numbers and ISINs in notices of redemption as a convenience to the holders. No representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers printed thereon.
The Issuers will furnish to any holder of Notes upon written request and without charge to the holder a copy of the Indenture which has in it the text of this Note.
Exhibit A - Page 12

ASSIGNMENT FORM
To assign this Note, fill in the form below:
I or we assign and transfer this Note to:
(Print or type assignee’s name, address and zip code)
(Insert assignee’s soc. sec. or tax I.D. No.)
and irrevocably appoint agent to transfer this Note on the books of the Issuers. The agent may substitute another to act for him.

Date:	Your Signature:

Sign exactly as your name appears on the other side of this Note.

Signature Guarantee:

Date:
Signature must be guaranteed by a participant in a recognized signature guaranty medallion program or other signature guarantor program reasonably acceptable to the Trustee.	Signature of Signature Guarantee

Exhibit A - Page 13

CERTIFICATE TO BE DELIVERED UPON EXCHANGE OR
REGISTRATION OF TRANSFER OF RESTRICTED NOTE
This certificate relates to $_________ principal amount of Notes held in (check applicable space) ____ book-entry or _____ definitive form by the undersigned.
The undersigned (check one box below):

☐	has requested the Trustee by written order to deliver in exchange for its beneficial interest in the Global Note held by the Depository a Note or Notes in definitive, registered form of authorized denominations and an aggregate principal amount equal to its beneficial interest in such Global Note (or the portion thereof indicated above);

☐	has requested the Trustee by written order to exchange or register the transfer of a Note or Notes.
In connection with any transfer of any of the Notes evidenced by this certificate occurring while this Note is still a Transfer Restricted Definitive Note or a Transfer Restricted Global Note, the undersigned confirms that such Notes are being transferred in accordance with its terms:
CHECK ONE BOX BELOW

(1)	☐	to the Issuers; or

(2)	☐	to the Registrar for registration in the name of the holder, without transfer; or

(3)	☐	pursuant to an effective registration statement under the Securities Act of 1933; or

(4)	☐	inside the United States to a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933) that purchases for its own account or for the account of a qualified institutional buyer to whom notice is given that such transfer is being made in reliance on Rule 144A, in each case pursuant to and in compliance with Rule 144A under the Securities Act of 1933 and in accordance with all applicable securities laws of any state of the United States or any other jurisdiction; or

(5)	☐	outside the United States in an offshore transaction within the meaning of Regulation S under the Securities Act in compliance with Rule 903 or Rule 904 (or Rule 144 if available) under the Securities Act of 1933 and such Note shall be held immediately after the transfer through Euroclear or Clearstream until the expiration of the Restricted Period (as defined in the Indenture); or

(6)	☐	pursuant to another available exemption from registration provided by Rule 144 under the Securities Act of 1933.

Unless one of the boxes is checked, the Trustee will refuse to register any of the Notes evidenced by this certificate in the name of any Person other than the registered holder thereof; provided, however, that if box (5) or (6) is checked, the Issuers or the Trustee may require, prior to registering any such transfer of the Notes, such legal opinions, certifications and other information as the Issuers or the Trustee have reasonably requested to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933.

Date:	Your Signature:
Sign exactly as your name appears on the other side of this Note.

Exhibit A - Page 14

Signature Guarantee:
Date:
Signature must be guaranteed by a participant in a recognized signature guaranty medallion program or other signature guarantor program reasonably acceptable to the Trustee.	Signature of Signature Guarantee

TO BE COMPLETED BY PURCHASER IF (4) ABOVE IS CHECKED.
The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuers as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Date:
NOTICE: To be executed by an executive officer

Exhibit A - Page 15

[TO BE ATTACHED TO GLOBAL NOTES]
SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE
The initial principal amount of this Global Note is $______________. The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Notes Custodian

OPTION OF HOLDER TO ELECT PURCHASE
If you want to elect to have this Note purchased by the Issuers pursuant to Section 4.06 (Asset Sale) or 4.08 (Change of Control) of the Indenture, check the box:
Asset Sale ☐ Change of Control ☐
If you want to elect to have only part of this Note purchased by the Issuers pursuant to Section 4.06 (Asset Sale) or 4.08 (Change of Control) of the Indenture, state the amount ($200,000 or any integral multiple of $1,000 in excess thereof):

$
Date:	Your Signature:
(Sign exactly as your name appears on
the other side of this Note)

Signature Guarantee:
Signature must be guaranteed by a participant in a recognized signature guaranty medallion program or other signature guarantor program reasonably acceptable to the Trustee.

Exhibit A - Page 16

EXHIBIT B
[FORM OF] SUPPLEMENTAL INDENTURE1
        SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of [ ], among [GUARANTOR] (the “New Guarantor”), GENMAB A/S (the “Company”), GENMAB FINANCE LLC (the “U.S. Co-Issuer” and, together with the Company and any successors thereto, the “Issuers”), and Wilmington Trust, National Association, as trustee under the Indenture referred to below (the “Trustee”).
W I T N E S S E T H :
        WHEREAS the Issuers and the Trustee have heretofore executed an indenture, dated as of December 3, 2025 (as amended, supplemented or otherwise modified, the “Indenture”), providing for the issuance of the Issuers’ 7.250% Senior Notes due 2033 (the “Notes”), initially in the aggregate principal amount of $1,000,000,000;
        WHEREAS Sections 4.11 and 12.07 of the Indenture provide that under certain circumstances the Issuers are required to cause the New Guarantor to execute and deliver to the Trustee a supplemental indenture pursuant to which the New Guarantor shall guarantee the Guaranteed Obligations; and
        WHEREAS pursuant to Section 9.01(a)(v) of the Indenture, the Trustee and the Issuers are authorized to execute and deliver this Supplemental Indenture;
        NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Guarantor, the Issuers and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the Notes as follows:
    1.     Defined Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular Section hereof.
    2.     Agreement to Guarantee. The New Guarantor hereby, jointly and severally with all existing Guarantors (if any), guarantees the Guaranteed Obligations on the terms and subject to the conditions set forth in Article XII of the Indenture and agrees to be bound by all other applicable provisions of the Indenture and the Notes and to perform all of the obligations and agreements of a Guarantor under the Indenture.
    3.     Notices. All notices or other communications to the New Guarantor shall be given to the Issuers as provided in Section 13.01 of the Indenture.
    4.     Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.
    5.     Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
    6.     Trustee Makes No Representation. The Trustee accepts the amendments of the Indenture effected by this Supplemental Indenture on the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee. Without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Issuers, or for or with
1In the case of any New Guarantor organized outside of the United States, local law provisions consistent with the Agreed Guarantee Principles may be included.
Exhibit B - Page 1

respect to (i) the validity or sufficiency of this Supplemental Indenture or any of the terms or provisions hereof, (ii) the proper authorization hereof by the Issuers and the New Guarantor, in each case, by action or otherwise, (iii) the due execution hereof by the Issuers and the New Guarantor or (iv) the consequences of any amendment herein provided for, and the Trustee makes no representation with respect to any such matters.
    7.     Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. Any signature to this Supplemental Indenture may be delivered by electronic mail (including .pdf) or any electronic signature complying with the U.S. Federal ESIGN Act of 2000 or the New York Electronic Signature and Records Act or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes to the fullest extent permitted by applicable law; provided that notwithstanding anything herein to the contrary, the Trustee is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Trustee pursuant to procedures approved by the Trustee. For the avoidance of doubt, the foregoing also applies to any amendment hereto. Each of the parties represents and warrants to the other parties that it has the corporate capacity and authority to execute this Supplemental Indenture through electronic means and there are no restrictions for doing so in that party’s constitutive documents.
    8.     Effect of Headings. The Section headings of this Supplemental Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions here.
9.     Limitations. [Include any additional local limitation language required by the New Guarantor and reasonably acceptable to the Trustee]
[Remainder of page intentionally left blank.]

Exhibit B - Page 2

IN WITNESS WHEREOF, the parties have caused this Supplemental Indenture to be duly executed as of the date first written above.

GENMAB A/S, as an Issuer

By:
Name:
Title:

By:
Name:
Title:

By:
Name:
Title:

GENMAB FINANCE LLC, as an Issuer

By:
Name:
Title:

[NEW GUARANTOR], as a Guarantor

By:
Name:
Title:

Exhibit B - Page 3

WILMINGTON TRUST, NATIONAL ASSOCIATION, not in its individual capacity, but solely as Trustee

By:
Name:
Title:

Exhibit B - Page 4